     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           KING PHARMACEUTICALS, INC.
             (exact name of registrant as specified in its charter)

             TENNESSEE                              2834                              54-1684963
   (State or other jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)            Identification Number)

                           KING PHARMACEUTICALS, INC.
                                501 FIFTH STREET
                            BRISTOL, TENNESSEE 37620
                                 (423) 989-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------
                                JOHN M. GREGORY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           KING PHARMACEUTICALS, INC.
                                501 FIFTH STREET
                            BRISTOL, TENNESSEE 37620
                                 (423) 989-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------
                                WITH COPIES TO:

   CHARLES E. H. LUEDDE, ESQ.            JOHN A. A. BELLAMY, ESQ.               LINDA M. CROUCH, ESQ.
GREENSFELDER, HEMKER & GALE, P.C.       KING PHARMACEUTICALS, INC.           BAKER, DONELSON, BEARMAN &
        10 SOUTH BROADWAY                    501 FIFTH STREET                         CALDWELL
       ST. LOUIS, MO 63102                   BRISTOL, TN 37620             207 MOCKINGBIRD LANE, SUITE 300
         (314) 241-9090                       (423) 989-8000                   JOHNSON CITY, TN 37604
                                                                                   (423) 928-0181

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO BE         OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTERED(1)           PER UNIT(2)       OFFERING PRICE(2)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, including
  Preferred Stock Purchase Rights........    73,715,875 shares           $33.18           $2,298,460,983          $606,793
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Represents the approximate maximum number of shares issuable upon consummation of the merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of Jones Pharma Incorporated common stock at the merger's effective time.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Section 6(b) of the Securities Act of 1933, and Rule 457(f)(1) and 457(c) thereunder on the basis of 73,715,875, the anticipated maximum number of Jones shares that may be exchanged pursuant to the merger, multiplied by $33.18, the average of the high and low sales prices of King common stock as reported by the NYSE on July 27, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(KING PHARMACEUTICALS LOGO)                                          (JONESLOGO)

Dear Shareholders of King and Jones:

     The boards of directors of King Pharmaceuticals, Inc. and Jones Pharma Incorporated have approved a merger designed to create a larger emerging specialty pharmaceutical company. We believe the combined company will be able to create substantially more shareholder value than could be achieved by either company individually.

     The King shareholders are cordially invited to attend the special meeting of shareholders of King Pharmaceuticals, Inc. to be held on
August   , 2000 at 10:00 a.m., Eastern Daylight Time, New York, New York at
               . At this meeting you will be asked to approve the issuance of shares of King common stock to Jones shareholders in connection with the proposed merger of a wholly owned subsidiary of King into Jones.

     The Jones shareholders are cordially invited to the special meeting of
shareholders of Jones Pharma Incorporated to be held on                , August
  , 2000 at 10:00 a.m. Eastern Daylight Time, at                , New York, New
York. At this meeting, the Jones shareholders will be asked to vote upon the proposal to merge a wholly owned subsidiary of King into Jones.

     If we complete the merger, holders of Jones common stock will receive shares of King common stock in exchange for their Jones shares. The exchange will be tax-free to Jones shareholders. Jones shareholders will be entitled to receive 1.125 shares of King common stock in exchange for each share of Jones common stock.

     Jones may elect not to proceed with the transaction if the average trading price of King common stock falls below $29.33 per share, unless King elects to increase the exchange ratio to a number equal to $33.00 per share divided by the average trading price per share of King common stock. The average trading price per share will be the average sales price per share of King common stock as reported on the New York Stock Exchange determined over a 20 consecutive trading day period ending on the 6th trading day immediately preceding the Jones shareholders meeting. Based on the closing price of King common stock on
                         , 2000, the merger values each share of Jones common
stock at $          .

     You should consider the matters discussed under the section entitled "Risk Factors" on page 18 of the enclosed joint proxy statement/prospectus.

     King will issue approximately 74.0 million shares of its common stock to Jones shareholders in the merger. These shares will represent approximately 44.5% of the outstanding King common stock after the merger.

     The board of directors of King recommends that King shareholders approve the issuance of shares. The board of directors of Jones recommends that Jones shareholders approve and adopt the merger agreement and approve the merger. We cannot complete the merger unless the holders of a majority of the shares of King represented in person or by proxy at the special meeting of shareholders approve the issuance of shares (provided a quorum is present) and unless the holders of a majority of the outstanding shares of Jones common stock vote to approve and adopt the merger agreement and approve the merger. As the merger requires the approval of a majority of the outstanding shares of Jones common stock, the effect of Jones shareholders not voting is the same as voting against the transaction.

     Whether or not you plan to attend the special meeting of the shareholders of your company, please be sure to sign, date and mail the enclosed proxy in the postage-paid envelope as promptly as possible. Shareholders whose shares of King or Jones are held by their bank or broker may vote by proxy or take the opportunity to vote electronically by telephone or via the internet. Your vote is important regardless of the number of shares you own.

/S/ JOHN M. GREGORY                           /S/ DENNIS M. JONES
John M. Gregory                               Dennis M. Jones
Chairman of the Board                         Chairman of the Board
and Chief Executive Officer                   and Chief Executive Officer
King Pharmaceuticals, Inc.                    Jones Pharma Incorporated

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF KING COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

     This joint proxy statement/prospectus is dated August   , 2000 and first
being mailed to shareholders on August   , 2000.

                   [Alternate Letter to HOLDRs participants]

(KING PHARMACEUTICALS LOGO)                                          (JONESLOGO)

Dear Participants holding interests in the Pharmaceutical HOLDRs Trust:

     The boards of directors of King Pharmaceuticals, Inc. and Jones Pharma Incorporated have approved a merger designed to create a larger emerging specialty pharmaceutical company. We believe the combined company will be able to create substantially more shareholder value than could be achieved by either company individually.

     As a holder of shares in the Pharmaceutical HOLDRs Trust (AMEX:PPH), you are an indirect owner of shares of the common stock of both King and Jones. The ballot accompanying this joint proxy statement/prospectus relates to your interest in Jones common stock. You will receive a ballot relating to your interest in King common stock in a separate mailing.

     The King shareholders are cordially invited to attend the special meeting
of shareholders of King Pharmaceuticals, Inc. to be held on                    ,
2000 at 10:00 a.m., Eastern Daylight Time,                , Kingsport,
Tennessee. At this meeting you will be asked to approve the issuance of shares of King common stock to Jones shareholders in connection with the proposed merger of a wholly owned subsidiary of King into Jones.

     The Jones shareholders are cordially invited to the special meeting of
shareholders of Jones Pharma Incorporated to be held on                ,     ,
2000 at 10:00 a.m. Eastern Daylight Time, at                , New York, New
York. At this meeting, the Jones shareholders will be asked to vote upon the proposal to merge a wholly owned subsidiary of King into Jones.

     If we complete the merger, holders of Jones common stock will receive shares of King common stock in exchange for their Jones shares. The exchange will be tax-free to Jones shareholders. Jones shareholders will be entitled to receive 1.125 shares of King common stock in exchange for each share of Jones common stock.

     Jones may elect not to proceed with the transaction if the average trading price of King common stock falls below $29.33 per share, unless King elects to increase the exchange ratio to a number equal to $33.00 per share divided by the average trading price per share of King common stock. The average trading price per share will be the average sales price per share of King common stock as reported on the New York Stock Exchange determined over a 20 consecutive trading day period ending on the 6th trading day immediately preceding the Jones shareholders meeting. Based on the closing price of King common stock on
                         , 2000, the merger values each share of Jones common
stock at $          .

     You should consider the matters discussed under the section entitled "Risk Factors" on page 18 of the enclosed joint proxy statement/prospectus.

     King will issue approximately 74.0 million shares of its common stock to Jones shareholders in the merger. These shares will represent approximately 44.5% of the outstanding King common stock after the merger.

     The board of directors of King recommends that King shareholders approve the issuance of shares. The board of directors of Jones recommends that Jones shareholders approve and adopt the merger agreement and approve the merger. We cannot complete the merger unless the holders of a majority of the shares of King represented in person or by proxy at the special meeting of shareholders approve the issuance of shares (provided a quorum is present) and unless the holders of a majority of the outstanding shares of Jones common stock vote to approve and adopt the merger agreement and approve the merger. As the merger requires the approval of a majority of the outstanding shares of Jones common stock, the effect of Jones shareholders not voting is the same as voting against the transaction.

/S/ JOHN M. GREGORY                           /S/ DENNIS M. JONES
John M. Gregory                               Dennis M. Jones
Chairman of the Board                         Chairman of the Board
and Chief Executive Officer                   and Chief Executive Officer
King Pharmaceuticals, Inc.                    Jones Pharma Incorporated

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF KING COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

     This joint proxy statement/prospectus is dated August   , 2000 and first
being mailed to shareholders on August   , 2000.

                           KING PHARMACEUTICALS, INC.
                                501 FIFTH STREET
                            BRISTOL, TENNESSEE 37620
                             PHONE: (423) 989-8002

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time:
  10:00 a.m., Eastern Daylight Time

  Date:
                 ,     , 2000

Place:
  Kingsport, Tennessee

Purpose:

     To approve the issuance of shares of common stock of King in connection with the merger of a wholly owned subsidiary into Jones Pharma Incorporated, as described in more detail in the accompanying joint proxy statement/prospectus and to consider and act upon such other proposals as may properly be brought before the meeting.

     Only shareholders of record on the close of business on July 31, 2000 may vote at the meeting. Only shareholders or their proxy holders and King guests may attend the meeting.

     Your vote is important. Please complete, date, sign and return your proxy card, which is solicited by the board of directors of King, in the enclosed envelope promptly.

By Order of the Board of Directors

/S/ JOHN M. GREGORY
John M. Gregory
Chairman of the Board
and Chief Executive Officer

Bristol, Tennessee
August   , 2000

                           JONES PHARMA INCORPORATED
                                1945 CRAIG ROAD
                           ST. LOUIS, MISSOURI 63146
                             PHONE: (314) 576-6100

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time:
    10:00 a.m., Eastern Daylight Time

Date:
            ,        , 2000

Place:
  New York, New York

Purpose:

     To approve and adopt the merger agreement and approve the merger with a wholly owned subsidiary of King Pharmaceuticals, Inc., as described in more detail in the accompanying joint proxy statement/prospectus and to consider and act upon such other proposals as may properly be brought before the meeting.

     Only shareholders of record on the close of business on July 31, 2000 may vote at the meeting. Only shareholders or their proxy holders and Jones guests may attend the meeting.

     Your vote is important. Please complete, date, sign and return your proxy card, which is solicited by the board of directors of Jones, in the enclosed envelope promptly.

By Order of the Board of Directors

/S/ DENNIS M. JONES
Dennis M. Jones
Chairman of the Board
and Chief Executive Officer

St. Louis, Missouri
August   , 2000

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................     1
SUMMARY...............................     5
  The Companies.......................     5
  Summary of the Transaction..........     5
  Conditions to Completion of the
     Merger...........................     6
  Vote Required for Approval..........     7
  Termination of the Merger
     Agreement........................     9
  Payment of Termination Fee..........    10
  No Other Negotiations Involving
     Jones............................    11
RECENT DEVELOPMENTS...................    12
THE KING MEETING OF SHAREHOLDERS......    14
  Date, Time, Place and Purpose of
     King's Meeting...................    14
  Record Date and Outstanding
     Shares...........................    14
  Vote and Quorum Required............    14
  Share Ownership of Management.......    14
  Broker Non-Votes; Abstentions.......    14
  Expenses of Proxy Solicitation......    14
  Voting of Proxies...................    15
  No Dissenters' Rights...............    15
THE JONES MEETING OF SHAREHOLDERS.....    16
  Date, Time, Place and Purpose of
     Jones Meeting....................    16
  Record Date and Outstanding
     Shares...........................    16
  Vote and Quorum Required............    16
  Share Ownership of Management.......    16
  Broker Non-Votes; Abstentions.......    16
  Expenses of Proxy Solicitation......    16
  Voting of Proxies...................    17
  No Appraisal Rights.................    17
RISK FACTORS..........................    18
  Risks Relating to the Merger........    18
  Risks Relating to King's Business...    21
  Risks Relating to Jones' Business...    32
  Risks Relating to the Industry......    34
KING PHARMACEUTICALS, INC. UNAUDITED
  SELECTED PRO FORMA COMBINED
  CONDENSED FINANCIAL DATA............    36
KING SELECTED CONSOLIDATED FINANCIAL
  DATA................................    38
JONES SELECTED CONSOLIDATED FINANCIAL
  DATA................................    39
THE MERGER............................    40
  The Companies.......................    40
  Background of the Merger............    40
  Our Reasons for the Merger..........    47
  Factors Considered By, and
     Recommendation of, the Board of
     Directors of King................    48

                                        PAGE
                                        ----
  Factors Considered By, and
     Recommendation of, the Board of
     Directors of Jones...............    52
  Opinions of Financial Advisors......    52
  Interests of Jones' Directors and
     Executive Officers in the
     Merger...........................    64
  Completion and Effectiveness of the
     Merger...........................    66
  Structure of the Merger and
     Conversion of Jones Common
     Stock............................    66
  Exchange of Jones Stock Certificates
     for King Stock Certificates......    67
  Federal Income Tax Consequences of
     the Merger.......................    67
  Accounting Treatment of the
     Merger...........................    69
  Restrictions on Sales of Shares by
     Affiliates of Jones and King.....    69
  Regulatory Filings and Approvals
     Required to Complete the
     Merger...........................    70
  Listing on the NYSE of King Common
     Stock to be Issued in the
     Merger...........................    70
  Operations after the Merger.........    70
THE MERGER AGREEMENT..................    71
  Representations and Warranties......    71
  Jones' Conduct of Business Before
     the Merger's Completion..........    73
  King's Conduct of Business Before
     the Merger's Completion..........    74
  Other Agreements....................    75
  No Other Negotiations Involving
     Jones............................    76
  Treatment of Jones Stock Options....    77
  Conditions to Completion of the
     Merger...........................    78
  Termination of the Merger
     Agreement........................    79
  Payment of Termination Fee..........    81
  Extension, Waiver and Amendment of
     the Merger Agreement and
     Expenses.........................    82
  Shareholders' Voting Agreements.....    82
SHARE OWNERSHIP AFTER THE MERGER......
COMPARATIVE MARKET PRICE AND PER SHARE
  DATA................................    84
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL INFORMATION...............    87
COMPARISON OF RIGHTS OF HOLDERS OF
  KING COMMON STOCK AND JONES COMMON
  STOCK...............................    98
  Authorized Capital Stock............    98
  Removal of Directors................    99
  Conflict-of-Interest Transactions...    99
  Special Meetings of Shareholders....   100

                                        PAGE
                                        ----
  Required Vote for Authorization of
     Certain Actions..................   100
  Shareholder Proposals and
     Nominations......................   101
  Action by Written Consent...........   101
  Inspection Rights...................   101
  Amendment of Certificate of
     Incorporation or Charter and
     Bylaws...........................   102
  Voluntary Dissolution...............   103
  Indemnification.....................   103
  Business Combination Statute........   103
  Control Share Acquisition Act.......   105
  Investor Protection Act.............   105
  Authorized Corporation Protection
     Act..............................   105
  Greenmail Act.......................   106
  Dividends and Other Distributions...   107
  Dissenters' Rights..................   107

                                        PAGE
                                        ----
OTHER MATTERS.........................   107
SHAREHOLDER PROPOSALS.................   108
DOCUMENTS INCORPORATED BY REFERENCE IN
  THIS JOINT PROXY
  STATEMENT/PROSPECTUS................   108
WHERE YOU CAN FIND MORE INFORMATION...   109
STATEMENTS REGARDING FORWARD-LOOKING
  INFORMATION.........................   110
EXPERTS...............................   111
LEGAL MATTERS.........................   111
ANNEX A -- AGREEMENT AND PLAN OF
  MERGER..............................   A-1
ANNEX B -- OPINION OF CREDIT SUISSE
  FIRST BOSTON........................   B-1
ANNEX C -- OPINION OF CHASE SECURITIES
  INC. ...............................   C-1

                      REFERENCES TO ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about King and Jones from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain these documents, which are incorporated by reference in this joint proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

      KING PHARMACEUTICALS, INC.                  JONES PHARMA INCORPORATED
          INVESTOR RELATIONS                         INVESTOR RELATIONS
           501 FIFTH STREET                            1945 CRAIG ROAD
       BRISTOL, TENNESSEE 37620                   ST. LOUIS, MISSOURI 63146
            (423) 989-8023                             (800) 525-8466

     If you would like to request documents, please do so by           , 2000 in
order to receive them before the special meetings. See "Where You Can Find More
Information" beginning on page      .

                     INFORMATION ADJUSTED FOR STOCK SPLITS

     You should note that all share data, historical financial information and market prices appearing in this joint proxy statement/prospectus have been restated for all prior periods to reflect (1) in the case of King, 3 for 2 stock splits that were effective November 11, 1999 and June 21, 2000; and (2) in the case of Jones, 3 for 2 stock splits that were effective August 6, 1999 and March 1, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHO ARE THE PARTIES TO THE MERGER?

     A: There are three parties to the merger agreement:

        KING PHARMACEUTICALS, INC. King, headquartered in Bristol, Tennessee, manufactures, markets and sells branded prescription pharmaceutical products. During 1999 King derived revenues primarily from the sales of Altace(R), Lorabid(R), Fluogen(R) and Cortisporin(R).

        JONES PHARMA INCORPORATED. Jones, headquartered in St. Louis, Missouri, also manufactures, markets and sells branded prescription and critical care pharmaceutical products. During 1999, Jones derived revenues primarily from the sale of Thrombin-JMI(R), Levoxyl(R), Cytomel(R)/Triostat(R) and Tapazole(R).

        SPIRIT ACQUISITION CORP. Spirit is a wholly owned subsidiary of King formed to facilitate the transaction.

Q: WHAT IS THE MERGER?

     A: In the merger, Spirit will merge into Jones which will become a wholly owned subsidiary of King.

Q: WHY ARE THE COMPANIES PLANNING TO MERGE?

     A: The directors of both King and Jones believe that the combined company will be a stronger, more diversified company and that it may provide more attractive growth opportunities than are currently available to or for either company operating independently.

Q: WHAT WILL THE SHAREHOLDERS OF JONES RECEIVE IN THE MERGER?

     A: Jones shareholders will receive 1.125 shares of King common stock for each share of Jones common stock that they own.

Q: WHAT HAPPENS TO FRACTIONAL SHARES?

     A: No fractional shares of King common stock will be issued in the merger.
        Instead, shareholders of Jones who would be entitled to receive a fractional share of King common stock will receive a cash payment based on the closing market price of King common stock on the closing date of the merger.

Q: WHAT HAPPENS TO EXISTING KING SHAREHOLDERS?

     A: King shareholders will continue to own their shares of King common stock after the merger.

Q: DO THE BOARDS OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

     A: Yes. The boards of directors of both Jones and King unanimously recommend that their shareholders vote in favor of the merger agreement, the issuance of shares and the merger, as the case may be. For a more complete description of the recommendations of each of the boards of directors, see the section entitled
"The Proposed Merger" on page   .

Q: ARE THERE RISKS THAT SHAREHOLDERS OF JONES AND KING SHOULD CONSIDER IN
   DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER?

     A: Yes.

        In evaluating the merger, shareholders of King and Jones should carefully consider the following and other factors discussed in the
        section entitled "Risk Factors" on page   .

        The value per share of the stock to be received by Jones shareholders cannot be determined in advance of the closing date and will fluctuate thereafter. For example, the value of the shares of King that shareholders of Jones will receive in the merger may go up or down as the market price of King common stock goes up or down. If Jones, in the exercise of its business judgment, elects to terminate the merger because King's average trading price per share during the 20 consecutive trading days ending the sixth trading day preceding the Jones shareholders meeting is below $29.33 and if King elects to increase the exchange ratio so that Jones shareholders receive King common stock worth $33.00 per share, the exchange ratio will be increased resulting in the issuance of additional King shares and a corresponding decrease in the proportionate ownership of the existing King shareholders. Additionally, even if King elects to increase the exchange ratio, there is no guarantee that the value of the King shares received will be $33.00 per share at the closing date. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF KING COMMON STOCK AND JONES COMMON STOCK.

Q: WHAT DO I NEED TO DO NOW?

     A: Even if you plan to attend and vote at your shareholders' meeting, vote now by marking your proxy card, signing it, and mailing it in the enclosed return envelope as soon as possible so that your shares may be represented at the shareholders meeting. If you properly sign and return your card but do not include instructions on how to vote your shares, they will be voted "FOR" approval and adoption of the merger agreement and approval of the merger and the issuance of King shares, as the case may be. For a more complete description of voting, see the section
        entitled "Voting of Proxies" on page        .

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

     A: If you want to change your vote, send to the secretary of Jones, if you are a Jones shareholder, or to the secretary of King, if you are a King shareholder, a later-dated, signed proxy card before the meeting or attend the meeting in person and vote. You may also revoke your proxy by sending written notice to the appropriate secretary before the meeting.

        For a more complete description of how to change your vote, see the
        section entitled "Voting of Proxies" on page      .

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote by following the instructions your broker will provide you. For a more complete description of voting shares held in "street name,"
        see the section entitled "Voting of Proxies" on page      .

Q: SHOULD SHAREHOLDERS OF JONES SEND IN THEIR STOCK CERTIFICATES NOW?

     A: No. After the merger is completed, King will send written instructions to the record holders of Jones common stock for exchanging Jones stock certificates for King stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A: We are working toward completing the merger as quickly as possible. We hope to complete the merger by the end of this year. If the merger is not completed by January 9, 2001 (unless the date is extended as described in the merger agreement), then both Jones and King have the right to terminate the merger agreement. For a more complete description of the conditions to the merger, see the section entitled "Conditions to
        Completion of the Merger" on page   .

Q: WILL SHAREHOLDERS OF JONES RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

     A: If the merger is completed, Jones shareholders should not recognize gain or loss for United States federal income tax purposes, except for any gain or loss that results from cash received instead of fractional shares. However, Jones shareholders should consult their own tax advisors to determine their particular tax consequences. For a more complete description of the tax consequences, see the section entitled
        "Federal Income Tax Consequences of the Merger" on page   .

Q: HAS THERE BEEN AN INDEPENDENT DETERMINATION THAT THE TRANSACTION IS FAIR TO
   KING AND TO THE JONES SHAREHOLDERS?

     A: Yes. In deciding to approve the merger, the King board of directors considered an opinion from its financial advisor in connection with the merger, Credit Suisse First Boston, and the Jones board of directors considered an opinion from its financial advisor, Chase Securities Inc. Credit Suisse First Boston rendered to the board of directors of King an opinion, dated July 13, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair to King from a financial point of view. Chase Securities delivered its opinion dated July 11, 2000 to the Jones board of directors to the effect that, as of the date of its opinion and based upon the assumptions made, matters considered and limits of review as described in its opinion, the exchange ratio was fair to holders of Jones common stock from a financial point of view.

Q: WHAT ABOUT CASH DIVIDENDS PAID TO SHAREHOLDERS?

     A: King has not declared any cash dividends and does not intend to do so in the foreseeable future. Until the merger is completed, Jones shareholders will continue to receive regular quarterly dividends as they are declared by the Jones board of directors.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

     A: Neither shareholders of Jones nor shareholders of King are entitled to dissenters' or appraisal rights in the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE MERGER?

     A: King shareholders should call King Investor Relations at (423) 989-8023.
        Jones shareholders should call Jones Investor Relations at (800) 525-8466. You may also obtain additional information about King and Jones from documents each of us files with the Securities and Exchange Commission by following the instructions in the section entitled "Where
        You Can Find More Information" on page   .

Q: IF MY SHARES ARE HELD IN THE PHARMACEUTICAL HOLDRS TRUST, WILL THE TRUST VOTE
   MY SHARES FOR ME AND CONVERT MY JONES STOCK INTO KING STOCK?

     A: No. The common stock of both Jones and King is included in the securities "basket" traded as Pharmaceutical HOLDRs (AMEX: symbol PPH). Shares of PPH represent an undivided interest of the beneficial ownership of the securities held in this basket and you will be able to vote your interest in Jones common stock and King common stock separately. Upon completion of the merger, the trustee of the trust will be responsible for exchanging Jones shares for additional King shares which will continue to be held in the trust. Based upon the exchange ratio of 1.125 shares of King for each share of Jones, each 100 shares of PPH will include 3.1875 shares of King common stock.

                                    SUMMARY
THE COMPANIES

     Both King and Jones are vertically integrated pharmaceutical companies engaged primarily in the manufacture, marketing and sale of branded prescription pharmaceutical products. Both King and Jones are characterized as "emerging specialty pharmaceutical companies" meaning that

     - they generally direct their marketing initiatives toward pharmaceutical products serving niche markets which they believe can benefit from focused attention;

     - they endeavor to acquire additional products or product lines (particularly products which may no longer receive marketing attention from major pharmaceutical firms) which they believe can be promoted efficiently with existing product portfolios; and

     - they endeavor to increase gross and operating margins, as well as gross revenues, through price increases and selling and manufacturing efficiencies.

     In addition, King is seeking FDA approval for utilization of existing products to treat new indications and conditions and, as a result of its acquisition of Medco Research, Inc. completed in February 2000, engages in late stage development activities in the pharmaceutical markets.

SUMMARY OF THE TRANSACTION

     In the merger, Jones will become a wholly owned subsidiary of King. We have attached a copy of the merger agreement to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully. We discuss
the merger agreement more fully beginning on page   .

     We believe that the two companies may be integrated with relative ease and that the merger will provide the combined companies with the opportunity to realize several benefits, including the following:

     - the merger will create a larger, more diversified pharmaceutical company, enabling us to compete more effectively for promising pharmaceutical opportunities;

     - the merger will combine the growth prospects related to Jones' portfolio of products with King's and both portfolios are expected to benefit from the availability of a larger combined sales force;

     - the merger will create opportunities to cross-market each company's products into complementary customer bases, for example to market Jones' Levoxyl(R) product through King's sales force focused on general and family practitioners, and to market King's Altace(R) products through Jones' sales force to endocrinologists;

     - the merger enhances King's balance sheet and cash flow and improves its financial flexibility to pursue future growth opportunities;

     - the merger is expected to result in the elimination of some duplicative costs and the achievement of some operating efficiencies;

     - the merger is expected to provide improved liquidity to shareholders of both King and Jones; and

     - the merger reduces or moderates reliance on any one product group, thus reducing attendant risks.

     There are also potential detriments to the merger, including the following:

     - potential duplication of some efforts or costs, and

     - the gain in sales or income of products in either portfolio may not be matched in gain in sales or income of products held in the other portfolio so that either King or Jones shareholders may suffer a potential decrease in each of their share of possible gains were the companies to remain independent.

     Each of King and Jones believes the merger's potential benefits outweigh the potential detriments. However, the merger's potential benefits may not be
achieved. See the sections entitled "Risks Relating to the Merger" on page   and
"Reasons for the Merger" on page   .

CONDITIONS TO COMPLETION OF THE MERGER

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions. The conditions that must be satisfied or waived before we can complete the merger include the following, subject to exceptions and qualifications:

     - Jones shareholders must approve and adopt the merger agreement and approve the merger, and King shareholders must approve the issuance of shares in connection with the merger;

     - no injunction or order preventing the merger's completion may be in effect;

     - King common stock to be issued in the merger or upon the exercise of options under Jones' option plans must have been included for listing on the NYSE upon official notice of issuance;

     - any applicable waiting periods under antitrust laws must have expired or be terminated;

     - all material permits, authorizations, consents and approvals needed to complete the merger must have been obtained;

     - the independent accountants of King and Jones must each have delivered letters to the effect that they concur with management's conclusion that the merger will qualify for pooling-of-interests accounting treatment;

     - King and Jones must have received from their respective legal counsel an opinion to the effect that the merger will qualify as a tax-free reorganization;

     - no material adverse effect may have occurred with respect to King or Jones;

     - King and Jones must have each complied in all material respects with its respective agreements in the merger agreement; and

     - King must have executed a consulting agreement, a non-competition agreement, and a severance agreement with Dennis M. Jones, Chairman of the Board and

       Chief Executive Officer of Jones, and a non-competition and severance agreement with Judith A. Jones, Executive Vice President of Corporate Affairs of Jones.

     If Jones or King waives any conditions, we will then make a determination as to whether we should resolicit proxies from you.

     For a more complete description of the conditions to completion of the merger, see the section entitled "Conditions to Completion of the Merger" on
page   .

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the votes cast by holders of King's shares owned as of July 31, 2000, the King record date, present at the meeting must approve the issuance of shares of King common stock in the merger (provided that a quorum is present). King shareholders are entitled to cast one vote per
share of King common stock. King affiliates holding approximately      % of King
common stock as of the King record date have already agreed to vote in favor of the issuance of King common stock in the merger.

     The holders of a majority of the outstanding shares of Jones common stock owned as of July 31, 2000, the Jones record date, must approve and adopt the merger agreement and approve the merger. Jones shareholders are entitled to cast one vote per share of Jones common stock. Jones affiliates holding approximately
     % of Jones common stock as of the Jones record date have already agreed to vote in favor of the merger.

     For a more complete description of the votes required for approval of the
merger, see the sections entitled "Vote and Quorum Required" on page   , and
"Voting of Proxies" on page   .

THE VOTING AGREEMENTS

     All of Jones' directors and certain affiliates who own, on the Jones record
date,        shares of Jones common stock, or approximately   % of the
outstanding shares, have entered into a voting agreement with King. Under the voting agreement, these persons have agreed to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. For a more complete description of the voting agreement, see the section entitled
"Jones Shareholders' Voting Agreement" on page   .

     All of King's directors who own, on the King record date,        shares of
King common stock, or approximately   % of the outstanding shares, have entered
into a voting agreement with Jones. Under the voting agreement, these persons have agreed to vote their shares in favor of the issuance of the shares in connection with the merger. For a more complete description of the voting agreement, see the section entitled "King Shareholders' Voting Agreement" on
page   .

OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the merger, the King board of directors considered an opinion dated July 13, 2000 from its financial advisor in connection with the merger, Credit Suisse First Boston, to the effect that as of the date of and based upon and subject to the matters described in the opinion, the exchange ratio was fair to King from a financial point of view.

     In deciding to approve the merger, the Jones board of directors considered an opinion from its financial advisor, Chase Securities, as to the fairness of the exchange ratio to the holders of Jones common stock from a financial point of view.

     For a more complete description of the financial advisors' opinions see the
section entitled "Opinions of Financial Advisors" on page   . These opinions are
attached as Annex B and C. We urge you to read them.

ACCOUNTING TREATMENT OF THE MERGER

     King intends to account for the merger as a "pooling-of-interests" for financial accounting purposes, in accordance with generally accepted accounting principles and SEC rules. To help ensure that it can account for the merger as a pooling-of-interests, affiliates of King and Jones have entered into agreements that restrict their ability to sell or encumber their shares of King or Jones common stock, as applicable, for a period of time beginning 35 days before the closing of the merger and ending two business days after the public announcement of financial results containing at least 30 days of combined operations. For a more complete description of the accounting treatment of the merger see the
section entitled "Accounting Treatment of the Merger" on page   . For a more
complete description of the affiliate agreements, see the section entitled
"Restrictions on Sales of Shares by Affiliates of Jones and King" on page   .

COMPARATIVE MARKET PRICE INFORMATION

     Shares of common stock of Jones are listed on Nasdaq and shares of common stock of King are listed on the New York Stock Exchange. On July 12, 2000, the last full trading day prior to the public announcement of the merger, King's common stock closed at $45.44 per share, and Jones' common stock closed at
$43.75 per share. On                , 2000, King's common stock closed at $  per
share, and Jones' common stock closed at $ per share. We urge you to obtain current market quotations.

     For a more complete description of market price information, see the
section entitled "Comparative Market Price and Per Share Data" on page   .

INTERESTS OF JONES DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     You should note that the directors and executive officers of Jones have interests in the merger as employees and/or directors that are different from, or in addition to, the interests of Jones shareholders. These interests include:

     - A consulting agreement

     - Noncompetition agreements

     - Severance agreements

     - Indemnification provisions in the merger agreement

For more detailed information on the interests of Jones directors and executive officers, see the section entitled "Interests of Jones Directors and Executive
Officers in the Merger" on page   .

RESTRICTIONS ON THE ABILITY TO SELL KING STOCK

     After the merger, all shares of King common stock received by Jones shareholders in the merger will be freely transferable unless the holder is considered an affiliate of either King or Jones under the federal securities laws or the transfer is restricted by an affiliate letter signed by the holder.

     For a more complete description of transfer restrictions applicable to affiliates of King and Jones, see the section entitled "Restrictions on Sales of
Shares by Affiliates of King and Jones" on page   .

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the completion of the merger, as summarized below.

     The merger agreement may be terminated by the mutual consent of King and Jones.

     In addition, subject to qualifications, either of King or Jones may terminate the merger agreement if:

     - the other materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement such that the conditions to closing relating to those representations, warranties, covenants and agreements would not be satisfied, provided, that if a breach is curable, the non-breaching party may not terminate if the party in breach is exercising reasonable efforts to cure the breach;

     - a final court order prohibiting the merger is issued and is no longer subject to appeal;

     - the merger is not completed by January 9, 2001, without the fault of the terminating party, unless the date is extended as described in the merger agreement;

     - the Jones shareholders do not approve the merger;

     - the King shareholders do not approve the issuance of the King shares in the merger; or

     - if events have occurred which have caused a material adverse effect on either King or Jones, as the case may be, which have not been cured.

     King may, subject to qualifications, terminate the merger agreement if:

     - Jones' board of directors withdraws or adversely modifies its recommendation of the merger agreement; or

     - Jones' board of directors recommends to Jones' shareholders an acquisition proposal from a third party;

     - a person makes a tender offer or exchange offer for 20% or more of Jones' common stock and the Jones board of directors, within 10 business days after the offer is made, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer; or

     - Any person (other than King, any affiliate of King or any beneficial owner of more than 5% of the common stock of Jones who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) shall have acquired beneficial ownership of, or any group shall be formed which beneficially owns, 20% or more of Jones' outstanding capital stock.

     Jones may, subject to qualifications, terminate the merger agreement if:

     - the average trading price of King's common stock is less than $29.33 for 20 consecutive trading days ending on the sixth trading day prior to the Jones shareholders meeting, provided that Jones' termination notice will be of no effect if King increases the exchange ratio so that Jones shareholders receive a value of $33.00 per share;

     - American Home Products exercises its right to terminate the Co-Promotion Agreement related to the marketing of Altace(R);

     - King's board of directors withdraws or adversely modifies its recommendation of the approval of the issuance of shares of King common stock in connection with the merger;

     - prior to the effective time of the merger, the FDA denies in whole the supplemental new drug application for Altace(R); or

     - Jones' board of directors (a) determines to recommend a superior acquisition proposal to its shareholders, (b) gives notice to King and
       (c) pays a $100.0 million termination fee.

     For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "Termination of the Merger
Agreement" on page   .

PAYMENT OF TERMINATION FEE

     Jones will pay King a termination fee of $100.0 million upon the occurrence of any of the following events:

     1. King terminates the agreement because:

        - Jones' board of directors withdraws or adversely modifies its recommendation of the merger agreement;

        - Jones' board of directors recommends to Jones' shareholders an acquisition proposal from a third-party; or

        - a person makes a tender offer or exchange offer for 20% or more of Jones' common stock and the Jones board of directors, within 10 business days after the offer is made, either (a) does not recommend that the offer by rejected or (b) takes no position as to the offer.

     2. Jones terminates the merger agreement because its board of directors determines to recommend a superior third-party proposal to the Jones shareholders.

     3. (A) Either Jones or King terminates the merger agreement because (i) the Jones shareholders do not approve the merger and merger agreement; or (ii) the merger is not completed by January 9, 2001 (without the fault of the terminating party and provided the date is not extended as provided in the merger agreement) and there is a prior acquisition proposal and (B) Jones consummates a transaction whereby a third-party acquires or agrees to acquire a significant portion of Jones' capital stock or assets within 12 months after the termination of the merger agreement.

     King will pay Jones a termination fee of $100.0 million upon the occurrence of any of the following events:

     1. Either Jones or King terminates the merger agreement because:

        - the King shareholders do not approve the merger and the issuance of King shares incident thereto;

        - at or prior to King's shareholders meeting an offer pertaining to a transaction whereby a third-party will acquire a significant portion of King's capital stock or assets is publicly announced;

        - the terms of such offer require the termination of the merger agreement with Jones as a condition to the offer; and

        - such transaction is consummated or a definitive agreement pertaining thereto is entered into within 12 months after the termination of the merger agreement.

     2. Jones terminates the agreement because King's board of directors withdraws or adversely modifies its recommendation of the merger agreement.

NO OTHER NEGOTIATIONS INVOLVING JONES

     Until the merger is completed or the merger agreement is terminated, Jones has agreed not to initiate, solicit, encourage or facilitate any inquiries or engage in discussions that could be expected to result in a proposal to acquire a significant portion of the securities or assets of Jones. Jones has agreed to promptly inform King if it receives any acquisition proposal. Jones has also agreed to inform King of the status and details of any acquisition proposal. Generally, if Jones receives a proposal that is superior to the King merger, Jones may recommend the superior proposal to its shareholders, provided it gives notice and makes required payments to King, and provided it believes the failure to recommend the other proposal or the superior proposal would be a breach of its fiduciary duties. Notwithstanding such a superior proposal to Jones, the termination fees under the merger agreement will still apply.

     For a more complete description of these limitations on Jones' actions, see
the sections entitled "Termination of the Merger Agreement" on page   , "Payment
of Termination Fee" on page   and "No Other Negotiations Involving Jones" on
page   of this joint proxy statement/prospectus.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we reference for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Annex A, the opinion of Credit Suisse First Boston, which is attached as Annex B, and the opinion of Chase Securities, which is attached as Annex C.

     In addition, we incorporate by reference important business and financial information about King and Jones into this joint proxy statement/prospectus. See "Documents Incorporated by Reference in this Joint Proxy Statement/Prospectus"
on page   . You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in
the section entitled "Where You Can Find More Information" on page   .

                        THE KING MEETING OF SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE OF KING'S MEETING

     King's special meeting of shareholders will be held at 10:00 a.m., Eastern
Daylight Time, on           ,   , 2000 at              , Kingsport, Tennessee.
At the meeting, shareholders will be asked to approve the issuance of shares of King common stock in connection with the merger. The merger agreement is attached to this joint proxy statement/prospectus as Annex A.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of King common stock at the close of business on July 31, 2000, the King record date, are entitled to notice of and to vote at the meeting. As of the close of business on the King record date, there were shares of King common stock outstanding and entitled to vote.
These shares were held of record by approximately                shareholders,
although King has been informed that there are in excess of beneficial owners.

VOTE AND QUORUM REQUIRED

     Holders of a majority of the King common stock issued, outstanding and entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained. Each shareholder is entitled to one vote for each share of King common stock held. The affirmative vote of a majority of the votes cast by holders of shares of King common stock is required to approve the issuance of shares in connection with the merger agreement, provided that the total number of votes that are cast (either for or against) represents over a 50% interest of all shares of King common stock entitled to vote. If no instructions are indicated on an otherwise properly executed proxy, the shares of common stock represented by the proxy will be voted as recommended by the board of directors of King.

SHARE OWNERSHIP OF MANAGEMENT

     All of King's directors, who own                shares of King common
stock, or approximately      % of the outstanding shares, on the King record
date, have executed a voting agreement with Jones, under which they have agreed to vote their shares in favor of the issuance of shares in connection with approval and adoption of the merger agreement and approval of the merger. See
"King Shareholders' Voting Agreement" on page      .

BROKER NON-VOTES; ABSTENTIONS

     Abstentions and broker non-votes will be counted for purposes of determining the presence (or absence) of a quorum for the transaction of business at the special meeting but will not be counted as an affirmative vote for purposes of determining whether the issuance of shares in connection with the merger agreement has been approved.

EXPENSES OF PROXY SOLICITATION

     King and Jones will each pay for its own expenses of soliciting proxies to be voted at the meetings. Following the original mailing of the proxies and other soliciting materials,

King and its agents also may solicit proxies by mail, telephone, telegraph or in person. King has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies and will pay a fee of $6,000 plus reimbursement of expenses for such services. Following the original mailing of the proxies and other soliciting materials, King and Jones will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, King will reimburse them for their reasonable expenses.

VOTING OF PROXIES

     The King proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the King board of directors for use at the King special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All properly signed proxies received by King prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of King common stock in connection with the merger.

     You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the King secretary a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - if you are a record holder, attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or to determine the proper procedure for voting your shares at the meeting.

NO DISSENTERS' RIGHTS

     Holders of King common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

                       THE JONES MEETING OF SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE OF JONES MEETING

     Jones special meeting of shareholders will be held at      a.m., Eastern
Daylight Time, on             , 2000 at              , New York, New York. At
the meeting, shareholders will be asked to approve and adopt the merger agreement and approve the merger. The merger agreement is attached to this joint proxy statement/prospectus as Annex A.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Jones common stock at the close of business on July 31, 2000, the Jones record date, are entitled to notice of and to vote at the meeting. As of the close of business on the Jones record date, there were shares of Jones common stock outstanding and entitled to vote. These
shares were held of record by approximately      shareholders, although Jones
has been informed that there are in excess of        beneficial owners.

VOTE AND QUORUM REQUIRED

     Holders of a majority of the Jones common stock issued, outstanding and entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained. Each shareholder is entitled to one vote for each share of Jones common stock held. The affirmative vote of a majority of the outstanding shares of Jones common stock is required to approve and adopt the merger agreement and approve the merger. If no instructions are indicated on an otherwise properly executed proxy, the shares of common stock represented by the proxy will be voted as recommended by the board of directors of Jones.

SHARE OWNERSHIP OF MANAGEMENT

     All of the directors and certain affiliates of Jones who own        shares
of Jones common stock, or approximately % of the outstanding shares, on the Jones record date, have executed a voting agreement with King, under which they have agreed to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. See "Jones Shareholders' Voting Agreement"
on page      .

BROKER NON-VOTES; ABSTENTIONS

     Abstentions and broker non-votes will be counted for purposes of determining the presence (or absence) of a quorum for the transaction of business at the special meeting but will not be counted as an affirmative vote for purposes of determining whether the merger has been approved.

EXPENSES OF PROXY SOLICITATION

     Jones and King will each pay for its own expenses of soliciting proxies to be voted at the meetings. Following the original mailing of the proxies and other soliciting materials, Jones and its agents also may solicit proxies by mail, telephone, telegraph or in person. Jones has retained the services of Corporate Investor Communications, Inc. to assist in the
solicitation of proxies and will pay a fee of $          plus reimbursement of
expenses for such services. Following the original mailing of the proxies and other soliciting materials, Jones will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, Jones will reimburse them for their reasonable expenses.

VOTING OF PROXIES

     The Jones proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Jones board of directors for use at the Jones special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All properly signed proxies received by Jones prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and approve the merger.

     You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the Jones secretary a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - if you are a record holder, attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote them at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

NO APPRAISAL RIGHTS

     Holders of Jones common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     HOLDERS OF JONES COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING JONES COMMON STOCK AT THIS TIME. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF JONES COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER OF THEIR CERTIFICATES REPRESENTING SHARES OF JONES COMMON STOCK IN EXCHANGE FOR CERTIFICATES REPRESENTING SHARES OF KING COMMON STOCK.

                                  RISK FACTORS

     The terms of the merger involve certain risk factors. By voting in favor of the merger, Jones shareholders will also be choosing to invest in King common stock, which in itself involves risks and King shareholders will be subject to the risks of the combined operation of the companies. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATING TO THE MERGER

THE VALUE OF THE KING COMMON STOCK RECEIVED BY THE JONES SHAREHOLDERS IN THE MERGER COULD BE REDUCED IF THE MARKET VALUE OF KING'S COMMON STOCK DECREASES.

     Since the announcement of the transaction, the Jones common stock has tended to trade in relation to the price of the stock of King as the acquiring party. The share prices of both Jones common stock and King common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either Jones common stock or King common stock at any time before the completion of the merger or the market price for King common stock after the completion of the merger. A decrease in King's stock price after the shareholders' meetings will result in a decrease in the value that Jones shareholders will receive in the merger.

     If the average trading price per share of King common stock calculated over a 20-day period prior to the sixth day preceding the Jones shareholder meeting falls below $29.33, Jones has the right, but is not required, to terminate the merger agreement unless King elects to increase the exchange ratio to provide Jones shareholders with common stock worth $33.00 per share. We cannot assure you that Jones would elect to terminate the agreement or that King will elect to increase the exchange ratio. Even if Jones elects to terminate and King elects to increase the exchange ratio, the value of stock Jones shareholders receive may not be $33.00 on the effective date or any subsequent date.

     Any decision by Jones' board of directors to elect to terminate the agreement because the average market price of a share of King common stock is below the $29.33 per share floor will be made by the board in its business judgment after careful consideration of all existing conditions at that time.

     We encourage you to obtain current market quotations of Jones common stock and King common stock.

WE MAY NOT REALIZE THE MERGER'S POTENTIAL BENEFITS.

     We entered into the merger agreement with the expectation that the merger will result in revenue enhancement through synergies. King found Jones' niche products, profit margins and general strength of financial condition to represent potential benefits resulting from the merger. Jones perceived potential benefits to the merger to include (1) the potential for growth of King's products, (2) greater production capacity (which could, if necessary, be available for some of Jones' products), (3) King's greater experience and expertise in product life cycle management and (4) King's greater experience and presence in marketing and selling products in a managed care environment. We can only achieve these synergies if we can integrate our cultures, operations and personnel timely and efficiently. If we fail to do this, expected synergies may not be achieved. This integration could also divert our attention from operations. We may not be able to integrate our businesses timely or successfully and may not be able to realize any of the merger's anticipated benefits. If we fail to do these things, it could affect the value of King's common stock and impair King's finances and business prospects after the merger.

IF WE FAIL TO COMPLETE THE MERGER, WE EACH MAY SUFFER FINANCIAL HARM.

     If we do not complete the merger, we may be subject to a number of material risks, including the following:

     - Jones or King, as the case may be, may be required to pay the other party a termination fee of $100.0 million, depending on the circumstances;

     - Jones may be at risk from the perception that the company is for sale which may in turn affect its ability to acquire additional products or attract sales and management personnel; and

     - King's ability to implement its growth strategy through acquisitions may be adversely affected.

Also, the public announcement of our failure to complete the merger could have an adverse effect on each of our:

     - stock values and

     - ability to attract and retain key management and technical personnel.

You should note that each of us also will have to pay our respective costs related to the merger, such as legal, accounting, and financial advisor fees, even if we do not close the merger. These costs could adversely affect the net income of each of us.

     If the merger is terminated and the Jones board of directors determines to seek another merger or business combination, Jones may, in some situations, be required to pay King $100.0 million as a termination fee. Because of the termination fee Jones may be required to pay King, we cannot assure you that Jones will be able to find a partner willing to pay an equivalent or more attractive price than the merger consideration. In addition, while the merger agreement is in effect, subject to exceptions, Jones is prohibited from soliciting, initiating, encouraging, or entering into extraordinary transactions such as, a merger, sale of assets, or other business combination with any party other than King.

     If the merger agreement is terminated because King shareholders fail to approve the issuance of shares and prior to the King shareholder vote an offer is made by a third party to merge with King which requires King to terminate its agreement with Jones and this new transaction is completed within 12 months of the execution of the agreement with Jones, King will be required to pay Jones a termination fee of $100.0 million. In addition, if King's board of directors withdraws or modifies its recommendation and Jones terminates the agreement, King is required to pay Jones a termination fee of $100.0 million.

SHAREHOLDERS OF JONES WILL EXPERIENCE SIGNIFICANT DILUTION IN THE NET TANGIBLE BOOK VALUE PER SHARE OF JONES COMMON STOCK UPON THE SURRENDER AND EXCHANGE OF JONES SHARES FOR KING SHARES.

     The pro forma net tangible book value per share of King common stock to be held by Jones shareholders as a result of the merger is significantly less than the current net tangible book value per share of Jones common stock. The historical book value of King's assets includes a significant value attributable to intangible assets, substantially all of which is attributable to King's acquisition of other businesses, product lines and related assets. Certain of these intangible assets are subject to amortization and will be charged against earnings in future years. As a result, holders of Jones common stock will experience immediate and substantial dilution between the net tangible book value per share of Jones common stock on a stand-alone basis and the resulting net tangible book value per share of King common stock on a pro forma basis. In addition, in the event that King's consolidated working capital is used in the acquisition of additional product lines following the merger it is likely that such working capital will be used to acquire trademarks and other intangible assets which will result in increased dilution to the former shareholders of Jones common stock.

     The table below presents comparative selected historical per share data of King and Jones, and pro forma combined per share data for King and Jones and equivalent pro forma per share data for Jones. The financial data presented below is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes to those financial statements of King and Jones. The pro forma combined data is not necessarily indicative of results which will be obtained on a combined basis.

                                             AS OF         AS OF DECEMBER 31,
                                           MARCH 31,    -------------------------
                                             2000        1999      1998     1997
                                           ---------    ------    ------    -----
NET TANGIBLE BOOK VALUE (a) PER COMMON
  SHARE:
  King - Historical......................   $(4.11)     $(4.13)   $(3.90)   $0.13
  Jones - Historical.....................   $ 3.63      $ 3.33    $ 2.57    $1.73
  King - Pro Forma Combined(b)...........   $(0.70)     $(0.85)   $(1.06)   $0.88
  Jones - Pro Forma Equivalent(c)........   $(0.79)     $(0.96)   $(1.19)   $0.99

-------------------------

(a) Net tangible book value per share is equal to total tangible assets of King, Jones or King on a pro forma basis, as the case may be, less total liabilities divided by the respective number of shares of common stock deemed outstanding as of the end of the period.

(b) Pro forma combined amounts shown above reflect the transaction on a "pooling-of-interests" basis for each period shown as if the merger had occurred as of January 1, 1997.

(c) Jones equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by 1.125, the exchange ratio used in the merger.

RISKS RELATING TO KING'S BUSINESS

     You should carefully consider these risk factors, as well as the other information contained in this joint proxy statement/prospectus. The risks described below are not the only ones facing King.

IF KING CANNOT IMPLEMENT ITS STRATEGY TO GROW ITS BUSINESS THROUGH ACQUISITIONS, KING'S COMPETITIVE POSITION IN THE INDUSTRY MAY SUFFER.

     King has historically increased its sales and net income through strategic acquisitions and related internal growth initiatives intended to develop marketing opportunities with respect to acquired product lines. King's strategy is focused on increasing sales and enhancing its competitive standing through acquisitions that complement its business and enable it to promote and sell new products through existing marketing and distribution channels. Moreover, since King engages in limited proprietary research activity with respect to product development, King relies heavily on purchasing product lines from other companies.

     Other companies, many of whom have substantially greater financial, marketing and sales resources than King does, compete with King for products or companies.

     King may not be able to acquire rights to additional products on acceptable terms, if at all, or be able to obtain future financing for acquisitions on acceptable terms, if at all. The inability to effect acquisitions of additional branded products will prevent King from introducing new products and limit the overall growth of its business. Furthermore, even if King obtains rights to a pharmaceutical product, King may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. For example, King's marketing strategy, distribution channels and levels of competition with respect to acquired products may be different than those of its current products, limiting its ability to compete favorably in those product categories.

IF SALES OF KING'S MAJOR PRODUCTS OR ROYALTY PAYMENTS TO KING DECREASE, KING'S RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Altace(R) accounted for approximately 35.2% of net sales for the year ended December 31, 1999 and Altace(R), Lorabid(R), Fluogen(R), and the Cortisporin(R) product lines, collectively accounted for approximately 58.6% of net sales for 1999. King believes that sales of these products will continue to constitute a significant portion of its total revenues for the foreseeable future. Accordingly, any factor adversely affecting sales of any of these products or products for which King receives royalty payments could also have a material adverse effect on King's business, financial condition, results of operation and cash flows.

KING CANNOT ASSURE YOU THAT SALES OF LORABID(R) WILL INCREASE IN THE FUTURE. IF SALES DO NOT INCREASE, THERE MAY BE A MATERIAL, ADVERSE EFFECT UPON KING'S RESULTS OF OPERATIONS.

     Prior to King's acquisition of Lorabid(R), sales of that product were on the decline. Increased sales of Lorabid(R) depend upon effective marketing to physicians which leads them to write prescriptions for King's product. Lorabid accounted for approximately 7.1% of net sales for the year ended December 31, 1999. King cannot assure you that sales of Lorabid(R) will increase in the future. If Lorabid(R) sales do not increase or if they decrease, there may be a material adverse effect upon King's results of operations and cash flows.

THE FDA MAY NOT APPROVE SOME OR ALL OF THE NEW INDICATIONS FOR ALTACE(R) FOR WHICH KING HAS APPLIED WHICH COULD CAUSE THE MARKET PRICE OF KING'S COMMON STOCK TO DROP SIGNIFICANTLY.

     King has filed a Supplemental New Drug Application with the FDA to request approval for new and unique indications for Altace(R). King's Supplemental New Drug Application is based on the results of a clinical study called the "HOPE Study." Until new indications for Altace(R) are approved by the FDA, however, there are restrictions on King's dissemination of information about Altace(R) in connection with the HOPE Study. King may not promote Altace(R) for the new indications until the FDA approves the new indications. If the FDA does not approve some or all of the new indications, King will not be able to market Altace(R) for these new indications. King can give you no assurance that the FDA will approve any or all of the new indications for Altace(R). The FDA review process also may take longer than King expects, delaying by several months any revenue recognition King would otherwise derive from these new indications. If King violates governmental regulations applicable to dissemination of the HOPE Study results or fails to secure new indications for Altace(R), there may be a material adverse effect on King's business, financial condition, results of operation and cash flows. In addition, any failure or perceived failure by King regarding Altace(R) could cause the price of its common stock to decline.

IF THE FDA APPROVES KING'S NEW AND UNIQUE INDICATIONS FOR ALTACE(R) BASED ON THE HOPE STUDY, SALES OF ALTACE(R) MAY BE AFFECTED BY THE PERCEPTION OF A CLASS EFFECT, AND ALTACE(R) AND KING'S OTHER PRODUCTS MAY BE SUBJECT TO VARIOUS SOURCES OF COMPETITION FROM ALTERNATE THERAPIES.

     King can give you no assurance that the FDA will approve its application for new indications for Altace(R). Even if the FDA approves some or all of the new indications for Altace(R), King may be unable to meet investors' expectations regarding sales of Altace(R) due to a perceived class effect and the inability to market Altace(R)'s new uses and indications effectively.

     All prescription drugs currently marketed by pharmaceutical companies may be grouped into existing drug classes, but the criteria for inclusion vary from class to class. For some classes, specific biochemical properties may be the defining characteristic. For example, Altace(R) (ramipril) is a member of a class of products known as Angiotensin Converting Enzyme Inhibitors, which we refer to as ACE inhibitors, because ramipril is one of several chemicals that inhibits the production of enzymes that convert angiotensin, which could otherwise lead to hypertension.

     When one drug from a class is demonstrated to have a particularly beneficial or previously undemonstrated effect (e.g., the benefit of Altace(R) as shown by the HOPE Study), many marketers of other drugs in the same class (for example, other ACE inhibitors) will claim that their products offer the same benefit simply by virtue of membership in the same drug class. Consequently, other companies with ACE inhibitors that compete with Altace(R) will claim that their products are equivalent to Altace(R). By doing so, these companies will be able to claim that their products offer the same efficacious results demonstrated by the HOPE Study. Regulatory agencies do not decide whether products within a class are quantitatively equivalent in terms of efficacy or safety and because comparative data among products in the same drug class is rare, marketing forces often dictate a physician's decision to use one ACE inhibitor over another. We may not be able to overcome other companies' claims that their ACE inhibitors will offer the same benefits of Altace(R) as demonstrated by the HOPE Study. As a result, sales of Altace(R) may suffer from the perception of class effect.

     Currently, there is no generic form of Altace(R) available. That is, there is no product that has the same active ingredient as Altace(R). Although no generic substitute for Altace(R) has been approved by the FDA, there are other ACE inhibitors whose patents will expire in the next few years and there are generic forms of other ACE inhibitors. Also there are different therapeutic agents that may be used to treat the same conditions treated by Altace(R). For example, the group of products known as beta-blockers, calcium channel blockers and diuretics, may be prescribed to treat certain conditions that Altace(R) is used to treat. New ACE inhibitors, increased sales of generic forms of other ACE inhibitors or of other therapeutic agents that compete with Altace(R) may adversely affect the sales of Altace(R).

KING HAS ENTERED INTO A CO-PROMOTION AGREEMENT FOR THE PROMOTION OF ALTACE(R) WITH AMERICAN HOME PRODUCTS CORPORATION WHICH COULD BE TERMINATED BEFORE KING CAN REALIZE ANY BENEFIT FROM THE AGREEMENT.

     King's exclusive co-promotion agreement for Altace(R) with American Home Products Corporation could be terminated before King realizes any benefit from the agreement. King has filed a Supplemental New Drug Application with the FDA to request approval for new and unique indications for Altace(R). If the new indications for Altace(R) have not been approved by January 31, 2001, then American Home Products will have the right to terminate the co-promotion agreement. Also, American Home Products and King each has the right to terminate the agreement if annualized net sales of Altace(R) have not reached $300.0 million after three years from the initiation of the co-promotion activities. There are other reasons why either King or American Home Products could terminate the co-promotion agreement. If the co-promotion agreement is terminated for any reason, King may not realize increased sales which King believes may result from the expanded promotion of Altace(R). If the co-promotion is terminated, King must return some of the money previously paid to it by American Home Products on the signing of the co-promotion and American Home Products will have the right to reacquire its interests in Nordette(R) for a fixed sum. If King must unwind its co-promotion efforts because of the reasons mentioned above or King is unable to maintain a sufficient supply of raw materials or finished product to meet the demands generated by the co-promotion efforts, there may be a material adverse effect on the sales of Altace(R).

IF KING CANNOT INTEGRATE THE BUSINESSES OF COMPANIES KING ACQUIRES, ITS BUSINESS MAY SUFFER.

     King anticipates that the integration of newly-acquired products, and other assets into its business will require significant management attention and expansion of its sales force. In order to effectively manage its acquisitions, King must maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. King's recent acquisitions have significantly expanded its product offerings, operations and number of employees. King's future success will also depend in part on its ability to retain or hire qualified employees to operate its expanding facilities efficiently in accordance with applicable regulatory standards. If King cannot integrate its acquisitions successfully, these changes and acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

IF KING IS NOT ABLE TO DEVELOP OR LICENSE NEW PRODUCTS, ITS BUSINESS MAY SUFFER.

     King competes with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than King's, in the development and licensing of new products. King cannot assure you that it will be able to

     - develop, license or successfully commercialize new products on a timely basis or at all, or

     - develop or license new products in a cost effective manner.

Further, other companies may license or develop products or may acquire technology for the development of products that are the same as or similar to the products King has in development or that it licenses. Because there is rapid technological change in the industry and because other companies have more resources than King does, other companies may

     - develop or license their products more rapidly than King can,

     - complete any applicable regulatory approval process sooner than King can,

     - market or license their products before King can market or license its products,

     - offer their newly developed or licensed products at prices lower than King's and thereby negatively impact the sales of King's newly developed or licensed products. Technological developments or the FDA's approval of new therapeutic indications for existing products may make King's existing products or those products it is licensing or developing obsolete or may make them more difficult to market successfully, which could have a material adverse effect on its business, financial condition, results of operations and cash flows.

KING'S SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT ITS FINANCIAL HEALTH.

     King has a high level of debt. As of June 30, 2000, its total debt was approximately $294.4 million and its total debt, as a percentage of total capitalization, was approximately 38.2%. Its high level of debt could have a significant adverse future effect on its business. For example:

     - King will have limited ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of its growth strategy, research and development costs or other purposes;

     - a substantial portion of its cash flow will be used to pay principal and interest on its debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other purposes;

     - King's senior credit facility covenants require it to meet certain financial objectives and impose other significant restrictions on its business operations. These covenants and the covenants contained in the indenture governing its senior subordinated notes will limit its ability to borrow additional funds or dispose of assets, pay dividends and limit its flexibility in planning for and reacting to changes in its business;

     - King may be more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

     - King's high debt level and the various covenants contained in the indenture related to its senior subordinated notes and the documents governing its other existing indebtedness may place it at a relative competitive disadvantage as compared to certain of its competitors; and

     - borrowings under its senior credit facility are at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates.

     King's ability to pay principal of and interest on its senior subordinated notes, to service its other debt and to refinance indebtedness when necessary depends on its financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond its control.

     King cannot assure you that it will generate sufficient cash flow from operations or that it will be able to obtain sufficient funding to satisfy all of its obligations, including the senior subordinated notes. If King is unable to meet its debt obligations, it will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring its indebtedness or selling additional equity capital. However, King cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies will require the consent of King's senior secured lenders.

KING DOES NOT HAVE PROPRIETARY PROTECTION FOR MOST OF ITS BRANDED PHARMACEUTICAL PRODUCTS AND ITS SALES COULD SUFFER FROM COMPETITION BY GENERIC SUBSTITUTES.

     Although most of King's revenue is generated by products not subject to competition from generic products, there is no proprietary protection for most of its branded pharmaceutical products, and generic substitutes for most of these products are sold by other pharmaceutical companies. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from King's branded products and could have a material adverse effect on its business, financial condition and results of operations. While King will seek to mitigate the effect of this substitution through, among other things, creation of strong brand name recognition and product line extensions for our branded pharmaceutical products, King may not be successful in these efforts. In addition, King's branded products for which there is no generic form available may face competition from different therapeutic agents used for the same indications for which King's branded products are used.

THIRD PARTIES MANUFACTURE OR SUPPLY MATERIALS FOR MANY OF KING'S PRODUCTS, AND ANY DELAYS OR DIFFICULTIES EXPERIENCED BY THEM MAY REDUCE KING'S PROFIT MARGINS AND REVENUES OR HARM ITS REPUTATION.

     Fifteen of King's product lines, including Altace(R), Lorabid(R) and Cortisporin(R), are currently manufactured by third parties. Until these products can be moved to King's manufacturing facilities, its dependence upon third parties for the manufacture of its products may adversely impact its profit margins or may result in unforeseen delays or other problems beyond its control. If for any reason King is unable to obtain or retain third-party manufacturers on commercially acceptable terms, King may not be able to distribute its products as planned. If King encounters delays or difficulties with contract manufacturers in producing or packaging its products, the distribution, marketing and subsequent sales of these products would be adversely affected, and King may have to seek alternative sources of supply or abandon or sell a product line on unsatisfactory terms. King might not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. King also cannot assure you that the manufacturers it utilizes will be able to provide it with sufficient quantities of its products or that the products supplied to it will meet its specifications.

     King requires a supply of quality raw materials and components to manufacture and package pharmaceutical products for King and for third parties with which King has contracted. Generally, King has not had difficulty obtaining raw materials and components from suppliers in the past. Currently, King relies on approximately 400 suppliers to deliver the necessary raw materials and components. The loss of any one of these suppliers is not expected to have a material adverse effect on King's ability to acquire raw materials and components. King has no reason to believe that it will be unable to procure adequate supplies of raw materials and components on a timely basis. However, if King is unable to obtain sufficient quantities of any of the raw materials or components required to produce and package its products, King may not be able to distribute its products as planned. In this case, King's business, financial condition and results of operations could be materially and adversely affected.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD AFFECT KING'S ABILITY TO OPERATE ITS BUSINESS.

     Virtually all aspects of King's activities are regulated by Federal and state statutes and government agencies. The manufacturing, processing, formulation, packaging, labeling, distribution and advertising of King's products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies, including the FDA, the Drug Enforcement Agency, the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Occupational Safety and Health Administration and the Environmental Protection Agency, as well as by foreign governments.

     Noncompliance with applicable FDA policies or requirements could subject King to enforcement actions, such as suspension of manufacturing or distribution, seizure of products, product recalls, fines, criminal penalties, injunctions, failure to approve pending drug product applications or withdrawal of product marketing approvals. Similar civil or criminal penalties could be imposed by other government agencies, such as the Drug Enforcement Agency, the Environmental Protection Agency or various agencies of the states and localities in which King's products are manufactured and sold, and could have ramifications for King's contracts with government agencies such as the Veteran's Administration. These enforcement actions could have a material adverse effect on King's business, financial condition and results of operations.

     All manufacturers of human pharmaceutical products are subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act or the Public Health Service Act or both. New drugs, as defined in the Federal Food, Drug and Cosmetic Act, and new human biological drugs, as defined in the Public Health Service Act, must be the subject of an FDA-approved new drug or biologic license application before they may be marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA's regulatory discretion and/or enforcement policies. Any change in the FDA's enforcement discretion and/or policies, such as any decision by the FDA to require an approved marketing application for one of our products not currently subject to the approved marketing application, could have a material adverse effect on King's business, financial condition and results of operations.

     King manufactures some pharmaceutical products containing controlled substances and, therefore, is also subject to statutes and regulations enforced by the Drug Enforcement Agency and similar state agencies which impose security, recordkeeping, reporting and personnel requirements on King. Additionally, King manufactures biological drug products for human use and is subject to regulatory burdens as a result of these aspects of its business. There are additional FDA and other regulatory policies and requirements covering issues such as advertising, commercially distributing, selling, sampling and reporting adverse events associated with King's products with which King must continuously comply. Noncompliance with any of these policies or requirements could result in enforcement actions which could have a material adverse effect on King's business, financial condition and results of operations.

     The FDA has the authority and discretion to withdraw existing marketing approvals and to review the regulatory status of marketed products at any time. For example, the FDA may require an approved marketing application for any drug product marketed if new information reveals questions about the drug's safety or effectiveness. All drugs must be manufactured in conformity with cGMPs and drug products subject to an approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the approved application.

     While King believes that all of its currently marketed pharmaceutical products comply with FDA enforcement policies or have received the requisite agency approvals, King's marketing is subject to challenge by the FDA at any time. Through various enforcement mechanisms, the FDA can ensure that noncomplying drugs are no longer marketed. In addition, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy FDA review process. King's manufacturing facilities and those of its third-party manufacturers are continually subject to inspection by governmental agencies. Manufacturing operations could be interrupted or halted in any of those facilities if the government is unsatisfied with the results of its inspections. This could have a material adverse effect on King's business, financial condition, results of operation and cash flows.

     King cannot determine what effect changes in regulations, enforcement positions, statutes or legal interpretation, when and if promulgated, adopted or enacted, may have on its business in the future. Changes could, among other things, require changes to manufacturing methods or facilities, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. These changes, or new legislation, could have a material adverse effect on King's business, financial condition, results of operation and cash flows.

KING'S PARKEDALE FACILITY HAS BEEN THE SUBJECT OF FDA CONCERNS. IF KING CANNOT ADEQUATELY ADDRESS THE FDA'S CONCERNS, KING MAY BE UNABLE TO OPERATE THE PARKEDALE FACILITY AND, ACCORDINGLY, KING'S BUSINESS MAY SUFFER.

     King's Parkedale facility, located in Rochester, Michigan, manufactures both drug and biological pharmaceutical products. Parkedale was one of six Warner-Lambert facilities subject to a consent decree issued by the U.S. District Court of New Jersey in August 1993 as a result of FDA concerns about compliance issues within Warner-Lambert facilities in the period before the decree was entered.

     The Parkedale facility was inspected by the FDA's Team Biologics in March and April 1998. During that inspection, the FDA made observations about King's compliance with cGMPs in a written report provided to King. This written report is known as an "FDA Form 483" or simply as a "483." King provided the FDA with a written response to the 483 including an action plan to address the observations.

     As a continuation of the inspections in March and April 1998, the FDA inspected the Parkedale facility in May 1999 to verify actions taken in response to the 1998 inspection and to review King's compliance with the FDA's cGMP requirements. At the end of that inspection, the FDA issued another 483 listing its observations. King submitted a written response to that 483 and met with FDA representatives to present King's plans for addressing the observations. In August 1999, the FDA asked King to clarify and supplement its responses to the 483 that resulted from the May 1999 inspection. The FDA also stated it would require additional product testing for the product Histoplasmin. Since revenues attributable to Histoplasmin were minimal King discontinued the manufacture and distribution of the product, and King subsequently informed the FDA of its decision. Most, but not all, of King's actions in response to the May 1999 inspection and the August 1999 FDA letter have been completed, and King has continued to inform the FDA in writing of its progress in implementing those actions.

     In October 1999, as part of its program for inspection of all manufacturers of influenza virus vaccine, the FDA's Team Biologics inspected King's production of Fluogen(R) at the Parkedale facility and issued a 483 listing certain cGMP observations. In November 1999, King submitted a written response containing its plan to address those observations.

     On March 10, 2000, the FDA notified King that the methods, facilities and controls used by the Parkedale facility in the manufacture, processing and packaging of Fluogen(R) were not in compliance with cGMP requirements. The FDA therefore informed King, pursuant to the consent decree, that King must suspend production and distribution of Fluogen(R) until the Parkedale facility meets the applicable cGMP standards for the manufacture and distribution of Fluogen(R). The FDA has received King's initial response to its March 10 notification and following discussions with the FDA, King has filed with the FDA its written certification of conformance that it is now sufficiently in compliance with cGMP manufacturing standards to resume the manufacture of Fluogen(R) and King has now resumed the manufacture of Fluogen(R). The distribution of Fluogen(R) remains suspended pursuant to the FDA's order. King is working to meet all of the FDA's requirements to resume distribution of Fluogen(R), which can occur upon the FDA's verification that Parkedale has satisfactorily completed all required corrective measures and is in substantial compliance with cGMP standards. Fluogen(R)'s gross sales totaled $32.0 million, while net sales equaled $28.7 million, for the year ended December 31, 1999. Gross profit for Fluogen(R) equaled $6.9 million for the same period. King generally recognizes revenue from Fluogen(R) during the third and fourth quarters of each calendar year.

     On Friday, June 9, 2000, representatives of King met with the FDA to discuss the status of its compliance program for Fluogen. The FDA was encouraged by King's efforts to that date and agreed to continue to work closely with Parkedale in an attempt to resolve remaining issues. While King is pursuing all actions reasonably necessary to assure

Fluogen(R)'s availability during the upcoming flu season commencing September 2000, King cannot assure you that we will be able to satisfy the FDA's concerns respecting the cGMP standards applicable to Fluogen(R). Consequently, King cannot assure you that King will be able to market or distribute any amount of Fluogen(R) in the future.

     In March 2000, the FDA also wrote to provide comments and requests for further information and clarification of previous information submitted by Parkedale to the FDA in relation to certain process validation issues of Aplisol(R) (tuberculin purified protein derivative diluted). The FDA's correspondence does not require Parkedale to discontinue or delay, in any manner, the production and distribution of Aplisol(R), and the FDA continues to approve the release and distribution of Aplisol(R) by Parkedale.

KING COULD BE FORCED TO WRITE OFF CERTAIN AMOUNTS OF FLUOGEN(R) INVENTORY AND THE ANNUAL YIELDS OF THE STRAINS OF THE INFLUENZA VIRUS VACCINE ARE UNPREDICTABLE.

     Even if the FDA permits King to resume distribution of Fluogen(R), the FDA could also prevent distribution of some or all of King's influenza vaccine inventory.

     The three influenza virus strains that comprise each year's vaccine are selected annually by governmental authorities based on epidemiologic data collected worldwide. The growth characteristics of each of the three strains are unpredictable, resulting in potentially significant variations of vaccine component yields. Since the final vaccine is comprised of equal proportions of each strain, a low yield of any one strain will reduce the total number of vaccine doses available for distribution.

     A write off of in-process or finished inventory of Fluogen(R) or an unexpectedly low yield of any one strain of the vaccine components could have a material adverse effect on King's business, financial condition and results of operations.

KING'S QUARTERLY RESULTS MAY FLUCTUATE, AND THESE FLUCTUATIONS MAY ADVERSELY AFFECT KING'S PROFITABILITY.

     King's results of operations may vary from quarter to quarter due to many factors. These factors include expenditures related to the acquisition, sale and promotion of pharmaceutical products, a changing customer base, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, new products introduced by King or our competitors, the mix of products King sells, seasonality of certain product sales, changes in sales due to anticipated price increases, changes in sales and marketing expenditures, competitive pricing pressures and general economic and industry conditions that may affect customer demand. For example, in advance of a price increase, many of King's customers may order pharmaceutical products in larger than normal quantities. The ordering of excess quantities in any quarter could cause sales of some of King's branded pharmaceutical products to be lower in the subsequent quarter than they would have been otherwise. These factors could also affect King's annual results of operations as well as its ability to satisfy certain of the covenants in King's senior credit facility and the indenture related to the notes. King cannot assure you that King will be successful in maintaining or improving its profitability or avoiding losses in any future period.

AN INCREASE IN PRODUCT LIABILITY CLAIMS, PRODUCT RECALLS OR PRODUCT RETURNS COULD HARM KING'S BUSINESS.

     King faces an inherent business risk of exposure to product liability claims in the event that the use of its technologies or products is alleged to have resulted in adverse effects. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale. While King has taken, and will continue to take, what King believes are appropriate precautions, King may not be able to avoid significant product liability exposure. King currently has product liability insurance in the amount of $50.0 million for aggregate annual claims with a $50,000 deductible per incident and a $500,000 aggregate annual deductible; however, King cannot assure you that the level or breadth of any insurance coverage will be sufficient to cover fully all potential claims. Also, adequate insurance coverage might not be available in the future at acceptable costs, if at all.

     Product recalls may be issued at King's discretion or at the discretion of the FDA, other government agencies or other companies having regulatory authority for pharmaceutical product sales. In November 1998, the Parke-Davis division of Warner-Lambert initiated a voluntary Class III recall for one lot of Procanbid(R) manufactured prior to King's acquisition of Procanbid(R). A Class III recall is one in which use of, or exposure to, the product is not likely to cause adverse consequences. These recalls were instituted because the lots at issue failed a dissolution test as part of the routine stability program at the 18-month interval. In December 1999, Warner-Lambert initiated a voluntary Class III recall for one lot of Procanbid(R) manufactured prior to King's acquisition of the product because it had failed the same dissolution test at the 24-month interval. In February 2000, American Pharmaceutical Partners, Inc. which manufactures Adenoscan(R), initiated a Class II recall for 30 mL single-dose vials used for intravenous infusion only because of chipped and leaking vials and the possible presence of glass particles in vials. A Class II recall is one in which the use of, or exposure to, the product may cause temporary or medically reversible adverse health consequences or where the probability of serious adverse health consequences is remote. The FDA estimated that 100,000 vials remained on the market at the time of the recall. In April 2000, we initiated a voluntary Class II recall for one lot of Vira-A(R) ophthalmic ointment, as a result of leaking tubes. King cannot assure you that additional product recalls will not occur in the future. Any product recalls could have a material adverse effect on King's business, financial condition, results of operations and cash flows.

     Although product returns were approximately 2.7% of gross sales for the year ended December 31, 1999, King cannot assure you that actual levels of returns will not increase or significantly exceed the amounts King has anticipated.

THE LOSS OF KING'S KEY PERSONNEL COULD HARM ITS BUSINESS.

     King is highly dependent on the principal members of its management staff, the loss of whose services might impede the achievement of its acquisition and development objectives. Although King believes that it is adequately staffed in key positions and that it will be successful in retaining skilled and experienced management, operational, scientific and development personnel, King cannot assure you that it will be able to attract and retain key personnel on acceptable terms. The loss of the services of key personnel could have a material adverse effect on King, especially in light of its recent growth. King does not maintain key-person life insurance on any of its employees. In addition, King does not have employment agreements with any of its key employees.

KING'S RECENTLY ESTABLISHED INTERNATIONAL DIVISION IS NOT YET PROFITABLE, AND THERE CAN BE NO ASSURANCE THAT IT WILL BE PROFITABLE IN THE FUTURE.

     In January 1999, King established its International Division in Charlotte, North Carolina in order to seek new international markets for product lines for which King has international rights. The marketing and distribution of these products in foreign countries generally require the prior registration of the products in those countries. King does not have a distribution mechanism in place for distribution outside the United States and Puerto Rico and would need to enter into distribution agreements with local companies to distribute the products effectively. King cannot assure you that it will be successful in securing the registrations outside the U.S. or that it will do so in a timely manner. King cannot assure you that its International Division will be successful in entering into distribution agreements or that King will be able to secure additional products with international rights in the future. Initial sales generated from the International Division may not exceed the associated costs of its operations.

IF KING IS UNABLE TO SECURE OR ENFORCE PATENT RIGHTS, TRADEMARKS, TRADE SECRETS OR OTHER INTELLECTUAL PROPERTY, KING'S BUSINESS COULD BE HARMED.

     King may not be successful in securing or maintaining proprietary patent protection for products it develops or technologies it licenses. In addition, King's competitors may develop products similar to King's using methods and technologies that are beyond the scope of King's intellectual property protection, which could reduce its sales. The validity of patents can be subject to expensive litigation. King can give you no assurance that its patents will not be challenged. Competitors may be able to develop similar and competitive products outside the scope of King's patents. For example, should third parties patent or otherwise develop and receive governmental clearance to commercialize an adenosine product for a use not covered by King's patents, physicians could use those third party products in place of King's products even though the third party products were not approved by the FDA for the same indications as its products. Any off-label use of third party products could have a material adverse effect on sales of King's products and the amount of royalty revenues King receives.

     King also relies upon trade secrets, unpatented proprietary know-how and continuing technological innovation, where patent protection is not believed to be appropriate or attainable, in order to maintain our competitive position. King cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to King's trade secrets or disclose the technology, or that King can adequately protect its trade secrets.

OWNERSHIP OF KING IS CONCENTRATED IN A FEW INDIVIDUALS WHO CAN INFLUENCE ITS MANAGEMENT AND POLICIES.

     King's present executive officers and directors (16 persons) and their affiliates beneficially own approximately 30.1% of the outstanding shares of common stock. Accordingly, they have the ability to exercise significant influence over the management and policies of King. Independent directors do not currently, and may not in the future, constitute a majority of the board of directors. In the absence of a majority of independent directors, King's executive officers, who also are principal shareholders and directors, could establish policies and enter into transactions without independent review and approval thereof. Transactions without an independent review could present the potential for a conflict of interest between King and its shareholders generally and its executive officers or directors. King does not intend to implement any formal procedures to address any of these potential conflicts of interest.

RISKS RELATING TO JONES' BUSINESS

     Jones' results of operations in future periods, both annually and from quarter-to-quarter, are subject to a variety of factors affecting Jones and the industries and markets in which it operates, including those discussed below.

IF SALES OF JONES KEY PRODUCTS DECREASE, JONES' RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Jones' revenues and earnings are primarily attributable to a limited number of key products which currently enjoy high gross margins. During 1999, sales of synthetic thyroid, treatment products (principally Levoxyl(R), Tapazole(R), Cytomel(R) and Triostat(R)) and Jones thrombin products (principally Thrombin-JMI(R)) represented, in the aggregate, approximately 80.4% of total sales. Any factor adversely affecting either the availability of these products, or the market or pricing for these products, would have a material adverse effect upon Jones' business and the results of its operations. Gross margins applicable to the sale of thrombin products in 2000 will be reduced somewhat due to sales of Thrombogen(R) of approximately $6.6 million in this concluding year of Jones' supply commitment to Johnson & Johnson's Ethicon subsidiary. Sales of Thrombogen(R) in 1999 and 1998 were $1.6 million and $0, respectively.

JONES RELIES ON THIRD-PARTY MANUFACTURERS FOR MANY OF ITS PRODUCTS, AND ANY DELAYS OR DIFFICULTIES EXPERIENCED BY THEM MAY REDUCE JONES' PROFIT MARGINS AND REVENUES OR HARM ITS REPUTATION.

     Tapazole(R), Triostat(R), Cytomel(R) and Brevital(R), which collectively represented approximately 38.0% of 1999 sales, are produced for Jones by third party manufacturers under agreements arising from Jones' acquisition of these product lines. Jones depends upon these suppliers and they, in turn, generally depend on sole-source suppliers for key raw materials used in these products. Alternative sources of these products are not readily available and any transfer of production would be subject to FDA site-change approval. Although Jones believes its contracts for these products are with reliable and substantial entities, interruption in product deliveries and/or the need to enter into new agreements upon the expiration of the current term with the same or another manufacturer present the risk that Jones may not be able to obtain adequate supplies in a timely fashion or at all.

     Disruption in the available supply of Tapazole(R), Triostat(R), Cytomel(R) or Brevital(R), or an inability to obtain sources of supply upon the expiration of current manufacturing arrangements would be materially adverse to Jones' business and financial condition and to the results of its operations. Changes in manufacturing arrangements for these products, whether resulting in a new supplier or new contract terms with an existing supplier, may result in an increase in Jones' costs of good sold. Even if prices are raised to offset some or all of these additional costs, gross margins may be adversely affected.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD AFFECT JONES' ABILITY TO OPERATE ITS BUSINESS.

     The manufacturing, processing, formulation, packaging, labeling, advertising and sampling of pharmaceutical products are subject to extensive regulation by various federal and state agencies including the FDA, the Federal Trade Commission, the Drug Enforcement Agency, the Consumer Products Safety Commission, the Environmental Protection Agency and the U. S. Department of Agriculture. In addition to other costs of compliance with such regulations, Jones is subject to possible risks arising from changes in these regulations or based upon alleged violations of regulations. These risks could render Jones' products unavailable to the market or unmarketable or result in product recalls. Any of these developments could materially and adversely affect Jones' reputation, business, and financial condition and its results of operations.

     - A pending change in the status of levothyroxine products requires that Jones obtain approval of Levoxyl(R) as a "new drug." Failure to obtain such approval in a timely fashion would materially and adversely affect Jones' business and financial condition and the results of its operations.

     - The FDA has adopted regulations under the Modernization Act of 1997 restricting the ability of pharmaceutical companies, including Jones, to market products for "off labeled" indications.

     - In January 2000 Jones received a Warning Letter from the FDA challenging terminology used in an advertisement for Levoxyl(R). Jones has complied with steps requested in the letter and does not currently anticipate that the FDA will seek to impose further sanctions.

AN INCREASE IN PRODUCT LIABILITY CLAIMS COULD HARM JONES' BUSINESS.

     In addition to government regulation, Jones faces an inherent risk of exposure to product liability claims. These claims might allege that the use of a product manufactured or distributed by Jones resulted in adverse effects for a patient or consumer. Product liability claims could materially and adversely affect Jones' reputation, business and financial condition and the results of its operations. These risks exist even with respect to products which are manufactured in regulated facilities or otherwise possess regulatory approval for commercial sale. These risks exist even though Jones has taken and continues to take what it believes are appropriate quality control and precautions in its operations.

JONES RECENTLY IMPLEMENTED CHANGES IN ITS MARKETING STRATEGIES WHICH COULD ADVERSELY AFFECT SALES LEVELS.

     During 1999 Jones implemented modifications to its marketing approach to

     - unify its field sales staff to concentrate on its endocrine product line and other products subject to competitive markets, and

     - renegotiate contract pricing agreements which provide incentive discounts and rebates.

     Jones' current promotional emphasis could adversely affect sales levels of its critical care products which now receive less promotion. Changes in available incentive discounts and rebates may result in greater resistance to price increases. Despite these risks, Jones believes that the intended benefits from these strategic measures will favorably affect operating results in future periods.

JONES IS A DEFENDANT IN LITIGATION WHICH IS CURRENTLY BEING HANDLED BY ITS INSURANCE CARRIER. SHOULD THIS COVERAGE BE SUBSEQUENTLY DENIED AND JONES WERE TO LOSE ALL OF THESE LAWSUITS, JONES RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Jones is a defendant in more than 2,500 multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine phentermine, which is usually referred to as "fen/phen." Jones did, following an acquisition in 1996, act as a distributor of Obenix, a branded phentermine product. Jones also distributed a generic phentermine product. Jones believes that its phentermine products have been identified in less than 100 of the foregoing cases. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. They seek compensatory and punitive damages as well as medical care and court-supervised medical monitoring. The plaintiffs claim liability based on a variety of theories including but not limited to, product liability, strict liability, negligence, breach of warranties and misrepresentation. These suits are filed in various jurisdictions throughout the United States and in each of these suits, we are one of many defendants, including manufacturers and other distributors of these drugs. Jones denies any liability incident to the distribution of its phentermine product and intends to pursue all defenses available to it. Jones has tendered defense of these lawsuits to its insurance carriers for handling and they are currently defending Jones in these suits. The lawsuits are in various states. It is too early to determine, what, if any, liability Jones will have with respect to the claims set forth in these lawsuits. In the event that Jones' insurance coverage is inadequate to satisfy any resulting liability, Jones will have to resume defense of these lawsuits and be responsible for the damages, if any, that are awarded against it.

RISKS RELATING TO THE INDUSTRY

ANY REDUCTION IN REIMBURSEMENT LEVELS BY MANAGED CARE ORGANIZATIONS OR OTHER THIRD-PARTY PAYORS MAY HAVE AN ADVERSE EFFECT ON KING'S AND JONES' REVENUES.

     Commercial success in producing, marketing and selling products depends, in part, on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and services. For example, many managed health care organizations are now controlling the pharmaceutical products that are on their formulary lists. The resulting competition among pharmaceutical companies to place their products on these formulary lists has reduced prices across the industry. In addition, many managed care organizations are considering formulary contracts primarily with those pharmaceutical companies that can offer a full line of products for a given therapy sector or disease state. Neither King nor Jones can assure you that their respective products will be included on the formulary lists of managed care organizations or that downward pricing pressures in the industry generally will not negatively impact their operations.

     In addition, a number of legislative and regulatory proposals aimed at changing the health care system, including the levels at which pharmaceutical companies are reimbursed for sales of their products, have been proposed. While neither King nor Jones can predict when or whether any of these proposals will be adopted or the effect these proposals may have on their respective business, the pending nature of these proposals, as well as the adoption of any proposal, may exacerbate industry-wide pricing pressures and could have a material adverse effect on each of King's and Jones' financial condition, results of operations or cash flows.

THE INDUSTRY IS HIGHLY COMPETITIVE.

     In the industry, smaller pharmaceutical companies like King and Jones compete with large, global pharmaceutical companies with substantially greater financial resources for the acquisition of products, technologies and companies. Neither King nor Jones can assure you that

     - it will be able to continue to acquire commercially attractive pharmaceutical products, companies or technologies,

     - additional competitors will not enter the market, or

     - competition for acquisition of products, companies, technologies and product lines will not have a material adverse effect on its business, financial condition and results of operations.

     King and Jones also compete with pharmaceutical companies in developing, marketing and selling pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use or acquired by other pharmaceutical companies may be more effective or offered at lower prices than King's or Jones' current or future products. Competitors may also be able to complete the regulatory approval process sooner and, therefore, may begin to market their products in advance of King's or Jones'. King and Jones believe that competition for sales of their products will be based primarily on product efficacy, safety, reliability, availability and price.

                              RECENT DEVELOPMENTS

     In addition to the risk factors described on the preceding pages, shareholders of both King and Jones should consider the following developments since December 31, 1999, both as they affect each company individually and as they affect the combined company that would result from the merger.

KING

     - King completed its acquisition of Medco Research, Inc. on February 25, 2000, in a transaction accounted for as a pooling of interests.

     - During the quarter ended June 30, 2000, King raised significant additional equity capital aggregating $240 million through the issuance of 6.0 million shares of its common stock in an underwritten block trade in April 2000 and the issuance of 1.9 million shares of common stock to American Home Products in connection with the Altace(R) co-promotion agreement.

     - Under the terms of the Altace(R) co-promotion agreement, American Home Products will share in the revenues, net of certain costs, of future sales of Altace(R) in excess of specified levels in exchange for its marketing efforts. If King receives FDA approval of its supplemental New Drug Application for the use of Altace(R) to treat indications cited in the Hope Study, American Home Products is obligated to pay an additional $50 million to King.

     - Approximately $181.2 million of the additional equity raised by King was used to retire or prepay indebtedness. In connection therewith, King incurred charges of approximately $4.7 million, net of tax, in the quarter ended June 30, 2000, relating to the write-off of unamortized financing costs incurred in connection with the prepaid indebtedness.

     - On July 7, 2000, King completed the acquisition of US marketing rights to the Nordette(R), Bicillin(R), and Wycillin(R) product lines from American Home Products as contemplated by the co-promotion agreement for $200 million, financed with a draw of $10.0 million on a $50.0 million bridge loan, $25.0 million in the form of a note issued to American Home Products, $37.5 million of the proceeds from the sale of stock to American Home Products, $25.0 million received in connection with the co-promotion agreement with American Home Products, $90.0 million from the revolving credit facility and $12.5 million in cash from operations.

     Certain of the foregoing transactions have significantly affected King's balance sheet. King's debt to equity ratio has decreased from 264% at December 31, 1999, to 62% at June 30, 2000. The 7.9 million additional shares of King's common stock sold during the second quarter represent 8.5% of its stock outstanding at June 30, 2000.

JONES

     - In late March 2000, the FDA approved two generic formulations of methimazole products similar to its Tapazole(R) products. Jones subsequently acquired the rights to one of these generic products with a view to introducing a generic alternative thyroid treatment to the veterinary market. Jones understands that sales of the other generic formulation, as a product intended for human use, commenced in June 2000.

     - Triostat(R) was previously produced for Jones under a supply agreement with SB Pharmco Puerto Rico Inc. (an affiliate of SmithKline Beecham plc) which expired in June 2000. Jones is negotiating a long-term supply contract for the manufacture and supply of this product with Akorn Incorporated. FDA approval of the site transfer for manufacturing of Triostat(R) has been obtained. Jones received its first shipment of product manufactured by Akorn in July 2000, consisting of an estimated five months inventory supply.

     - Jones anticipates near term capital expenditures approximating $3.5 million in order to adopt and apply viral inactivation processes to the manufacture and packaging of its thrombin-based products, which are derived from bovine blood. Jones does not anticipate that implementation of the processes, which are required under applicable FDA regulations, will adversely affect the stability or other properties of Thrombin-JMI(R).

     - For many years, Jones has supplied Thrombogen(R), a line of thrombin-based products manufactured under a distribution and development agreement with Ethicon, Inc, a subsidiary of Johnson & Jonson Products, Inc. This agreement is scheduled to expire in October 2000. Ethicon is seeking an extension of the supply relationship and in connection therewith has claimed in correspondence to Jones that a failure of Jones to continue production on behalf of Ethicon may violate federal antitrust laws. Jones' Gentrac facility in Madison, Wisconsin is the sole domestic facility currently licensed by the FDA to produce natural thrombin products.

SECOND QUARTER EARNINGS RELEASES

     JONES. On July 19, 2000, Jones announced operating results for the quarter and six months ended June 30, 2000. For the quarter and six months then ended, Jones reported sales of $51.6 million and $97.4 million, respectively, compared to sales of $31.3 million and $60.8 million, respectively for the prior year periods. The year 2000 results represent a 65% increase in sales for the second quarter and a 60% increase in sales for the six months. Jones' earnings for the second quarter were $0.30 per share, up 77% from $0.17 in 1999. Jones' earnings for the six months ended June 30, 2000, were $0.58 per share, up 81% from $0.32 in 1999.

     KING. On July 24, 2000, King announced operating results for the quarter and six months ended June 30, 2000. For the quarter and six months then ended, King reported revenues of $103.1 million and $194.6 million, respectively, compared to revenues of $84.9 million and $152.5 million, respectively for the prior year periods. The year 2000 results represent a 21% increase in revenues for the second quarter and a 28% increase in revenues for the six months.

     King's earnings for the second quarter, prior to extraordinary charges of $4.7 million for the writeoff of certain deferred financing costs relating to repayment of indebtedness under its senior credit facility, were $0.19 per share, up 19% from $0.16 in 1999. Total debt decreased 48.2%, or $273.5 million, from $567.9 million at December 31, 1999 to $294.4 million at June 30, 2000 due to this repayment. King's earnings for the six months ended June 30, 2000, prior to the extraordinary charges and prior to non-recurring merger and restructuring costs relating to its acquisition of Medco, were $0.32 per share, up 19.0% from comparable earnings of $0.27 in 1999.

     Additional information concerning Jones' and King's three months and six months ended June 30, 2000, will be included in their respective quarterly reports on Form 10-Q which will be filed with the Securities and Exchange Commission on or before August 14, 2000. These filings will be incorporated in this joint proxy statement/prospectus by reference when made. You are urged to read and consider this financial information. See the section entitled "Where You Can Find More information."

                           KING PHARMACEUTICALS, INC.
         UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following tables present unaudited selected pro forma combined condensed financial data for King after giving effect to the merger with Jones. The merger with Jones will be accounted for using a pooling-of-interests method of accounting. The selected pro forma financial data presented below reflect the operations of King and Jones for the three-month periods ended March 31, 2000 and 1999, and for the years ended December 31, 1999, 1998 and 1997. In addition, the information for the year ended December 31, 1999 reflects King's acquisition of the Lorabid(R) product line on August 19, 1999 as if it occurred on January 1, 1999. The unaudited selected pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the results that would have been obtained if the merger had occurred at the beginning of the periods presented (in the case of statement of operations items) or at the dates of the balance sheet (in the case of balance sheet items), or that may be obtained in the future. The selected unaudited pro forma combined condensed financial data should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Information appearing elsewhere in this joint proxy statement/prospectus.

                                                      FOR THE THREE-
                                                       MONTHS ENDED               FOR THE YEAR ENDED
                                                        MARCH 31,                    DECEMBER 31,
                                                   --------------------    --------------------------------
                                                     2000      1999(1)     1999(1)     1998(1)     1997(1)
                                                   --------    --------    --------    --------    --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
  DATA:
Total revenues...................................  $137,175    $ 97,046    $544,262    $294,421    $156,690
                                                   --------    --------    --------    --------    --------
Operating Costs and Expenses:
  Cost of revenues...............................    30,477      23,395     151,728      91,189      39,552
  Selling, general and administrative............    33,728      21,074     118,530      61,189      41,613
  Depreciation and amortization..................     9,277       7,786      36,655      15,566       8,576
  Research and development costs.................     3,665       3,146      17,659      10,866       7,792
  Merger and restructuring costs(2)..............    20,789          --          --          --          --
  Nonrecurring charges(3)........................        --          --          --      10,500          --
                                                   --------    --------    --------    --------    --------
        Total operating costs and expenses.......    97,936      55,401     324,572     189,310      97,533
                                                   --------    --------    --------    --------    --------
  Operating income...............................    39,239      41,645     219,690     105,111      59,157
Other income (expense):
  Interest (expense).............................   (14,032)    (12,719)    (61,255)    (15,081)     (3,025)
  Interest income................................     4,021       2,167      10,507       7,961       4,672
  Other income (expenses)........................      (126)        (71)     (3,239)      4,016         673
                                                   --------    --------    --------    --------    --------
Income from continuing operations before income
  taxes..........................................    29,102      31,022     165,703     102,007      61,477
Income tax expense...............................   (18,463)    (11,738)    (62,714)    (36,877)    (19,608)
                                                   --------    --------    --------    --------    --------
Income from continuing operations................  $ 10,639    $ 19,284    $102,989    $ 65,130    $ 41,869
                                                   ========    ========    ========    ========    ========
PER SHARE INCOME FROM CONTINUING OPERATIONS(4):
  Basic..........................................  $   0.07    $   0.12    $   0.66    $   0.43    $   0.29
                                                   ========    ========    ========    ========    ========
  Diluted........................................  $   0.07    $   0.12    $   0.65    $   0.43    $   0.29
                                                   ========    ========    ========    ========    ========
Weighted average common shares(4):
  Basic..........................................   156,771     155,658     155,848     151,172     142,144
                                                   ========    ========    ========    ========    ========
  Diluted........................................   160,396     158,061     158,668     153,095     143,902
                                                   ========    ========    ========    ========    ========

                                                              MARCH 31,
                                                                 2000
                                                              ----------
BALANCE SHEET DATA:
Working capital.............................................  $  228,247
Total assets................................................   1,138,014
Total long-term liabilities.................................     502,305
Total shareholders' equity..................................     491,321

-------------------------

(1) King completed various product purchase acquisitions for which the results of operations of the acquired products are included in King's consolidated results of operations from the respective dates of the acquisitions (see footnote 7 to King's consolidated financial statements).
(2) Reflects merger and transaction costs associated with King's completed merger with Medco Research, Inc. on February 25, 2000.
(3) Reflects a non-cash accounting charge related to an impairment of certain under-performing long-lived assets (see footnote 3 to Jones' consolidated financial statements).
(4) Retroactively reflects King's 3 for 2 stock split effective June 21, 2000.

                   KING SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below contain selected consolidated financial data for King. The results of operations of King's purchase accounting acquisitions are included in King's consolidated results of operations from the respective dates of the acquisitions. This information has been derived from King's consolidated financial statements, which are incorporated herein by reference.

                                              THREE-MONTH
                                             PERIOD ENDED
                                               MARCH 31,                    YEAR ENDED DECEMBER 31,
                                           -----------------   -------------------------------------------------
                                            2000      1999       1999       1998      1997      1996      1995
                                           -------    ----     --------   --------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenues...........................  $91,441   $67,569   $379,921   $191,007   $67,909   $33,911   $35,211
                                           -------   -------   --------   --------   -------   -------   -------
Operating Costs and Expenses:
  Cost of revenues.......................   22,585    17,139    118,865     68,925    16,019    11,356    16,086
  Selling, general and administrative....   25,711    13,920     80,213     36,193    19,950    14,964    12,427
  Depreciation and amortization..........    7,858     6,442     27,734      9,963     3,071     1,177     1,913
  Research and development costs.........    3,434     2,907     16,316     10,749     7,792     5,788     8,526
  Merger and restructuring costs(2)......   20,789        --         --         --        --        --        --
                                           -------   -------   --------   --------   -------   -------   -------
        Total operating costs and
          expenses.......................   80,377    40,408    243,128    125,830    46,832    33,285    38,952
                                           -------   -------   --------   --------   -------   -------   -------
Sale of product line.....................       --        --         --         --        --        --    13,102
                                           -------   -------   --------   --------   -------   -------   -------
Operating income.........................   11,064    27,161    136,793     65,177    21,077       626     9,361
Interest expense.........................  (14,032)  (12,719)   (55,371)   (14,866)   (2,787)   (1,272)   (2,006)
Interest income..........................      822       771      3,314      2,875     2,110     2,345     2,238
Other income, net........................     (181)      (88)    (3,052)     4,004       682     2,363     1,367
                                           -------   -------   --------   --------   -------   -------   -------
Income before income taxes and
  extraordinary item.....................   (2,327)   15,125     81,684     57,190    21,082     4,062    10,960
Income tax (expense) benefit.............   (6,206)   (5,617)   (29,986)   (15,627)   (4,257)       20    (5,158)
                                           -------   -------   --------   --------   -------   -------   -------
Income (loss) before extraordinary
  item...................................   (8,533)    9,508     51,698     41,563    16,825     4,082     5,802
Extraordinary item net of income taxes...       --      (705)      (705)    (4,411)       --        --       528
                                           -------   -------   --------   --------   -------   -------   -------
Net income (loss)........................  $(8,533)  $ 8,803   $ 50,993   $ 37,152   $16,825   $ 4,082   $ 6,330
                                           =======   =======   ========   ========   =======   =======   =======
Basic income per common share(1):
  Income (loss) before extraordinary
    item.................................  $ (0.10)  $  0.12   $   0.62   $   0.53   $  0.24   $  0.12   $  0.18
  Extraordinary item.....................       --     (0.01)     (0.01)     (0.06)       --        --      0.02
                                           -------   -------   --------   --------   -------   -------   -------
  Net income (loss)......................  $ (0.10)  $  0.11   $   0.61   $   0.47   $  0.24   $  0.12   $  0.20
                                           =======   =======   ========   ========   =======   =======   =======
Diluted income per common share(1):
  Income (loss) before extraordinary
    item.................................  $ (0.10)  $  0.12   $   0.62   $   0.53   $  0.24   $  0.12   $  0.18
  Extraordinary item.....................       --     (0.01)     (0.01)     (0.06)       --        --      0.02
                                           -------   -------   --------   --------   -------   -------   -------
  Net income (loss)......................  $ (0.10)  $  0.11   $   0.61   $   0.47   $  0.24   $  0.12   $  0.20
                                           =======   =======   ========   ========   =======   =======   =======
Shares used in basic net income (loss)
  per share(1)...........................   83,213    82,737     82,795     78,460    69,796    34,740    31,877
                                           =======   =======   ========   ========   =======   =======   =======
Shares used in diluted net income (loss)
  per share(1)...........................   84,257    83,460     83,663     78,858    69,872    34,740    31,877
                                           =======   =======   ========   ========   =======   =======   =======

                                                                               DECEMBER 31,
                                                MARCH 31,   --------------------------------------------------
                                                  2000        1999       1998       1997      1996      1995
                                                ---------   --------   --------   --------   -------   -------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...............................  $ 36,913    $ 72,683   $ 60,023   $ 19,735   $29,986   $35,334
Total assets..................................   805,658     881,341    730,352    154,476    81,907    77,064
Total long-term liabilities...................   496,850     567,493    520,258     53,094    20,276     8,388
Total shareholders' equity....................   209,829     215,408    159,495     73,990    52,196    46,111

-------------------------

(1) Retroactively reflects King's 3 for 2 stock split that was effective June 21, 2000.

(2) Reflects merger and transaction costs associated with King's completed merger with Medco Research, Inc. on February 25, 2000.

                   JONES SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below contain selected consolidated financial data of Jones. This information has been derived from Jones' consolidated financial statements which are incorporated herein by reference.

                                           THREE MONTHS
                                          ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                         -----------------   ---------------------------------------------------
                                          2000      1999       1999       1998       1997       1996      1995
                                         -------   -------   --------   --------   --------   --------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Sales from continuing operations.......  $45,734   $29,477   $132,544   $103,414   $ 88,781   $ 64,181   $39,937
                                         -------   -------   --------   --------   --------   --------   -------
Operating costs and expenses:
  Cost of sales........................    8,305     6,584     25,077     23,839     25,430     20,277    14,639
  Selling general and administrative...    8,183     7,301     29,484     25,359     21,914     17,745    15,150
  Research and development.............      231       239      1,343        117         --        410       452
  Amortization.........................      840       869      3,538      3,665      3,357      2,011       824
  Non-recurring charges................       --        --         --     10,500         --      5,743        --
                                         -------   -------   --------   --------   --------   --------   -------
        Total operating costs and
          expenses.....................   17,559    14,993     59,442     63,480     50,701     46,186    31,065
                                         -------   -------   --------   --------   --------   --------   -------
Operating income from continuing
  operations...........................   28,175    14,484     73,102     39,934     38,080     17,995     8,872
Other income (expense).................    3,254     1,413      7,006      4,883      2,315      1,755      (484)
                                         -------   -------   --------   --------   --------   --------   -------
Income before taxes from continuing
  operations...........................   31,429    15,897     80,108     44,817     40,395     19,750     8,388
Income tax expense.....................  (12,257)   (6,121)   (31,164)   (21,250)   (15,351)    (8,232)   (3,074)
                                         -------   -------   --------   --------   --------   --------   -------
Income from continuing operations(1)...  $19,172   $ 9,776   $ 48,944   $ 23,567   $ 25,044   $ 11,518   $ 5,314
                                         =======   =======   ========   ========   ========   ========   =======
Income from continuing operations per
  common share:
  Basic................................  $  0.29   $  0.15   $   0.75   $   0.36   $   0.39   $   0.19   $  0.10
                                         =======   =======   ========   ========   ========   ========   =======
  Diluted..............................  $  0.28   $  0.15   $   0.73   $   0.36   $   0.38   $   0.18   $  0.09
                                         =======   =======   ========   ========   ========   ========   =======
Weighted average common shares
  outstanding:
  Basic................................   65,385    64,819     64,936     64,633     64,309     60,798    53,915
                                         =======   =======   ========   ========   ========   ========   =======
  Diluted..............................   67,679    66,312     66,671     65,988     65,804     62,522    55,231
                                         =======   =======   ========   ========   ========   ========   =======
Cash dividends declared per share......  $  0.02   $  0.01   $   0.06   $   0.05   $   0.04   $   0.03   $  0.02
                                         =======   =======   ========   ========   ========   ========   =======

                                                                              DECEMBER 31,
                                               MARCH 31,   ---------------------------------------------------
                                                 2000        1999       1998       1997       1996      1995
                                               ---------   --------   --------   --------   --------   -------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital..............................  $209,534    $191,084   $142,255   $ 78,550   $ 70,519   $18,932
Total assets.................................   332,356     300,465    248,778    203,729    177,233    86,238
Total long-term liabilities..................     5,455       5,135      4,386      5,922      5,282    15,894
Total shareholders' equity...................   299,692     279,604    232,670    191,726    161,919    55,939

-------------------------

(1) In the years 1998, 1997, 1996, and 1995, Jones had income from discontinued operations net of tax, of $18,768, $6,926, $6,621, and $7,075, respectively. The effect on basic earnings per share of the discontinued operations for the years ended December 31, 1998, 1997, 1996 and 1995 was $0.29, $0.11,
    $0.11, and $0.13, respectively. The effect on diluted earnings per share of the discontinued operations for the years ended December 31, 1998, 1997, 1996 and 1995 was $0.28, $0.11, $0.11, and $0.13, respectively.

                                   THE MERGER

     This section of the joint proxy statement/prospectus briefly describes the business of King and Jones and certain aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about King and about Jones into this joint proxy statement/prospectus. See "Documents Incorporated by Reference in this Joint
Proxy Statement/Prospectus" on page   . You may obtain the information
incorporated by reference in this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find
More Information" on page   .

THE COMPANIES

                           KING PHARMACEUTICALS, INC.
                                501 Fifth Street
                            Bristol, Tennessee 37620
                             Phone: (423) 989-8000

     King is a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of almost 300 representatives and through co-promotion arrangements, it markets its branded pharmaceutical products to general/family practitioners and internal medicine physicians and hospitals across the United States and Puerto Rico.

                           JONES PHARMA INCORPORATED
                                1945 Craig Road
                           St. Louis, Missouri 63146
                             Phone: (314) 576-6100

     Jones manufactures and markets specialty pharmaceutical products. Jones' principal product lines currently consist of thyroid treatment products directed to the endocrine therapy market, thrombin products used as hemostatic agents in the critical care market and methohexital products used as general anesthetic agents in the critical care market. Jones markets its products with a national sales force of 125 dedicated sales representatives who promote its products throughout the United States.

BACKGROUND OF THE MERGER

     King began its operations in 1994 as a private company principally engaged in contract manufacturing and in manufacturing and marketing generic pharmaceutical products. King rapidly evolved into a publicly-traded company focused on the manufacturing, selling and distribution of branded prescription pharmaceutical products. King's growth has primarily been fueled by the acquisition of existing branded pharmaceutical products (as opposed to the internal development of new chemical entities) or the discovery of new therapeutic indications for existing compounds. As part of its operations, King's management regularly scrutinizes the pharmaceutical industry, including the recent wave of consolidation in the industry, searching for opportunities to expand and complement its product portfolio and to fill perceived voids in its vertically integrated structure.

     In February 2000, King acquired Medco Research, Inc. as a step towards increasing its vertical integration. Medco is a cardiovascular development operation, which allows King to have an expanded research and development capability, and a unique patented technology platform for the internal development of products or the in-licensing of new technologies. For some time, King's senior management has perceived value in acquiring a company which would permit the combined entity to compete more aggressively in the market place. Toward this end, King has considered, to varying degrees, the possibility of acquisitions or combinations with several companies and the potential strategic fit with them based on their lines of businesses, intellectual property assets, existing revenue streams, potential for revenue growth, existing cash reserves and their management and employee cultures.

     Jones has experienced similar evolutionary growth since its beginnings in 1981 as one of the country's first emerging pharma companies. Jones has also achieved significant growth primarily through acquisitions of products or businesses which complemented or expanded its existing business, initially operating in both the pharmaceutical and nutritional supplements fields. Jones' most recent acquisitions were of the Triostat(R) and Cytomel(R) synthetic thyroid product lines in June 1997, complementing its acquisition of Daniels Pharmaceuticals, Inc. (the developer, manufacturer and marketer of Levoxyl(R)) in August 1996 in a pooling of interests transaction.

     In April 1998 Jones sold its nutritional supplements business and discontinued its contract manufacturing business to focus on the production of its own pharmaceutical products with higher gross profit margins and a greater potential for growth. As the key elements of Jones' business strategy evolved after this sale, Jones sought to maximize the productivity of its sales force through the targeted marketing of promotion-sensitive, niche market pharmaceuticals and its marketing initiatives permitted it to increase net unit revenue while maintaining or expanding market share. Although Jones continued to review and evaluate possible acquisitions of additional products or product lines, and to consider an entry into development of new pharmaceuticals or for treatments of new indications, Jones recognized in its Form 10-K and Annual Report for 1999 that pursuit of growth by these latter means presented risks and conflicts between short-term and long-term objectives. These risks led management of Jones to consider the possibility of a larger transaction that might combine the growth and earnings prospects of Jones' existing portfolio with additional products having attractive growth prospects and also having new product development or new application capability. After reviewing alternatives, it was decided that such a transaction might provide additional capabilities while reducing dependence on a limited number of product lines. King was identified as the company which best fit the desired profile and as the only company having current market capitalization and growth prospects to permit a possible acquisition of Jones on a mutually attractive basis.

     In early May, Dennis M. Jones, Chief Executive Officer and Chairman of the Board of Jones called John M. Gregory, Chief Executive Officer and Chairman of the Board of King regarding a potential strategic business combination. Mr. Jones invited John M. Gregory and Joseph R. Gregory, Vice Chair of Operations of the Board of King, to his home in St. Louis, Missouri to discuss the possibilities of a merger. Mr. Jones and John Gregory agreed to meet in St. Louis on May 31, 2000.

     On May 31, 2000, John Gregory and Joseph Gregory met with Dennis Jones and his wife, Judith A. Jones, Executive Vice President of Corporate Affairs of Jones, together with G. Andrew Franz, Chief Operating Officer of Jones and Michael T. Bramblett,

Executive Vice President of Business Development of Jones at the residence of Dennis and Judith Jones in St. Louis, Missouri. Dennis Jones began the meeting by stating that Jones' senior management had for some time been observing the tremendous growth of King and had noted that the two companies had both successfully employed a strategy of growth through acquisitions. Mr. Jones commented that a combination of Jones with King could offer several synergies. The participants discussed rationales for a merger. The parties believed that a unified company would have multiple opportunities for growth through combined product lines, would offer top-line product synergies (i.e., by marketing Jones' Levoxyl(R) product to the family practitioners and general practitioners which King targets in selling its products and by promoting King's Altace(R) product to the endocrinologists targeted by Jones) and would produce a combined company with a market capitalization and revenues in line with some of the largest emerging pharma companies. In addition to reviewing the record of King's prior growth, John Gregory shared with Jones' management the anticipated parameters and timing relating to a co-promotion agreement for Altace(R).

     Both parties noted that they would regard such a combination as a strategic merger and would consider the transaction only if it was structured as a tax-free reorganization and could be accounted for as a pooling of interests. Dennis Jones commented that in order to facilitate the integration of management of a combined operation and to reduce management costs at Jones in the event of a merger, he and his wife would be willing to consider retirement although remaining available on a consulting or advisory basis. Mr. Franz and Mr. Bramblett indicated their interest in continuing involvement with the combined company. Dennis Jones indicated that as part of the transaction, he wanted to ensure that the Jones employees were treated fairly after the merger. The parties discussed the engagement of investment bankers and Dennis Jones indicated that Jones would expect an exchange ratio that resulted in a premium over the market price of Jones stock. Finally, the parties confirmed that no member of either entity's board had been apprised of this potential transaction. John Gregory indicated that he would discuss with the King board of directors Jones' interest in a merger.

     Following the Gregorys' departure from St. Louis, Mr. and Mrs. Jones, Mr. Franz and Mr. Bramblett, as the senior executive management of Jones and also constituting a majority of its Board of Directors, shared with each other their reactions to the Gregorys and the information about King's products, operations and strategy as shared with them in the course of the meeting, including the potential for other products King expected to acquire when it selected a co-promotion partner for Altace(R). Following that discussion, Dennis Jones contacted Edward A. Chod, corporate counsel for and a director of Jones, and requested that Mr. Chod and other representatives of Greensfelder, Hemker & Gale, P.C., Jones' outside counsel, meet with Mr. Jones and Mr. Franz on the following day to discuss the possible transaction. During that meeting, Mr. Jones' rationale in proposing and considering a possible combination with King was reviewed and questions concerning the anticipated structural, procedural and timing aspects of such a transaction were also reviewed and discussed.

     On June 1, 2000, John Gregory and Joseph Gregory first informed the board of their conversations with Mr. Jones and summarized their meeting for the other members of King's board of directors (which included all of King's directors who were serving at that time, namely, Ernest C. Bourne, Jefferson J. Gregory, Frank
W. DeFriece, Jr., D. Greg Rooker and Richard C. Williams). Brian G. Shrader, King's Chief Financial Officer and Kyle P. Macione, Executive Vice President of Corporate Affairs, were also in attendance.

Following general discussion of the opportunities presented by the merger, the King board members unanimously voted to explore further a potential merger with Jones.

     John Gregory called Dennis Jones on June 2, 2000 to inform him of the decision by King's board of directors to explore a potential merger with Jones. Mr. Jones told John Gregory that a majority of the Jones board of directors had similarly approved moving forward and they agreed to meet with their respective counsel, consultants and management teams on June 7, 2000 in Bristol, Tennessee at King's headquarters to discuss material terms of the transaction. Dennis Jones and John Gregory also agreed to move forward with due diligence matters if the meeting on June 7 was successful.

     On June 5, 2000, members of King's senior management, three of its directors (Ernest C. Bourne, D. Greg Rooker and Richard C. Williams) and representatives from King's outside counsel, consultants and advisors discussed the events to date with respect to the proposed merger. There was discussion concerning the engagement of financial advisors. John Gregory reported that Jones was not currently engaged in discussions with other strategic partners. John Gregory explained to the group that it would be important for this transaction to be immediately accretive to King and to be accounted for as a pooling of interests. He noted the importance of further due diligence on Jones' products, including analyzing the competitive landscape surrounding Jones' key products. Other matters discussed included Jones' phentermine litigation, its majority shareholders, its key employees, and the need for outside consultants and intensive regulatory due diligence. The meeting concluded with a discussion of material terms to be discussed with Jones' management at the meeting in Bristol on June 7, 2000.

     In anticipation of continued discussions, confidentiality agreements were exchanged by King and Jones on June 6, 2000.

     A meeting was held in Bristol, Tennessee at King's headquarters on June 6 among King management, outside counsel and representatives of Credit Suisse First Boston. At this meeting the potential merger was discussed generally as were preliminary financial matters. Those present also discussed the material terms of the merger to be negotiated on the following day with Jones' management.

     On June 7, 2000, a meeting was held in Bristol among management representatives of King and Jones, their respective counsel and King's accountants to discuss the structure and principal terms of the transaction. The parties had a general understanding by the end of the meeting about the following terms, even though they were subject to continuing negotiation, due diligence investigations, and approval by the boards of each company:

     a. Subject to completion of the parties' respective due diligence, an exchange ratio of 1.125 shares of King for each share of Jones (as adjusted to reflect King's previously announced 3 for 2 stock split which occurred on June 21, 2000) with the expectation that the deal would be at least $0.01 accretive to King for 2001.

     b. Although the exchange ratio would not have price protection in the form of a "collar," Jones would have the right to terminate the transaction if the average price of King's stock resulted in a market value per share for Jones' stock of less than $33.00 per share unless King elected to increase the exchange ratio to provide that market value.

     c. Termination fees of approximately 3% of the deal value, not exceeding $100 million, would be due from Jones or from King under certain circumstances, principally relating to rejection of King's offer in favor of other offers. It was agreed that a portion of such fees might arise from cash settlement of options for shares of stock in either Jones or King, subject to review of the amount, circumstances and terms of such option arrangements.

     d. G. Andrew Franz would become a King board member and President and Chief Executive Officer of the Jones subsidiary.

     e. King would join in the indemnity provided to officers and directors of Jones for actions occurring prior to the closing date to avoid concern that any use of Jones' funds by King would reduce existing protection.

     f. The merger agreement and the representations and warranties therein would be mutual to a large extent.

     A variety of other issues, including arrangements with respect to Jones' employees generally and severance, consulting and other arrangements for Dennis and Judith Jones, and a registration rights agreement for affiliates were deferred pending King's review of arrangements and policies currently in place.

     Timing for the transaction was also discussed and it was agreed that the parties' respective due diligence investigations should commence as promptly as practicable and that the parties and their respective counsel would endeavor to negotiate and draft the terms of agreements so that such agreements could be available in definitive form as promptly as practicable upon completion of their respective investigations. At the conclusion of the meeting on June 7, it was agreed that matters relating to access to facilities and documents for purposes of due diligence would be coordinated by Richard Williams on behalf of King and by Michael Bramblett on behalf of Jones with a view to keeping knowledge of the discussions between King and Jones confidential. Matters relating to negotiation of documents and terms of the transaction were to be handled by King's and Jones' respective counsel during this period rather than by direct negotiation between the parties.

     From June 8 through June 11, King management prepared preliminary lists of due diligence assignments and established parameters for functional responsibilities. Discussions among King management personnel and outside consultants were held regarding due diligence matters. Due diligence request lists were prepared and a comprehensive due diligence plan was devised. On June 12, 2000, outside counsel for King, its consultants and financial advisors met with Richard Williams to discuss the coordination of the due diligence review of Jones.

     After returning from the meeting on June 7, Dennis Jones contacted investment banking and merger personnel at Chase Securities to advise them of the proposed combination of Jones with King and to engage their services as an advisor to Jones. On June 9 representatives of Chase Securities met with management of Jones and representatives of Jones' counsel and accountants to provide a preliminary valuation analysis and strategic assessment of the proposed transaction and to review the material terms of the transaction as outlined at the June 7 meeting with King. Following this meeting terms of the formal engagement of Chase Securities by Jones were reviewed with Dennis Jones and Jones' counsel.

     From June 12 through June 26, both King and Jones conducted their respective corporate business, financial, intellectual property, legal, regulatory, environmental and strategic review of each other's operations and facilities.

     - In addition to its management, counsel, outside consultants, accountants and financial advisors, King was assisted in its due diligence reviews of Jones by Dr. Robert C. Smallridge of the Mayo Clinic as an external endocrinologist consultant. King's due diligence focused not only on Jones' existing products, operations and prospects but also on the synergies which might develop from the merger transaction and certain estimates of such synergies were shared by management of King with Chase Securities in its role as an advisor to Jones.

     - In addition to its management, counsel, accountants and financial advisors, Jones was assisted in its due diligence reviews of Altace(R), the HOPE Study and the supplemental new drug application for Altace(R) by Dr. Thomas A. Garvey, III. A material focus of Jones' due diligence efforts was toward evaluation of prospects for Altace(R) and the co-promotion and related transactions between King and American Home Products. Jones also reviewed other key products of King, its management team and assessed the FDA and related regulatory issues disclosed by King as "risk factors," particularly with respect to King's Parkedale facility.

     On June 16, 2000, Hogan & Hartson on behalf of King forwarded to Jones' counsel, Greensfelder, Hemker & Gale, an initial draft of the merger agreement without proposed exhibits or other ancillary documents. On June 21, 2000, Richard Williams of King met with Mr. Bramblett and Mr. Franz and Edward A. Chod of Greensfelder, Hemker & Gale, P.C., Jones' outside legal counsel, regarding facility visits, open due diligence items of both parties and issues related to the severance arrangements for Dennis and Judith Jones, including existing agreements relating to split-dollar and key-man life insurance policies, consulting agreements and other severance-related matters. On June 23, 2000, counsel to Jones provided comments to the draft merger agreement.

     On June 21, Dennis Jones contacted by telephone the remaining outside directors of Jones to advise them of the existence of negotiations between Jones and King relating to a possible combination and to arrange a meeting of the board of directors of Jones at which the rationale for the transaction and the proposed terms could be more fully reviewed.

     On June 23, the full board of directors of Jones met to review the background of the transaction to date, including the bases for management's belief that the transaction would be in the best long-term interest of the holders of Jones' common stock. Publicly available information concerning King was reviewed and discussed together with the preliminary analysis received from Chase Securities. Mr. J. Hord Armstrong, III and Dr. Thomas F. Patton, each an outside director of Jones, each indicated that they were scheduled to be out of town on vacation for the following two weeks but that they would be available to return to St. Louis if necessary to consider and act upon the proposal. The Jones, board was also advised generally by Mr. Chod as to the state of negotiations relating to documentation of the proposed transaction and that Greensfelder, Hemker & Gale would be providing a redraft and commentary on changes to the draft merger agreement. Although Jones had not at this date completed its own due diligence reviews relating to King, the Jones board was advised that recent extensive independent due diligence reviews of King had been made by American Home Products in connection with the Altace(R) agreement and stock purchase and incident to a recent underwritten offering of King's securities.

     A meeting of King's board of directors and members of senior management was held on June 23, 2000, following King's annual shareholders meeting, during which an update on the proposed merger was given to King's board. At this meeting Richard Williams provided an in-depth discussion and analysis of due diligence efforts to date, including a description of the roles of outside resources and various employees of King. Public information concerning Jones was distributed to all in attendance. The board carefully reviewed a preliminary summary prepared by Credit Suisse First Boston which addressed certain financial and business aspects of the potential merger. After extended discussion, John Gregory emphasized the confidentiality of this transaction and requested the board to continue to review in depth the documents they had received. The board was told that a special meeting would be held in the near future to determine whether King should pursue the Jones merger.

     On June 27, 2000, King's management held an all day meeting with outside consultants participating by telephone, for the purpose of discussing status reports from financial, accounting, legal, regulatory, business, environmental, strategic, intellectual property, and other consultants and the reports of internal senior management.

     From June 26 through June 30 King reviewed the trading prices of the stock of both companies and focused on the business review by outside consultants and Credit Suisse First Boston's financial analyses together with other information gathered during the due diligence process. During these days, calls were exchanged among Dennis Jones and other members of Jones' management and King representatives and King consultants to obtain answers to questions of concern to the parties and to discuss open material issues. On June 30, 2000, King's counsel circulated revised drafts of the merger agreement. On July 1, 2000 King and Jones agreed to the exchange ratio at 1.125, subject to the agreement on other outstanding issues.

     Through the course of July 2-6, several telephone conferences occurred among Richard Williams, John Gregory, Andrew Franz, Mike Bramblett, King's counsel, Jones' counsel and Jones and King management to address and negotiate open issues in the transaction. Information was sent to King's board members in anticipation of a special called meeting to be held on July 7, 2000.

     On July 5, 2000, the management of Jones met with counsel, including Mr. Chod, to review the status and open issues remaining with respect to Jones' due diligence investigation of King and the unresolved issues relating to the proposed merger agreement. On the basis of information shared during the course of such meeting, Jones management determined to continue the negotiations.

     On July 7, 2000 King convened an all day board meeting to consider and evaluate the transaction with Jones. One member of the board was traveling outside the United States and could not participate in this meeting. Representatives from King's counsel, consultants and advisors made presentations to the board and answered questions posed by board members and King's senior management. Representatives of Credit Suisse First Boston reviewed the financial terms of the proposed transaction and financial aspects of the merger. The members of King's board present unanimously voted to authorize management to continue negotiations.

     From July 7 through July 12, 2000, Jones' counsel and King's counsel continued negotiations and exchanged drafts of the transaction documents.

     In telephone calls with Mr. Armstrong and Dr. Patton on July 9 and 10, Dennis Jones advised them of developments in the negotiations with King during their absence and that meetings of the Jones board of directors would be held to consider the transaction in detail on July 11. At that meeting, which was attended by all members of Jones' board and by representatives of Greensfelder, Hemker & Gale, Ernst and Young LLP and Chase Securities, the terms of the proposed transaction and merger agreement (including issues then remaining unresolved) were reviewed in detail. Management of Jones reported to the directors on the results of the due diligence procedures undertaken and Jones' counsel and accountants commented on certain legal and accounting matters. Chase Securities provided its valuation analysis to the Jones board and delivered its opinion as to the fairness, from a financial point of view, of the exchange ratio of 1.125 to the holders of Jones common stock. The Jones board agreed that in order to further evaluate and reflect on the information provided it would meet again the following day to consider the proposal formally. On July 12, 2000 the Jones board met and unanimously authorized the transaction.

     King's board of directors and members of senior management also met on July 12, 2000 with one member absent because he was traveling on business outside the United States. Representatives of Credit Suisse First Boston made a presentation to King's board regarding the financial terms of the proposed merger. In addition, Credit Suisse First Boston delivered an oral opinion, which was confirmed in writing, that the exchange ratio was fair to King from a financial point of view as of that date and subject to the matters described in its opinion. The King board members present then voted unanimously to authorize the transaction.

     The final terms of the merger agreement and related documentation, including final disclosure schedules to the merger agreement, were negotiated during the remainder of the day on July 12. On the morning of July 13, after King had received the written fairness opinion of Credit Suisse First Boston, John Gregory, Joseph Gregory, Jefferson Gregory and Richard Williams, on behalf of King, and Mr. and Mrs. Jones, Mr. Franz, Mr. Bramblett, on behalf of Jones, met in St. Louis and counterparts of executed documents were exchanged by King's and Jones' counsel.

     On July 13, 2000, a joint press release was made and a joint conference call was held to announce the merger.

OUR REASONS FOR THE MERGER

     On July 12, 2000, the boards of directors of both Jones and King (with Mr. Earnest Deavenport, a King board member, being unavailable) concluded unanimously that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, each of the companies and their shareholders, and determined to recommend that the shareholders of both companies adopt and approve the merger agreement, approve the merger and approve the issuance of shares of King common stock, as the case may be.

     The decision of the board of directors of both Jones and King was based upon several potential benefits of the merger, including the following:

     - the merger will create a larger, more diversified pharmaceutical company, enabling us to compete more effectively for promising pharmaceutical opportunities;

     - the merger will combine the growth prospects related to Jones' portfolio of products with King's and both portfolios are expected to benefit from the availability of a larger combined sales force;

     - the merger will create opportunities to cross-market each company's products into complementary customer bases, for example to market Jones' Levoxyl product through King's sales force focused on general and family practitioners, and to market King's Altace products through Jones' sales force to endocrinologists;

     - the merger enhances King's balance sheet and cash flow and improves its financial flexibility to pursue future growth opportunities;

     - the merger is expected to result in the elimination of some duplicative costs and the achievement of some operating efficiencies;

     - the merger is expected to provide improved liquidity to shareholders of both King and Jones; and

     - the merger reduces or moderates reliance on any one product group, thus reducing attendant risks.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF KING

     In the course of reaching its decision to adopt the merger agreement, King's board of directors consulted with King's management, as well as its legal counsel and its financial advisors, and considered the following material factors:

          (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of King and Jones as separate entities and on a combined basis, including:

        - the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

        - the recent historical stock price performance of King common stock and Jones common stock; and

        - the percentage of the combined company King's shareholders would own following the merger.

          (2) the strategic nature of the transaction which places King's pro forma market capitalization and revenues in line with the largest, highest quality specialty pharmaceutical companies.

          (3) the merger provides King the opportunity to own multiple products with strong growth prospects including Altace(R), Levoxyl(R), Thrombin-JMI(R), and Cytomel(R).

          (4) the merger provides King with a presence in attractive niche markets.

          (5) the merger strengthens King's existing sales force by adding 123 persons focused on endocrinologists and general/family practitioners.

          (6) the merger enhances the liquidity of the King common stock by increasing the public float and the transaction reduces King's leverage ratio.

          (7) the merger provides potential synergies by providing opportunities to market Jones' product Levoxyl(R) to King's general/family practitioners and King's Altace(R) to endocrinologists.

          (8) the merger provides potential annual pre-tax revenue synergies.

          (9) the opinion of Credit Suisse First Boston to the effect that, as of the date of the opinion and based on and subject to the matters set out in its opinion, which is described below, under "Opinions of Financial Advisors -- Opinion of King's Financial Advisor," the exchange ratio was fair to King from a financial point of view.

          (10) the intended accounting of the merger as a pooling-of-interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholders interests in the two companies have simply been combined.

          (11) the structure of the transaction as a tax-free reorganization for United States federal income tax purposes.

          (12) the terms of the merger agreement regarding payment to Jones of a termination fee of $100 million in the event that a potential offer of a business combination with King occurs at or prior to the King shareholders meeting which requires the termination of the merger agreement with Jones as a condition to its offer and this business combination or a definitive agreement related to a business combination occurs within 12 months after termination of the agreement with Jones.

          (13) the terms of the merger agreement regarding the payment to Jones of a termination fee of $100.0 million in the event the King board withdraws or modifies its support of the merger.

          (14) the agreement that G. Andrew Franz, Chief Operating Officer and director, of Jones will become the president of Jones as a subsidiary of King and a member of the King board of directors.

          (15) the challenges of combining the businesses of two corporations and the risks of diverting management resources for an extended period of time.

          (16) the opportunity of the King shareholders to vote on the proposed merger with Jones.

     King's board considered all these factors in reaching the conclusions and recommendation described above. These factors generally figured positively, as advantages or opportunities, with the following exceptions:

     - the risk that the potential benefits of the merger might not be fully realized;

     - the risk that the combined company might not be able to sustain King's current price/earnings multiple and rate of growth;

     - the risk that the combined company could experience slower growth relative to King's prior growth rate;

     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors";

     - the factor described above in (12) related to the payment of a termination fee, but which the King board felt was outweighed by the other benefits of the transaction; and

     - the factor described in (15) above, which figured negatively as a risk, although one which the King board felt could be managed successfully, particularly in light of the factor described in (14).

     King's board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the combined company, while others could be avoided or mitigated by King or by Jones, and that, overall, the risks associated with the merger were outweighed by the potential benefits.

     The discussion of the information and factors considered by the King board is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Kings' board did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole.

     THE KING BOARD OF DIRECTORS HAS UNANIMOUSLY (WITH ONE MEMBER ABSENT) APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, KING AND ITS SHAREHOLDERS. THE KING BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF THE KING STOCK IN CONNECTION WITH THE MERGER.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF JONES

     In its evaluation of the merger, the Jones board reviewed several factors, including the following:

     - the terms and conditions of the merger agreement and the merger, including the consideration Jones shareholders will receive in the merger and the fairness of the terms and conditions;

     - the complementary characteristics of the respective businesses, management philosophies and corporate cultures of King and Jones as well as the fact that both companies operate under parallel business models;

     - the benefit of the depth and breadth of King's experienced management and aggressive track record compiled by King's management team within a relatively short time;

     - a review of the potential value of Jones as an independent company compared with the potential value to Jones shareholders as substantial owners of King;

     - the fact that the merger (1) represented a strategic opportunity to resolve certain of the conflicts inherent in the long-term and short-term objectives of Jones' business strategy; (2) permitted the holders of Jones to get fair value and to share in the anticipated synergies and benefits of the transaction and (3) represented the opportunity to continue to participate in the specialty pharmaceutical market as part of an entity with a substantially increased market capitalization;

     - the presentation delivered by Chase Securities and opinion of Chase Securities which is described below under "Opinions of Financial Advisor-Opinion of Jones'

       Financial Advisor" to the effect that, as of the date of its opinion and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the exchange ratio was fair to the holders of Jones common stock from a financial point of view;

     - historical information concerning King's and Jones' respective businesses, financial performance and condition, operations and management, including reports filed with the SEC;

     - current and historical market conditions and market prices, volatility and trading information;

     - presentations from management, legal, financial and accounting advisors as to the results of due diligence investigations of King;

     - the expectation that the merger will qualify as a non-taxable reorganization; and

     - King's willingness to commit to act fairly with respect to Jones' employees, including commitments made with respect to the continued operation of the St. Louis facility;

     - the market potential for Altace and the perceived benefits of King's co-promotion agreement with American Home Products relating to Altace(R); and

     - the expectation that the merger will be accounted for as a pooling-of-interests.

     The Jones board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger might not be fully realized;

     - with respect to the market for King common stock the risk that the combined company might not be able to sustain King's current price/earnings multiple and rate of growth;

     - with respect to financial performance, the risk that the combined company would experience slower growth relative to Jones' prior growth rate;

     - the loss of control over the future operations of Jones following the merger;

     - the loss of the regular quarterly dividend paid to Jones shareholders;

     - the fixed nature of the exchange ratio and the resulting risk that in the event of a significant decrease in the market value of King common stock
       (1) King might be unwilling to increase the exchange ratio in the event that Jones were to exercise its right to terminate agreement and (2) even if King were to agree to make the adjustment to the exchange ratio it is possible that the market value of the shares of King received in the merger would (either as of the effective date or any subsequent date) be lower than the $33.00 per Jones share referenced in the agreement;

     - the risk that the prospects for Altace(R) will not materialize as anticipated, either with respect to the co-promotion agreement with American Home Products or the FDA approval of new indications based upon the HOPE Study recommendations; and

     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     Jones' board believed that, overall, the risks associated with the merger were outweighed by the potential benefits.

     The discussion of the information and factors considered by the Jones board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Jones board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

RECOMMENDATION OF JONES' BOARD OF DIRECTORS

     AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF JONES HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF JONES AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT JONES SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     In considering the recommendation of the Jones board of directors with respect to the merger, you should be aware that Dennis M. Jones, the Chairman of the Board and Chief Executive Officer has an interest in the merger that is different from, or is in addition to, the interests of Jones shareholders generally. Please see the section entitled "Interests of Jones' Directors and
Executive Officers in the Merger" on page   .

OPINIONS OF FINANCIAL ADVISORS

OPINION OF KING'S FINANCIAL ADVISOR

     Credit Suisse First Boston has acted as King's financial advisor in connection with the merger. King selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with King's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, King requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to King of the exchange ratio. On July 12, 2000 at a meeting of the board of directors of King held to evaluate the merger, Credit Suisse First Boston rendered to the board of directors of King an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 13, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to King.

     The full text of Credit Suisse First Boston's written opinion dated July 13, 2000 to the board of directors of King, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Holders of King common stock are encouraged to, and should, read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to the board of directors of King and relates only to the fairness of the exchange ratio, from a financial point of view, to King, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to Jones and King, as well as the merger agreement. Credit Suisse First Boston also reviewed certain other information, including financial forecasts, provided to Credit Suisse First Boston by Jones and King, and met with Jones' and King's management to discuss the business and prospects of Jones and King. Credit Suisse First Boston also relied upon the views of the Jones' and King's management concerning the operational and strategic benefits and implications of the merger, including financial forecasts provided to it by Jones and King, relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of Jones and King. Credit Suisse First Boston considered certain financial and stock market data of Jones and King, and compared those data with similar data for other publicly held companies in businesses similar to those of Jones and King and considered the financial terms of certain other business combinations and other transactions which have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Jones' and King's management as to the future financial performance of Jones and King and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger.

     Credit Suisse First Boston also assumed that the merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Jones or King, nor was Credit Suisse First Boston furnished with any evaluations or appraisals.

     Credit Suisse First Boston's opinion was necessarily based on financial, economic, market and other conditions as they existed and could be evaluated, on the date of the opinion. Credit Suisse First Boston did not express any opinion as to what the value of King common stock actually will be when issued to Jones's shareholders pursuant to the merger or the prices at which shares of King common stock will trade subsequent to the merger.

     In preparing its opinion to the board of directors of King, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Jones and King. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Jones or King or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other facts that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses was only one of many factors considered by the board of directors of King in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of King or its management with respect to the merger or the exchange ratio.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the board of directors of King at its meeting held on July 12, 2000. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

     EXCHANGE RATIO ANALYSIS. Credit Suisse First Boston reviewed the average of the ratios of the closing price of Jones common stock divided by the closing price of King common stock over various periods ending July 11, 2000. Credit Suisse First Boston then calculated the premium or discount represented by the exchange ratio over the average ratios computed for the various periods. This analysis indicated the following:

                                                           EXCHANGE RATIO
           PERIOD PRIOR TO              AVERAGE RATIO    PREMIUM/(DISCOUNT)
            JULY 11, 2000                OVER PERIOD     OVER AVERAGE RATIO
--------------------------------------  -------------    ------------------
Current market........................     0.9850x              14.2%
One-month.............................     0.8934x              25.9%
Three-month...........................     0.9528x              18.1%
Six-month.............................     1.1288x              (0.3%)
Nine-month............................     1.0730x               4.8%
One-year..............................     1.1515x              (2.3%)

     COMPARABLE COMPANIES ANALYSIS. Credit Suisse First Boston compared selected financial, operating and stock market data of Jones and King to corresponding data of the following publicly traded companies in the specialty pharmaceutical industry:

- Forest Laboratories, Inc.

- Elan Corp., PLC

- Shire Pharmaceuticals Group, Inc.

- Alza Corp.

- Allergan Incorporated

- Medicis Pharmaceutical Corp.

     For each company, Credit Suisse First Boston calculated adjusted market value (fully diluted equity market value, plus total debt, less cash and cash equivalents) as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) for the last twelve months (LTM). Credit Suisse First Boston also compared P/E (price to earnings) multiples using estimated net income for calendar years 2000 and 2001. This analysis indicated the ranges and medians for multiples as set forth below, and Credit Suisse First Boston compared this information to the multiples for Jones and King.

                                          ADJUSTED
                                           MARKET
                                            VALUE                P/E
                                        AS A MULTIPLE   ----------------------
                                           OF LTM         2000         2001
                                           EBITDA       ESTIMATED    ESTIMATED
                                        -------------   ---------    ---------
High..................................    53.1x          62.2x        45.6x
Low...................................    26.4x          34.2x        28.0x
Median................................    32.5x          46.7x        39.6x
Jones.................................    30.3x          44.5x        39.1x
King..................................    27.4x          52.3x        42.7x

     Credit Suisse First Boston then applied reference range multiples to LTM EBITDA and estimated net income for calendar year 2000 and 2001 for Jones and King. This analysis indicated a reference range for the equity value per share of Jones common stock of $42.00 to $52.00, and an implied equity value per share of King common stock of $39.50 to $49.00. Equity values were calculated based on closing stock prices on July 11, 2000. Estimated financial data for the selected comparable companies were based on publicly available information with respect to LTM EBITDA and research analyst consensus estimates with respect to 2000 and 2001 earnings per share and estimated financial data for Jones and King was based on management's base case for each of them.

     COMPARABLE ACQUISITIONS ANALYSIS. Using publicly available information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples in seven acquisition transactions in the biopharmaceutical industry announced since June 1999.

     Credit Suisse First Boston calculated the adjusted purchase price (fully diluted equity market value, plus total debt, less cash and cash equivalents) in each of the selected acquisitions as a multiple of EBITDA and EBIT (earnings before interest and taxes) for the last twelve months, as well as the target's equity purchase price as a multiple of net income for the last twelve months. Credit Suisse First Boston also reviewed the premium represented by the purchase price over the market price of the target's stock both one day and one month prior to announcement of each of the selected transactions. Based on these calculations, Credit Suisse First Boston noted the ranges for, and mean and median of the multiples and premiums in each of the selected acquisitions as summarized in the following table and compared these multiples and premiums to those for Jones.

                       ADJUSTED PURCHASE PRICE AS A
                              MULTIPLE OF LTM                               PREMIUM
                       -----------------------------                   -----------------
                          EBITDA           EBIT           LTM P/E      1 DAY     1 MONTH
                       ------------    -------------    -----------    ------    -------
High.................     54.8x           83.0x            57.4x        23.2%     59.5%
Low..................     17.7x           18.6x            23.4x         6.3%     20.4%
Mean.................     32.1x           43.7x            46.2x        14.9%     38.7%
Median...............     26.3x           32.5x            50.3x        15.0%     39.7%
Jones................     30.3x           32.5x            51.7x        14.2%     36.6%

     Credit Suisse First Boston then applied reference range multiples to the EBITDA, EBIT, and net income of Jones for the last twelve months and reference range of premiums to the closing price of Jones common stock on July 11, 2000. This analysis indicated an implied value of Jones common stock ranging from $39.00 to $49.00 per share. All multiples for the selected transactions were based on financial information publicly available at the time of the announcement of the relevant transaction.

     DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston performed a discounted cash flow analysis in order to estimate the present value of the sum of estimated future stand-alone, unlevered, after-tax free cash flows of Jones and King plus their terminal values derived from estimated calendar year 2005 unlevered net income and estimated calendar year 2004 EBITDA multiples. Credit Suisse First Boston performed its analysis for Jones based on three scenarios, management's conservative case, management's base case and management's upside case. Credit Suisse First Boston performed its analysis for King based on two scenarios, management's conservative case and management's base case. Cash flows were discounted at rates ranging from 11.0% to 14.0%. The following chart shows the reference ranges of multiples used in determining the terminal values for Jones and King.

                                       JONES                          KING
                             -------------------------      -------------------------
                              2005 NET        2004           2005 NET        2004
                               INCOME        EBITDA           INCOME        EBITDA
                             -----------   -----------      -----------   -----------
Conservative case..........  31.0x-37.0x   19.0x-25.0x      36.0x-42.0x   22.0x-28.0x
Base case..................  33.0x-39.0x   23.0x-29.0x      36.0x-42.0x   23.0x-29.0x
Upside case................  33.0x-39.0x   23.0x-29.0x

     This analysis indicated the ranges of implied equity value per share of Jones common stock and King common stock set forth on the following table.

                                                   JONES EQUITY       KING EQUITY
                                                      VALUE              VALUE
                                                    PER SHARE          PER SHARE
                                                   ------------    -----------------
Conservative case................................    $33-$37            $33-$40
Base case........................................    $40-$48            $40-$48
Upside case......................................    $48-$58                 --

     SYNERGIES DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston performed a discounted cash flow valuation in order to estimate the present value of Jones and King managements' estimates of incremental cash flows expected to result from the synergies related to the merger. Cash flows were discounted at rates ranging from 11.0% to 14.0%. The analysis indicated a reference range for the present value of incremental cash flows per share ranging from $5.00 to $8.00.

     CONTRIBUTION ANALYSIS. Credit Suisse First Boston estimated the contribution of each of King and Jones to the pro forma combined company with respect to revenues, EBITDA, EBIT and net income for fiscal years 2000 and 2001, based on management's base case for King and Jones. The analysis indicated that holders of King common stock would own approximately 55% of the pro forma combined company and that King would contribute approximately 53% and 55% of 2000 and 2001 estimated net income, respectively.

     PRO FORMA MERGER ANALYSIS. Credit Suisse First Boston prepared a pro forma analysis of the financial impact of the merger on King. Based on estimates of calendar year 2000 and 2001 earnings per share contained in management's base case for King and Jones as well as publicly available research analysts' estimates, the merger would be expected to be accretive to holders of King common stock in 2000 and 2001.

     MISCELLANEOUS. King has agreed to pay Credit Suisse First Boston for its financial advisory services in connection with the merger a fee of up to $8.0 million, a portion of which was deliverable upon the issuance of Credit Suisse First Boston's opinion. King also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past performed certain investment banking services for King and have received customary fees for those services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Jones and King for their own accounts and for the account of customers and, accordingly, may at any time hold long or short positions in those securities.

OPINION OF JONES' FINANCIAL ADVISOR

     At the July 11, 2000 meeting of Jones' board of directors, Chase Securities delivered its oral opinion, subsequently confirmed in writing in an opinion dated as of July 11, 2000, to Jones' board of directors, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the exchange ratio was fair to the holders of the Jones common stock, from a financial point of view.

     The full text of Chase Securities' written opinion dated as of July 11, 2000, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Chase Securities, is attached as Annex C to this joint proxy statement/prospectus. Shareholders are urged to read this opinion in its entirety. Chase Securities' opinion was provided for the use and benefit of Jones' board of directors in its evaluation of the merger, was directed only to the fairness to the holders of the Jones common stock of the exchange ratio from a financial point of view, and does not constitute a recommendation as to how any shareholder should vote with respect to the merger or any other matters relating to the merger. This summary of Chase Securities' opinion is qualified in its entirety by reference to the full text of its opinion, which is attached to this proxy statement as Annex C.

     In arriving at its opinion, Chase Securities, among other things:

     - reviewed a draft dated July 7, 2000 of the merger agreement;

     - reviewed certain publicly available business and financial information Chase Securities deemed relevant relating to Jones and King and the industries in which they operate;

     - reviewed certain internal non-public financial and operating data and forecasts provided to Chase Securities by the managements of Jones and King relating to their respective businesses, as well as the amount and timing of the revenue enhancements expected to result from the merger, which are referred to as the "synergies," furnished to Chase Securities by King;

     - discussed, with members of the senior managements of Jones and King, Jones' and King's operations, historical financial statements and future prospects, before and after giving effect to the merger;

     - compared the financial and operating performance of Jones and King with publicly available information concerning other companies Chase Securities deemed comparable and reviewed the relevant historical stock prices of the Jones common stock and the King common stock and certain publicly traded securities of other companies;

     - compared the proposed financial terms of the merger with the financial terms of recent transactions Chase Securities deemed reasonably comparable to the merger and otherwise relevant to Chase Securities' inquiry; and

     - made any other analyses and examinations as Chase Securities deemed necessary or appropriate.

     In rendering its opinion, Chase Securities assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for Chase Securities, or publicly available, for purposes of its opinion, and further relied upon the assurance of the managements of Jones and King that they were not aware of any facts that would make this information inaccurate or misleading. Chase Securities neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Jones or King, nor did

Chase Securities conduct a physical inspection of the properties or facilities of Jones or King. Chase Securities assumed that the financial forecasts and the synergies provided to or discussed with Chase Securities by Jones and King had been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of Jones and King as to the future financial performance of their respective companies and the synergies. Chase Securities expressed no view as to the forecast or projection information or the assumptions on which they were based.

     For purposes of rendering its opinion, Chase Securities assumed that, in all respects material to its analysis, the representations and warranties of each party contained in the agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied and none would be waived. Chase Securities further assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Jones or King is a party, as contemplated by the merger agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the merger. In addition, Chase Securities further assumed that the merger would be accounted for as a pooling of interests under United States generally accepted accounting principles and that it would qualify as a tax-free reorganization for U.S. federal income tax purposes. Chase Securities further assumed that the definitive merger agreement would not differ in any material respects from the draft that was furnished to Chase Securities.

     In connection with the preparation of its opinion, Chase Securities was not authorized by Jones or its board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Jones.

     Chase Securities' opinion was necessarily based on market, economic and other conditions as they existed and could be evaluated on the date of its opinion. Chase Securities' opinion was limited to the fairness, from a financial point of view, to the holders of Jones common stock of the exchange ratio, and Chase Securities expressed no opinion as to the merits of the underlying decision by Jones to engage in the merger. Chase Securities' opinion does not constitute a recommendation to any holder of Jones common stock as to how any holder should vote with respect to the merger or any other related matters. Chase Securities expressed no opinion as to the prices at which the Jones common stock or the King common stock would trade following the announcement or the consummation of the merger, as the case may be.

     The following is a summary of the financial and comparative analyses performed by Chase Securities in arriving at its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Chase Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Comparable Public Companies Analysis. Chase Securities compared certain financial and operating information and ratios for Jones and King, using both publicly available information as well as forecasts prepared by each of the managements of Jones and King, with corresponding publicly available financial and operating information and ratios for the following companies in lines of business believed to be generally comparable to those of Jones and King, as follows:

     - Shire Pharmaceuticals Group plc

     - Forest Laboratories, Inc.

     - Watson Pharmaceuticals, Inc.

     - Medicis Pharmaceutical Corporation

     - Dura Pharmaceuticals, Inc.

     The analysis indicated that:

     - the ratio of the enterprise value, meaning equity value on a fully diluted basis plus debt minus cash, to estimated earnings before interest and taxes, which is referred to as EBIT, ranged from 16.5x to 95.7x for 2000, with a mean of 37.6x and a median of 27.5x, and ranged from 13.8x to 77.8x for 2001, with a mean of 34.0x and a median of 24.4x; and

     - the ratio of the share price, using the closing price per share on July 7, 2000, to estimated earnings per share ranged from 28.2x to 57.7x for 2000, with a mean of 41.8x and a median of 43.8x, and ranged from 22.4x to 50.0x for 2001, with a mean of 37.7x and a median of 38.5x.

     Using publicly available information for Jones and King, Chase Securities calculated a range of implied exchange ratios by comparing the implied per share equity values of the Jones common stock and the King common stock that were estimated based upon the range of multiples derived from the analysis conducted for the companies listed above. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 1.125:

                                                       IMPLIED
                                                       EXCHANGE
COMPARISON                                              RATIO
----------                                             --------
Highest estimated valuation of the Jones common stock
  to lowest estimated valuation of King common
  stock..............................................   1.343x
Lowest estimated valuation of the Jones common stock
  to highest estimated valuation of the King common
  stock..............................................   0.844x

     Using forecasts prepared by each of the managements of Jones and King, Chase Securities calculated a range of implied exchange ratios by comparing the implied per share equity values of the Jones common stock and the King common stock that were estimated based upon the range of multiples derived from the analysis conducted for the companies listed above. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 1.125:

                                                       IMPLIED
                                                       EXCHANGE
COMPARISON                                              RATIO
----------                                             --------
Highest estimated valuation of the Jones common stock
  to lowest estimated valuation of King common
  stock..............................................   1.429x
Lowest estimated valuation of the Jones common stock
  to highest estimated valuation of the King common
  stock..............................................   0.870x

     Discounted Cash Flow Analysis. Chase Securities performed a discounted cash flow analysis for each of Jones and King using financial forecasts for Jones provided by Jones and financial forecasts for King provided by King. Chase Securities calculated a discounted cash flow analysis for each company assuming discount rates ranging from 13% to 14%, and terminal multiples of earnings before interest after taxes, which is referred to as EBIAT, in the year 2006 ranging from 30.0x to 40.0x. Based upon the implied per share equity values of the Jones common stock and the King common stock that were estimated using this methodology, Chase Securities calculated a range of implied exchange ratios of a share of King common stock to a share of Jones common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 1.125:

                                                       IMPLIED
                                                       EXCHANGE
COMPARISON                                              RATIO
----------                                             --------
Highest estimated valuation of Jones common stock to
  lowest estimated valuation of King common stock
  (without synergies)................................   1.548x
Lowest estimated valuation of Jones common stock to
  Highest estimated valuation of King common stock
  (without synergies)................................   0.927x

     Based upon the implied per share equity values of the Jones common stock and the King common stock that were estimated using the methodology described above, Chase Securities also calculated a range of implied exchange ratios of a share of King common stock to a share of Jones common stock taking into consideration the synergies. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 1.125:

                                                       IMPLIED
                                                       EXCHANGE
COMPARISON                                              RATIO
----------                                             --------
Highest estimated valuation of Jones common stock to
  lowest estimated valuation of King common stock
  (with synergies)...................................   1.413x
Lowest estimated valuation of Jones common stock to
  Highest estimated valuation of King common stock
  (with synergies)...................................   0.843x

     Comparable Transactions Analysis. Chase Securities reviewed publicly available information regarding 19 selected transactions with comparable post-transaction ownership structures announced since May 1997 in which the transaction value ranged from $1.0 billion to $5.0 billion. The following table shows the range, mean and median of the per share consideration paid in the transactions as a percentage premium to the average closing price of the target company's stock during the period indicated, except for the one day prior period, which uses the actual closing price of target company stock on the day prior to announcement:

PERIOD PRIOR TO
ANNOUNCEMENT                              RANGE          MEAN     MEDIAN
---------------                      ----------------    -----    ------
One Day:...........................  (16.1)% to 56.6%    14.5%    14.0%
Last 1 Week:.......................  (11.5)% to 58.5%    18.5%    14.1%
Last 1 Month:......................   (8.8)% to 56.6%    21.5%    20.9%
Last 3 Months:.....................  (18.3)% to 73.8%    21.7%    19.9%
Last 6 Months:.....................  (19.5)% to 85.2%    24.2%    17.6%

     Based upon the closing price per share of King common stock of $43.50 on July 7, 2000 and the exchange ratio of 1.125, the following table shows the premium to the average closing price per share of Jones common stock during the period stated (except for the one day prior period, which uses the actual closing price of Jones common stock on the day prior to announcement) represented by the implied offer price of $48.94 per share of Jones common stock:

PERIOD ENDING
JULY 7, 2000                                    PREMIUM
-------------                                   -------
July 7, 2000:.................................   10.4%
Last 1 Week:..................................   13.7%
Last 1 Month:.................................   32.4%
Last 3 Months:................................   39.8%

     Historical Exchange Ratio Analysis. Chase Securities reviewed the per share daily closing market price movements of the Jones common stock and the King common stock for various time periods ending on July 7, 2000, and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of the Jones common stock by those of the King common stock and the averages of those historical trading ratios for the one-week, one-month, 3-month, 6-month, 12-month, 18-month and since the King initial public offering (June 25, 1998) periods ending July 7, 2000. The analysis resulted in the following high, low and mean historical trading ratios for the periods indicated (rounded to the nearest thousandth), compared to the proposed exchange ratio of 1.1250x:

                                                 IMPLIED EXCHANGE RATIO
                                                 -----------------------
PERIOD ENDING JULY 7, 2000                       HIGH     MEAN      LOW
--------------------------                       -----    -----    -----
Last 1 Week....................................  1.019x   0.994x   0.965x
Last 1 Month...................................  1.019    0.885    0.740
Last 3 Months..................................  1.143    0.958    0.740
Last 6 Months..................................  1.938    1.126    0.740
Last 12 Months.................................  1.938    1.149    0.573
Last 18 Months.................................  1.938    1.201    0.573
Since King IPO (June 25, 1998).................  2.586    1.407    0.573

     Contribution Analysis. Chase Securities estimated the contribution of each of Jones and King to the pro forma combined company with respect to sales, EBIT and net income for fiscal years 2000 and 2001. The analysis indicated that holders of Jones common stock would own approximately 45% of the equity of the pro forma combined company, and that Jones would contribute approximately:

     - 28% of 2000 estimated sales;

     - 39% of 2000 estimated EBIT;

     - 56% of 2000 estimated net income;

     - 47% of 2001 estimated net income.

     The summary set forth above does not purport to be a complete description of the analyses performed by Chase Securities in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Chase Securities believes that its analyses must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all of the factors and analyses, could create a misleading view of the processes underlying its opinion. Chase Securities did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Chase Securities in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Jones' and King's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Chase Securities are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the comparable public companies analysis described above is identical to Jones or King, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Jones' board of directors selected Chase Securities to act as its financial advisor on the basis of the reputation of Chase Securities as an internationally recognized investment banking firm with substantial expertise in transactions similar to the merger and because it is familiar with Jones and its business. As part of its financial advisory business, Chase Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase Securities has acted as financial advisor to the board of directors in connection with the merger and will receive a fee for its services, payment of a significant portion of which is contingent upon the consummation of the merger. In the ordinary course of business, Chase Securities or its affiliates may trade in the debt and equity securities of Jones and King for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     The terms of the engagement of Chase Securities by the board of directors are set forth in a letter dated July 5, 2000. Pursuant to the terms of the letter agreement, Jones will pay to Chase Securities a fee of $9 million, $1 million of which was payable upon the public announcement by Jones of completion of an agreement in principle with respect to a transaction, and the remainder of which is payable upon consummation of the transaction. In addition to this compensation, Jones has also agreed to reimburse Chase Securities for its reasonable out-of-pocket expenses (including the fees of its legal counsel) and to indemnify Chase Securities and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement.

INTERESTS OF JONES' DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     When considering the recommendations of Jones' board of directors, you should be aware that certain members of management and the board of directors of Jones have certain interests in the merger that are different from, or in addition to the interest of Jones shareholders generally. All of these interests are described below to the extent they are material. The Jones board of directors was aware of, and considered the interests of, its directors and officers when it approved the merger agreement and the merger.

Agreements with Mr. and Mrs. Jones. Dennis M. Jones, Chairman and Chief Executive Officer of Jones, and his wife, Judith A. Jones, Executive Vice President of Corporate Affairs for Jones, have agreed to terminate their employment with Jones as of the effectiveness of the merger. In connection therewith, King will enter agreements with Mr. and Mrs. Jones providing as follows:

     - Severance payments of $1.6 million to Mr. Jones and $549,984 to Mrs. Jones, representing payments equal to two years of their compensation in effect during 1999;

     - Consulting payments of $100,000 for three years to Mr. Jones, together with reimbursement of reasonable expenses;

     - Payments of $100,000 per year to each of Mr. and Mrs. Jones for three years in consideration of their agreements not to compete with King in the United States and its territories during such period.

     The agreements also provide that:

     - Mr. Jones will have the right to acquire Jones' timeshare interest in a corporate aircraft upon the expiration of the current term of agreements relating to such interest, at fair market value.

     - Each of Mr. and Mrs. Jones may acquire from Jones, at book value, which is substantially equivalent to fair market value, automobiles currently provided for their use.

     In accordance with agreements among Jones, Mr. and Mrs. Jones and affiliated trusts, Mr. and Mrs. Jones or the trust will pay or cause to be paid to Jones approximately $2.1 million, representing the amount due upon termination of their employment arising from unrecovered premium costs paid by Jones under so-called split-dollar insurance arrangements. If the trusts elect to keep the insurance in force under all of these policies, the amount received by Jones could be greater.

     Under other insurance arrangements previously in effect among Jones, Mr. and Mrs. Jones and affiliated trusts,

     - Jones is obligated to maintain in effect and to continue to pay the premium on $40,000,000 of life insurance on the joint lives of Mr. and Mrs. Jones under split-dollar arrangement in which the premium cost is recoverable solely from the proceeds of the policies, and

     - Jones is obligated to maintain in effect and to continue to pay the premium on $40,000,000 of life insurance on the joint lives of Mr. and Mrs. Jones under "key man insurance" as to which Jones is the beneficiary. Any proceeds received by Jones under this insurance is required to be used to repurchase or redeem shares of stock in Jones or its successor held by Mr. or Mrs. Jones' estate or certain affiliated trusts.

Options. Under the terms of option agreements issued by Jones on January 2, 1996, as of the effective date of the merger currently unvested options held by Mr. and Mrs. Jones covering an aggregate of 303,750 shares of Jones common stock having an exercise price of $4.74 per share will become vested. If the merger were not to occur, such unvested options would vest as of January 2, 2001 or, under certain conditions, as of January 2, 2004. The option agreements provide that such options, together with currently vested options covering an aggregate of 1,215,000 shares of Jones common stock, may be exercised at any time within one year following the termination of Mr. and Mrs. Jones' employment. Assuming no adjustment of the exchange ratio in the merger, such options will be converted into the right to acquire 1,708,593 shares of King common stock at a price of $4.21 per share.

     No other options held by any affiliate or employee of Jones will accelerate due to the merger becoming effective.

     Options not currently vested covering an aggregate of 87,750 shares of Jones common stock at a weighted average price of $25.33 per share held by Jones' non-management directors will lapse and terminate as of the effective date of the merger.

Indemnification of Jones' Directors and Officers. Current and former directors, officers, employees and agents of Jones are indemnified by Jones to the maximum extent provided in Delaware law as incorporated into Jones' certificate of incorporation and by-laws. The merger agreement provides, as to claims based upon acts or omissions occurring prior to the effective time, that:

     - Jones will continue to provide such indemnification rights in full force for at least six years from the effective time of the year; and

     - King will be jointly and severally liable to the directors and officers of Jones to provide such indemnification in the event that Jones should improperly refuse or be unable to provide such indemnification.

     The agreement permits Jones, at its election, to extend its present directors and officers indemnification insurance policy for a six year period provided that the cost of such extension does not exceed 200% of the most recent premium for such insurance.

Restrictions on Resale; Registration. Since the directors and executive officers of Jones may be deemed to be "affiliates" of Jones for certain securities law and accounting regulations, they:

     - have agreed with King not to make sales of shares of Jones common stock or the King common stock received in the merger in exchange for Jones common stock (if such sales would jeopardize pooling of interest accounting treatment) for a period beginning 35 days prior to the effective date of the merger and ending two days following the date upon which King publicly announces financial results including a period of at least 30 days of combined operations of King and Jones following the effective date of the merger.

     - are subject to the resale limitations of Rule 145 under the Securities Act, which generally provides that sales during any 90 day period cannot exceed the greater of 1% of King's outstanding shares or the average weekly trading volume in King's outstanding shares.

     The Rule 145 limitations are applicable for a period of one year following the effective date except that Mr. Franz, who will become an affiliate of King upon his election to the Board of Directors of King, will be subject to such restrictions for two years following the effective date.

Registration Rights Agreement and Waiver. The merger agreement provided that King would file a registration statement for the benefit of affiliates of Jones. This provision was subsequently waived.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived. This includes approval and adoption of the merger agreement and approval of the merger by the Jones shareholders and the approval of the issuance of King common stock by the King shareholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MERGER AND CONVERSION OF JONES COMMON STOCK

     In the merger a newly formed and wholly owned subsidiary of King will be merged with and into Jones. As a result of the merger, Jones will become a wholly owned subsidiary of King.

     When we complete the merger, each outstanding share of Jones common stock, will be converted into the right to receive 1.125 shares of King common stock. Jones may elect not to proceed with the transaction if the average trading price of King common stock falls below $29.33 per share, unless King elects to increase the exchange ratio to a number which will provide Jones shareholders with a value of $33.00 per share.

     The number of shares of King common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Jones common stock or King common stock effected between the date of the merger agreement and the completion of the merger. Also, options to purchase shares of Jones common stock outstanding and unexercised immediately before the closing of the merger will be converted into options to purchase a number of shares of King common stock equal to the number of shares of Jones common stock subject to the option multiplied by the exchange ratio with the exercise price being divided by the exchange ratio.

     No certificate or scrip representing fractional shares of King common stock will be issued in the merger. Instead, shareholders of Jones who would be entitled to receive a fractional share of common stock of King will receive a cash payment based on the closing price of common stock of King on the day the merger is completed.

EXCHANGE OF JONES STOCK CERTIFICATES FOR KING STOCK CERTIFICATES

     When the merger is completed, King's exchange agent will mail to Jones shareholders a letter of transmittal and instructions for use in surrendering Jones stock certificates in exchange for King stock certificates. When you deliver your Jones stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Jones stock certificates will be canceled. You will receive King stock certificates representing the number of full shares of King common stock to which you are entitled under the merger agreement. Jones shareholders will receive payment in cash, without interest, in lieu of any fractional shares of King common stock which would have been otherwise issuable to them in the merger equal to the closing price of King common stock on the day that the merger is completed multiplied by such fractional shares.

     Jones shareholders are not entitled to any rights as shareholders of King, including the rights to receive any dividends or other distributions on King common stock, until the merger is completed and they have surrendered their Jones stock certificates in exchange for King stock certificates.

     King will only issue Jones shareholders a King stock certificate or a check in lieu of a fractional share in the name in which the surrendered Jones stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes and, if requested by King, have your signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The closing of the merger is conditioned upon the delivery of opinions from both Jones' and King's respective counsel stating that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The opinion is subject to assumptions, limitations and qualifications, and is based on the truth and accuracy of factual representations made in the merger agreement and in exhibits to the registration statement of which this joint proxy statement/prospectus is a part. Assuming the merger qualifies as a tax-free reorganization, then subject to the assumptions, limitations and qualifications referred to in the opinion, the merger should result in the following federal income tax consequences:

     - No gain or loss will be recognized by the Jones shareholders upon the exchange of Jones common stock solely for King common stock. The cash payment to Jones shareholders in lieu of fractional shares of King common stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by King. Under section 302(a) of the Code, those cash payments will be treated as distributions in full payment in exchange for the fractional King shares hypothetically redeemed. Therefore, Jones shareholders receiving cash in lieu of fractional shares generally will recognize gain (or loss) to the extent that the amount of cash exceeds (or is exceeded by) the portion of their adjusted tax basis of Jones common stock that is allocable to the fractional shares;

     - Each Jones shareholder's aggregate tax basis in the King common stock received in the merger will equal the aggregate tax basis of the Jones common stock it surrendered in the merger. If an exchanging Jones shareholder recognizes gain or loss upon receiving cash in lieu of fractional shares in the merger, that shareholder's basis in King common stock actually received will be reduced. The amount of the reduction will equal the portion of the shareholder's tax basis in its surrendered stock that is allocable to the fractional share interest considered to be exchanged for cash;

     - A Jones shareholder's holding period for King common stock received in the merger will include the time period during which it held the Jones common stock, provided the Jones common stock is held as a capital asset at the time of the merger; and

     - Neither King nor Jones will recognize gain or loss solely as a result of the merger.

     The Internal Revenue Service has not issued a ruling in connection with the merger. The opinions delivered by Jones' and King's respective counsel do not bind the IRS, and the IRS is not precluded from asserting a contrary position.

     Jones shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). The statement must include each shareholder's tax basis in the shareholder's Jones common stock and a description of the King common stock received.

     This tax discussion does not deal with all tax considerations that may be relevant to you, such as (a) shareholders who are dealers in securities; (b) foreign persons; (c) shareholders who acquired their shares in connection with previous mergers involving Jones or an affiliate; or (d) shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

     This tax discussion also does not address the tax consequences of other transactions effectuated before or after the merger (whether or not these transactions are in connection with the merger). The discussion does not address foreign, state or local tax considerations. ACCORDINGLY, JONES SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE

MERGER, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

     This tax discussion is based on the interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this joint proxy statement/prospectus. We cannot assure you that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to the Jones shareholders.

ACCOUNTING TREATMENT OF THE MERGER

     King intends to account for the merger as a pooling-of-interests for financial reporting and accounting purposes, under generally accepted accounting principles. One of the merger's closing conditions is that the independent accountants of King and Jones must each have delivered to both of us a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting:

     - Jones' recorded assets and liabilities will be carried forward to the combined company at their recorded amounts;

     - the combined company's revenues and expenses will include Jones' revenues and expenses for the entire fiscal year of the combined company and Jones in which the merger occurs; and

     - Jones' reported revenues and expenses for prior periods will be combined with those of King, whose financial statements will then be restated.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF JONES AND KING

     King will register under the Securities Act the shares of King common stock to be issued in the merger. These shares will be freely transferable under the Securities Act, except for shares of King common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, either of us and may include our executive officers and directors, as well as our principal shareholders. Affiliates may not sell their shares of King common stock acquired in the merger except under:

     - an effective registration statement under the Securities Act covering the resale of those shares,

     - Rule 145 under the Securities Act, or

     - an exemption under the Securities Act.

     Also, each of us has delivered to the other affiliate agreements. Under these agreements, our directors may not dispose of or encumber any of their shares of King common stock until financial results covering at least 30 days of post-merger combined operations of our companies are publicly reported. The affiliates are entering these agreements to help assure that the merger qualifies as a pooling-of-interests.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. The required information and materials were filed with the Department of Justice and the Federal Trade Commission on July 26, 2000.

     Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF KING COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the shares of King common stock to be issued in the merger or upon the exercise of options under Jones' option plans be approved for listing on the New York Stock Exchange, subject to official notice of issuance. We expect this to occur upon closing of the merger.

OPERATIONS AFTER THE MERGER

     Following the merger, Jones will operate as a wholly owned subsidiary of King. Jones' shareholders will become King shareholders. The King charter and bylaws and Tennessee law govern the rights of shareholders of King. See "Comparison of Rights of Holders of King Common Stock and Jones Common Stock" on
page   .

                              THE MERGER AGREEMENT

     In this section of the joint proxy statement/prospectus, we describe the merger agreement. While we believe that our description covers the merger agreement's material terms, our summary may not contain all of the information that is important to you. We have attached the merger agreement to this joint proxy statement/prospectus as Annex A. We urge you to read it carefully, in its entirety.

REPRESENTATIONS AND WARRANTIES

     Jones and King each made a number of representations and warranties in the merger agreement. The representations and warranties cover aspects of each company's business, financial condition, structure and other facts pertinent to the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Jones" and "Representations and Warranties of King."

JONES' REPRESENTATIONS AND WARRANTIES

     Jones' representations and warranties include representations as to:

     - its corporate organization and qualification to do business;

     - the effectiveness of, and its compliance with provisions of, its certificate of incorporation and bylaws;

     - its capitalization, including its common stock, its preferred stock and options to purchase its common stock;

     - its board's approval of and authority to enter into the merger and the binding obligation on it of those agreements;

     - the non-existence of conflicts between the merger agreement's provisions and (1) its certificate of incorporation and bylaws, (2) other Jones agreements and (3) applicable law;

     - the filing of, and the veracity of the information contained in, its SEC filings, including its financial statements;

     - its cash reserves and lack of indebtedness;

     - its disclosure of its material liabilities and no material adverse effect having occurred which is not disclosed in the merger agreement;

     - its litigation;

     - its licenses and permits;

     - its compliance with applicable law, no unlawful payments having been made and the payment of taxes;

     - its intellectual property;

     - its material contracts;

     - its employee benefit plans and labor relations and compliance with employment and workplace related laws;

     - its title to or right to use the properties it owns and leases, and its assets;

     - environmental matters;

     - its insurance coverage and policies;

     - its board's approval of the merger agreement and its recommendation to the Jones shareholders;

     - Jones' financial advisor and the financial advisor's fairness opinion;

     - brokers engaged by Jones in connection with the merger;

     - the inapplicability of Delaware's anti-takeover statute to the merger;

     - its and its affiliates' actions as they pertain to the merger's proposed accounting and tax treatment;

     - information supplied by Jones in this joint proxy statement/prospectus and the related registration statement filed by King; and

     - its regulatory compliance.

KING'S REPRESENTATIONS AND WARRANTIES

     King's representations and warranties include representations as to:

     - its corporate organization and qualification to do business;

     - the effectiveness of, and its compliance with provisions of, its articles of incorporation and bylaws;

     - its capitalization, including its common stock and options to purchase its common stock;

     - its board's approval of and authority to enter into the merger and the binding obligation on it of the merger agreement;

     - the non-existence of conflicts between the merger agreement's provisions and (1) its articles of incorporation and bylaws, (2) other King agreements and (3) applicable law;

     - the filing of, and the veracity of the information contained in, its SEC filings, including its financial statements;

     - its disclosure of its material liabilities and no material adverse effect having occurred which is not disclosed in the merger agreement;

     - its litigation;

     - its licenses and permits;

     - its compliance with applicable law, no unlawful payments having been made and the payment of taxes;

     - its intellectual property;

     - its material contracts;

     - its employee benefit plans and labor relations and compliance with employment and workplace related laws;

     - its title to or right to use the properties it owns and leases and its assets;

     - environmental matters;

     - its insurance coverage and policies;

     - its board's approval of the merger agreement and its recommendation to the King shareholders;

     - King's financial advisor and the financial advisor's fairness opinion;

     - brokers engaged by King in connection with the merger;

     - its and its affiliates' actions as they pertain to the merger's proposed accounting and tax treatment;

     - information supplied by King in this joint proxy statement/prospectus and the related registration statement it filed; and

     - its regulatory compliance.

JONES' CONDUCT OF BUSINESS BEFORE THE MERGER'S COMPLETION

     Jones has agreed, subject to certain conditions, that, until the merger closes or unless King consents in writing, Jones will:

     - operate its business in the usual and ordinary course consistent with past practices;

     - preserve intact its present business organization;

     - maintain its rights, franchises and insurance;

     - retain the services of its respective officers and employees (subject to termination as management of Jones deems reasonably appropriate);

     - maintain its relationship with its respective principal customers and suppliers;

     - keep its properties and assets in good repair and condition;

     - keep its insurance in force; and

     - timely prepare and file tax returns and materially accurate SEC reports.

     In addition, Jones has agreed that, until the merger closes or unless King consents in writing, Jones will conduct its business in compliance with specific restrictions relating to the following:

     - declaring or paying dividends or making other distributions (except for regular quarterly dividends in a manner and in amounts consistent with past practice);

     - splitting, combining, reclassifying, repurchasing and redeeming securities (except in connection with the exercise of any outstanding options or pursuant to any redemption agreement disclosed to King);

     - the issuance of securities and the filing of any registration statement related to any of its securities (except for stock option grants to employees in the ordinary course not to exceed 125,000 shares prior to December 31, 2000 and the issuance of stock upon the exercise of options);

     - agreeing to acquire an equity interest in another company;

     - making or committing to make capital expenditures exceeding $200,000 individually or $1 million in the aggregate;

     - selling, leasing or encumbering any of its assets except in the ordinary course of business;

     - taking action with respect to its employees and employee benefits;

     - modifying Jones' certificate of incorporation and bylaws;

     - changing its methods of accounting;

     - changing tax elections;

     - borrowing money;

     - entering into transactions and agreements with affiliates;

     - entering into or amending material contracts;

     - settling material claims exceeding $200,000 individually or $1.0 million in the aggregate;

     - transferring or licensing any rights to its intellectual property to a third party;

     - taking actions which are intended or would likely make the party's representations and warranties in the merger agreement untrue; and

     - taking actions that would likely prevent pooling-of-interests accounting treatment for the merger.

KING'S CONDUCT OF BUSINESS BEFORE THE MERGER'S COMPLETION

     King has agreed that, subject to certain conditions, until the merger closes or unless Jones consents in writing, King will:

     - operate its business in the usual and ordinary course consistent with past practices;

     - preserve intact its present business organization;

     - maintain its rights, franchises and insurance;

     - retain the services of its respective officers and employees

     - maintain its relationship with its respective principal customers and suppliers;

     - keep its properties and assets in good repair and condition;

     - keep its insurance in force; and

     - timely prepare and file tax returns and materially accurate SEC reports.

     In addition, King has agreed that, until the merger closes or unless Jones consents in writing, King will conduct its business in compliance with specific restrictions relating to the following:

     - declaring or paying dividends or making other distributions;

     - the issuance of securities;

     - agreeing to acquire an equity interest in another company;

     - incurring new indebtedness in excess of $100 million;

     - modifying King's certificate of incorporation and bylaws;

     - changing its methods of accounting;

     - taking actions that would likely make the party's representations and warranties in the merger agreement untrue;

     - taking actions that would likely prevent pooling-of-interests accounting treatment for the merger; and

     - intentionally taking or failing to take any action which would reasonably be expected to materially delay the consummation of the merger.

     The agreements related to the conduct of Jones' and King's respective businesses in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Covenants."

OTHER AGREEMENTS

     Jones and King have also reached additional agreements regarding:

     - providing reasonable access to one another's personnel, advisors, properties and information;

     - restricting activities of the affiliates of both Jones and King in the common stock of both companies, which would jeopardize pooling-of-interests accounting treatment for the merger;

     - confidentiality;

     - holding the special meeting of Jones' shareholders and the special meeting of King's shareholders;

     - filing documents to comply with the Hart-Scott-Rodino Act;

     - making public announcements regarding the merger;

     - indemnification of Jones officers and directors after the merger;

     - using commercially reasonable efforts and taking further action to complete the merger;

     - listing King common stock issued in the merger or upon exercise of options under Jones' option plans on the New York Stock Exchange;

     - complying with state securities laws;

     - notifying each other of events which are likely to cause the merger not to happen;

     - causing the merger to qualify as a tax-free reorganization;

     - causing the merger to be accounted for as a "pooling-of-interests";

     - taking necessary actions to cause G. Andrew Franz to be appointed to the King board of directors until King's annual meeting in 2001;

     - taking action to make the issuance of King common stock to Jones insiders exempt from liability pursuant to Rule 16b-3 of the Exchange Act;

     - providing current employees of Jones with employee benefits and compensation that are comparable with those provided to King's employees and providing for a severance package for Jones' employees who are terminated other than for cause until January 1, 2004; and

     - maintaining the operations of the St. Louis facility of Jones until January 1, 2004.

NO OTHER NEGOTIATIONS INVOLVING JONES

     Until the merger is completed or the merger agreement is terminated, Jones has agreed not to directly or indirectly take any of the following actions:

     - initiate, solicit, encourage or facilitate any inquiries or proposals that constitute or may lead to an Acquisition Proposal (as defined below);

     - participate in any discussions or negotiations regarding any Acquisition Proposal; or

     - agree to, approve, recommend or endorse any Acquisition Proposal.

Jones has also agreed promptly to (a) inform King of any inquiries and proposals related to these matters, (b) provide to King copies of any written Acquisition Proposal and a summary of its material terms, (c) keep King informed as to any discussions or negotiations regarding any activities relating to any Acquisition Proposal and (d) provide King any non-public information concerning Jones that was provided to any other person in connection with any Acquisition Proposal which was not previously provided to King.

     Under the merger agreement, if Jones' board of directors receives an unsolicited bona fide written Acquisition Proposal, the board may (a) furnish information to, or discuss or negotiate with, the person who made the proposal, or (b) recommend this type of Acquisition Proposal to Jones' shareholders if and only to the extent that the Jones board of directors:

     - concludes in good faith after consulting with its financial advisor that the proposal would reasonably be expected to constitute a Superior Proposal (as defined below);

     - determines in good faith after consulting with its outside legal counsel that it would breach its fiduciary duties to its shareholders if it did not recommend the proposal to them;

     - provides prompt written notice to King, prior to negotiating or discussing the proposal with, or providing information to, the proposal's proponent; and

     - enters a confidentiality agreement no less favorable to Jones than the confidentiality agreement we have regarding the merger, prior to providing information to the proposal's proponent.

Under the merger agreement, the term:

     - "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the merger) involving Jones or its subsidiaries: (a) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 25% or more of the equity securities of, Jones or any of its subsidiaries, in a single transaction or series of related transactions; (b) the acquisition by any person (other than any beneficial owner of more than 5% of Jones common stock as long as such beneficial owner is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) of beneficial ownership of 10% or more of the outstanding shares of Jones common stock (including Jones common stock currently beneficially owned by such person); (c) any tender offer or exchange offer for 20% or more of the outstanding capital stock of Jones or any of its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; and

     - "Superior Proposal" means a bona fide Acquisition Proposal made by any person that the Jones board of directors determines in its good faith judgment to be more favorable to the Jones shareholders than the merger (after consideration of, among other information, the written opinion of Jones' independent financial advisor that the consideration provided for in the proposal is fair from a financial point of view) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors (in consultation with Jones' independent financial advisor), is reasonably capable of being obtained by such person.

TREATMENT OF JONES STOCK OPTIONS

     When we complete the merger, each option to purchase Jones common stock will be converted, in accordance with its terms, into an option to purchase King common stock. Upon conversion, each option will be exercisable for a number of shares of King common stock equal to the number of shares of Jones common stock which could have been obtained upon exercise of the option before the merger multiplied by the exchange ratio, rounded to the nearest whole number. The exercise price will be equal to the exercise price per share of Jones common stock subject to the option before conversion divided by the exchange ratio, rounded to the nearest whole cent. The other terms of each option and the Jones option plans, under which the options were granted, will continue to apply.

     After the merger is completed, King will register on Form S-8 the shares of King common stock issuable with respect to options granted under the Jones stock option plans.

King will use reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

CONDITIONS TO COMPLETION OF THE MERGER

     The respective obligations of Jones and King to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of the outstanding shares of Jones;

     - the shareholders of King must approve the issuance of shares in connection with the merger agreement by a majority of the votes cast, provided that the total number of votes that are cast represents over 50% interest of all shares of King common stock;

     - King's registration statement must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspension of its effectiveness may be pending before or threatened by the SEC;

     - no law, regulation or order may be enacted or issued which has the effect of preventing or prohibiting completion of the merger;

     - the shares of King common stock to be issued in the merger or upon exercise of options under Jones' option plans must have been authorized for listing on the New York Stock Exchange, upon official notice of issuance;

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

     - the independent accountants of King and Jones must have each delivered letters to the effect that the merger will qualify for pooling-of-interests accounting treatment, one dated as of the closing date of the merger and one dated as of the effective date of the registration statement; and

     - Jones and King must have received from their respective legal counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     The obligation of King to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - Jones must have obtained all consents and approvals needed to complete the merger;

     - Jones must have no litigation pending or imminently threatened which would impede the merger's closing, seek damages that may be material to King, materially adversely affect the combined company's operations or would have a material adverse effect on either Jones or King;

     - Mr. Jones must have executed and delivered the consulting agreement to King;

     - Mr. and Mrs. Jones must have each executed and delivered a noncompetition agreement to King; and

     - Mr. and Mrs. Jones must have each executed and delivered a severance agreement to King.

     The obligation of Jones to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - King must have obtained all consents and approvals needed to complete the merger;

     - King must have no litigation pending or imminently threatened which would impede the merger's closing, seek damages that may be material to King, materially adversely affect the combined company's operations or would have a material adverse effect on either Jones or King;

     - King must have executed and delivered the consulting agreement to Mr. Jones; and

     - King must have executed and delivered the noncompetition agreements and severance agreements with each of Mr. and Mrs. Jones.

     Jones' and King's obligations to complete the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction by the other or the waiver of each of the following additional conditions before completion of the merger:

     - all representations and warranties must have been true and correct as of July 13, 2000 and at and as of the date the merger is to be completed at and as if made as of such time, except to the extent the representations and warranties address matters only as of a particular date or time, in which case they must be true and correct as of that date or time;

     - all respective obligations under agreements and covenants in the merger agreement must be performed; and

     - no material adverse effect shall have occurred, or be reasonably likely to occur, since July 13, 2000.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the merger's completion, whether before or after Jones' shareholders or King's shareholders approve the proposals at their respective special meetings, in the circumstances we have listed below.

     The merger agreement may be terminated by both King and Jones if both companies consent.

     The merger agreement may be terminated by either King or Jones if any of the following events occurs:

     - the other materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement and causes the conditions to closing relating to those representations, warranties, covenants and agreements to be unsatisfied, provided, that if a breach is curable, the non-breaching party may not terminate if the party in breach is exercising reasonable efforts to cure the breach;

     - there exists any final and nonappealable order preventing the merger, provided, the party seeking to terminate the merger agreement has used reasonable efforts to vacate or lift the order;

     - without the fault of the terminating party, the merger is not completed by January 9, 2001 or by no later than April 9, 2001 if additional information is required by regulatory authorities reviewing the merger;

     - the Jones shareholders do not approve and adopt the merger agreement and approve the merger;

     - the King shareholders do not approve the issuance of shares in connection with the merger; or

     - if there is a material adverse effect on the other party which cannot be cured within 30 days.

     King may terminate the agreement if:

     - the board of directors of Jones withdraws or modifies its recommendation of the merger agreement or the merger or resolves, or publicly announces or discloses to a third party its intention, to do any of the same;

     - the board of directors of Jones recommends or resolves to recommend to Jones' shareholders an Acquisition Proposal;

     - a person makes a tender offer or exchange offer for 20% or more of Jones' outstanding common stock and the Jones board of directors, within 10 business days after the offer is made, either (a) fails to recommend that the offer be rejected or (b) takes no position as to the offer; or

     - any person (other than King, any affiliate of King or any beneficial owner of more than 5% of Jones' common stock who is eligible to make filings on a Schedule 13G), or any group which may be formed, other than King, Jones and their affiliates, beneficially owns 20% or more of Jones' outstanding capital stock; or

     Jones may terminate the merger agreement if:

     - its board of directors (a) determines to recommend a Superior Proposal to its shareholders, (b) gives notice to King and (c) pays a $100.0 million termination fee;

     - the average trading price of King's common stock is less than $29.33 for 20 consecutive trading days, provided that King may agree to increase the exchange ratio and deliver the number of shares to provide a maximum purchase price of $33.00 per share of Jones common stock;

     - King's board of directors withdraws or modifies its recommendation of the merger agreement or the merger or the board of directors resolves, publicly announces or discloses to any third party its intention to do any of these things;

     - American Home Products exercises its right to terminate the Co-Promotion Agreement with King which right expired July 22, 2000; or

     - prior to the effective time of the merger, the FDA denies in whole King's supplemental new drug application for Altace(R).

PAYMENT OF TERMINATION FEE

     Jones will pay King a termination fee of $100.0 million immediately upon termination of the merger agreement by:

          (a) King because:

        - Jones' board of directors withdraws or modifies its recommendation to Jones' shareholders of the merger agreement or the merger, or the board of directors resolves or publicly announces or discloses to any third party its intention to do any of these things;

        - Jones' board of directors recommends, or resolves to recommend, to Jones' shareholders any Acquisition Proposal; or

        - a person makes a tender offer or exchange offer for 20% or more of Jones' outstanding common stock or a registration statement with respect to such an offer is filed and the Jones board of directors, within 10 business days after the offer is made or the registration statement is filed, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer;

     or

          (b) Jones because its board of directors determines to recommend a superior proposal

     Jones will also pay King a termination fee of $100.0 million if (A) either Jones or King terminates the merger agreement because (1) the stockholders of Jones fail to approve the merger and the merger agreement; or (2) the merger shall not have been consummated by January 9, 2001, or April 9, 2001 if additional information is required by regulatory authorities reviewing the merger, and there is a prior Acquisition Proposal (B) Jones consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after the termination of the merger agreement. This termination fee will be paid at or prior to the consummation of the acquisition proposal or immediately upon the effective date of the definitive agreement, whichever is earlier.

     King will pay Jones a termination fee of $100.0 million if and only if all of the following are true:

     - either King or Jones terminates the agreement as a result of the failure to receive the requisite vote for approval of the issuance of shares from King's shareholders at the meeting of its shareholders;

     - at or prior to King's shareholders meeting an offer for a King Business Combination (as defined below) shall have been publicly announced;

     - the terms of the King Business Combination shall have required termination of the agreement as a condition of effecting the King Business Combination; and

     - the King Business Combination is thereafter consummated or King enters into a definitive agreement with respect to such King Business Combination within 12 months after such termination of the agreement.

     Under the merger agreement, the term "King Business Combination" means any of the following transactions involving King and a party other than Jones or any affiliate of Jones which has been approved and recommended by King's board of directors:

     - any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or the equity securities of King in a single transaction or series of related transactions, or

     - any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of King.

     King will also pay Jones a termination fee of $100.0 million if Jones terminates the merger agreement because the board of directors of King withdraws or modifies its recommendation to King's shareholders of the merger agreement or the merger, or the board of directors resolves or publicly announces or discloses to any third party its intention to do any of these things.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT AND EXPENSES

     Jones and King may amend the merger agreement before completing the merger provided we comply with applicable law.

     Either Jones or King may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

     Each of Jones and King will pay its own costs and expenses including attorney's fees, accounting fees and expenses. However, King and Jones will share equally costs and expenses related to printing, filing and mailing this joint proxy statement/prospectus, the registration statement of which it is a part and regulatory applications.

SHAREHOLDERS' VOTING AGREEMENTS

     In connection with the merger, directors of King and Jones who are shareholders have entered into voting agreements. The voting agreements provide that these shareholders of King on the one hand and Jones on the other will vote all of the shares of common stock owned by these shareholders in favor of the merger.

     As of the King record date, the shareholders who entered into the voting
agreement collectively owned                shares of King common stock. Their
share ownership represented approximately      % of the outstanding King common
stock. None of the King shareholders who are parties to the agreement were paid additional consideration for entering into the agreement.

     As of the Jones record date, the shareholders who entered into the voting
agreement collectively owned                shares of common stock. Their share
ownership represented approximately      % of the outstanding Jones common
stock. None of the Jones shareholders who are parties to the voting agreement were paid additional consideration for entering into the agreement.

     The shareholders' voting agreements will terminate upon the earliest to occur of:

     - the date and time that the merger becomes effective;

     - the date the merger agreement is terminated; or

     - if the merger agreement is terminated under certain circumstances and Jones is obligated to pay King a termination fee, the date the fee is paid.

                        SHARE OWNERSHIP AFTER THE MERGER

     The following table sets forth certain information regarding the ownership of King common stock following the merger, based upon holdings of King and Jones common stock as of June 30, 2000, for (i) each person owning more than 5% of the common stock, (ii) each director and the highest paid executive officers and
(iii) all executive officers and directors as a group.

                                                             BENEFICIAL OWNERSHIP
                                                              OF COMMON STOCK(1)
                                                           -------------------------
                                                               AFTER THE MERGER
                                                           -------------------------
                                                                         PERCENTAGE
                                                           NUMBER OF     OUTSTANDING
    EXECUTIVE OFFICERS, DIRECTORS AND 5% SHAREHOLDERS        SHARES        SHARES
    -------------------------------------------------      ----------    -----------
John M. Gregory(2).......................................  16,338,758        9.8
Joseph R. Gregory(3).....................................   6,234,229        3.7
Jefferson J. Gregory(4)..................................   2,146,052        1.3
James E. Gregory(5)......................................     208,529          *
Ernest C. Bourne(6)......................................     288,756          *
Earnest W. Deavenport, Jr................................           0          *
Frank W. DeFriece, Jr.(7)................................      37,500          *
D. Greg Rooker(8)........................................     157,417          *
Richard C. Williams(9)...................................     183,445          *
G. Andrew Franz(10)......................................     499,951          *
All executive officers and directors of King as a group
  (17 persons)...........................................  26,765,843       16.1
The Summit Fund, LLC(11).................................   9,760,336        5.9
Dennis M. Jones and Judith A. Jones(12)..................   8,865,111        5.3

---------------

   * Less than 1%

 (1) Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on (i) 92,042,085 shares of King common stock issued and outstanding as of June 30, 2000, plus (ii) 65,525,222 shares of Jones common stock issued and outstanding as of June 30, 2000, multiplied by the 1.125 exchange ratio. Options to purchase shares which are exercisable or will become exercisable within 60 days of June 30, 2000, or as of the effectiveness of the merger are deemed to be outstanding for purpose of computing the percentage of outstanding shares owned by such person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

 (2) Includes 12,137,771 shares jointly owned with Mr. Gregory's spouse; 4,115,712 shares owned by S.J., LLC, a limited liability company, the primary members of which are Mr. Gregory's children and 85,275 shares registered in the name of The Lazarus Foundation, Inc., a private foundation controlled by John M. Gregory. Mr. Gregory's address is 501 Fifth Street, Bristol, Tennessee 37620.

 (3) Includes 2,115,562 shares owned through Kingsway L.L.C., a limited liability company, the primary members of which are Mr. Gregory, his spouse and his son and 93,749 shares issuable upon the exercise of options. Mr. Gregory's address is 501 Fifth Street, Bristol, Tennessee 37620.

 (4) Includes 1,800,411 shares jointly beneficially owned by Ms. Terri White-Gregory and Jefferson J. Gregory and 130,500 shares beneficially owned by Gregory Investments,

     L.P., the general partners of which are Mr. Gregory and Ms. White-Gregory and 93,749 and 16,875 shares issuable upon the exercise of options granted to Mr. Gregory and Ms. White-Gregory, respectively.

 (5) Includes 178,829 shares jointly owned with Mr. Gregory's spouse, 1,575 shares owned by Mr. Gregory's spouse and 28,125 shares issuable upon the exercise of options.

 (6) Includes 59,999 shares issuable upon the exercise of options.

 (7) Includes 37,500 shares issuable upon the exercise of options.

 (8) Includes 37,500 shares held in trust for the benefit of Mr. Rooker's children; 6,412 shares owned by Mr. Rooker's spouse, 13,065 shares owned by The Jason Foundation, a non-profit public charity of which Mr. Rooker is co-founder, and 37,500 shares issuable upon the exercise of options.

 (9) Includes 101,455 shares jointly owned with Mr. Williams' spouse and 67,700 shares issuable upon the exercise of options.

(10) Share holdings are based upon the exchange ratio of 1.125 times an aggregate of 444,401 shares of Jones common stock comprised of: 105,395 shares and exercisable options for 16,087 shares held by Mr. Franz; 33,490 shares held jointly by Mr. Franz and his wife; 219,052 shares held by Mrs. Franz and an aggregate of 70,377 shares held by Mrs. Franz as custodian for their minor children.

(11) The Summit Fund, LLC is an affiliate of The United Company. The Summit Fund, LLC along with other affiliates of The United Company beneficially owned in the aggregate 12,739,331 shares representing approximately 7.7% of the outstanding shares following the merger. The address of The Summit Fund, LLC is 1005 Glenway Avenue, Bristol, Virginia 24201.

(12) Share holdings are based upon the exchange ratio of 1.125 times an aggregate of 7,880,099 shares of Jones common stock comprised of: 4,064,242 shares owned by Dennis M. Jones, 2,297,107 shares owned by Judith A. Jones, currently exercisable options covering 972,000 shares for Mr. Jones and 243,000 shares for Mrs. Jones and additional options (which will become effective upon the effective date of the merger) covering 243,000 shares as to Mr. Jones and 60,750 shares as to Mrs. Jones. The address for Mr. and Mrs. Jones is c/o JONES PHARMA INCORPORATED, 1945 Craig Road, St. Louis, Missouri 63146.

                  COMPARATIVE MARKET PRICE AND PER SHARE DATA

     King common stock has been traded on the New York Stock Exchange under the symbol KG since May 23, 2000. King common stock was previously traded on Nasdaq under the symbol KING commencing on June 25, 1998, when King completed its initial public offering. Jones common stock is traded on Nasdaq under the symbol JMED.

     The following table sets forth, for the quarters indicated, the high and low sale prices per share of King common stock on the NYSE and Jones on Nasdaq.

                                                           KING(1)                          JONES
                                                    ---------------------           ---------------------
                                                    HIGH             LOW            HIGH             LOW
                                                    -----           -----           -----           -----
QUARTER ENDED:
1998
  March 31........................................    N/A             N/A           17.94           15.53
  June 30.........................................   6.33            6.11           16.72           12.83
  September 30....................................   9.50            5.67           15.81            9.22
  December 31.....................................  12.78            4.72           16.78           11.61
1999
  March 31........................................  13.28            8.61           16.14           11.62
  June 30.........................................  14.50            9.22           17.58           13.63
  September 30....................................  18.55           10.89           22.90           15.81
  December 31.....................................  45.33           13.42           32.83           17.66
2000
  March 31........................................  45.83           19.75           52.94           27.39
  June 30.........................................  46.00           21.00           43.23           24.61
  July 1 through July 27..........................  47.25           28.75           48.25           31.31

-------------------------

(1) All King share data reflects the 3 for 2 stock splits that were effective November 11, 1999 and June 21, 2000. King commenced its initial public offering on June 25, 1998 at a price of $6.22 per share ($14.00 per share before the stock splits). Prior to such date, there was no public market for King common stock.

     The following table sets forth per share closing prices of King's and Jones' common stock on the NYSE or Nasdaq, respectively, as of the dates specified and the pro forma equivalent market value of the King common stock to be issued for the Jones common stock in the merger.

                                                                          Jones
                                                                      Common Stock
                                       Last Reported Sale Price         Pro Forma
                                      ---------------------------   -----------------
                                          King          Jones       Equivalent Market
                Date                  Common Stock   Common Stock       Value(a)
                ----                  ------------   ------------   -----------------
July 12, 2000(b)....................     $45.44         $43.75           $     (a)
          , 2000(c).................     $              $                $     (d)

-------------------------

(a) Determined by multiplying the closing sales prices of King common stock, as reported in the Wall Street Journal, for the date specified by 1.125, the assumed exchange ratio.

(b) Last trading date prior to announcement of the execution of the merger agreement.

(c) The most recent practicable date prior to the date of this joint proxy statement/prospectus.

(d) Under the merger agreement, if the average trading price is less than $29.33 and if Jones exercises its right to terminate the merger agreement, King may exercise its right to deliver the number of shares of King common stock necessary to provide a maximum purchase price of $33.00 per share of Jones common stock.

     Jones shareholders are advised to obtain current market quotations for King common stock and Jones common stock. We cannot give you any assurance as to the market prices of King common stock or Jones common stock at any time before the merger closes or the market price of King common stock at any time after the merger. The exchange ratio is fixed and will not be adjusted to compensate Jones shareholders for decreases in the market price of King's common stock which could occur before the merger closes unless as described above the value of King stock is less than $29.33 per share. At that time, if Jones elects to terminate the merger, King may increase the exchange ratio and deliver the number of shares to provide a maximum purchase price of $33.00 per share of Jones common stock. If the market price of King common stock decreases or increases before the merger closes, the value of the King common stock to be received in the merger in exchange for Jones common stock would correspondingly decrease or increase.

     King has never paid cash dividends on its shares of capital stock. Jones presently pays a regular quarterly cash dividend. Under the merger agreement, each of us has agreed not to pay cash dividends that are inconsistent with our respective prior practices before the closing of the merger, without written consent of the other. If the merger is not completed, the Jones board intends to continue its policy of paying a quarterly dividend and retaining the remaining earnings to finance the expansion of its business. The King board intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

     The table below presents comparative selected historical per share data of King and Jones, pro forma combined per share data for King and Jones and equivalent pro forma per share data of Jones. The financial data is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes to those financial statements of King and Jones. The pro forma data is not necessarily indicative of results which will be obtained on a combined basis.

                                                 AT OR FOR
                                              THE THREE-MONTH    AT OR FOR THE YEAR
                                               PERIOD ENDED      ENDED DECEMBER 31,
                                              ---------------   ---------------------
                                              MARCH 31, 2000    1999    1998    1997
                                              ---------------   -----   -----   -----
NET INCOME (LOSS) PER DILUTED COMMON SHARE:
  King -- Historical(a).....................      $(0.10)       $0.61   $0.47   $0.24
  Jones -- Historical.......................        0.28         0.73    0.64    0.49
  Pro Forma Combined(b).....................        0.07         0.65    0.43    0.29
  Jones Equivalent Pro Forma(c).............        0.08         0.73    0.48    0.33
  Dividends per share(d)....................        0.02         0.06    0.05    0.04
BOOK VALUE PER COMMON SHARE:
  King -- Historical(a).....................      $ 2.52        $2.59
  Jones -- Historical.......................        4.58         4.29
  Pro Forma Combined(b).....................        3.30         3.22
  Jones Equivalent Pro Forma(c).............        3.71         3.62

-------------------------

(a)  All King share data reflects a 3 for 2 stock split effective June 21, 2000.

(b) Pro forma combined amounts shown above reflect the proposed merger with Jones on a "pooling-of-interests" basis for each period shown as if the merger had occurred as of January 1, 1997.

(c) Jones equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.125.

(d) Dividends per share reflects Jones historical dividends declared. King has not historically declared dividends and does not intend to declare dividends in the future.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information gives effect to the proposed merger between King and Jones. We will account for the merger as a pooling-of-interests, and the historical financial position and operating results of King and Jones will be combined. The pro forma combined condensed financial information reflects the financial position of King and Jones as of March 31, 2000 and the operating results of King and Jones for the three-month periods ended March 31, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997.

     The unaudited pro forma combined condensed statements of operations assume that the merger occurred at the beginning of the periods presented. The unaudited pro forma combined condensed balance sheet assumes the merger occurred as of March 31, 2000. The historical financial information of King as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997 has been derived from King's historical consolidated financial statements which are incorporated by reference. The pro forma historical purchase adjustments for the year ended December 31, 1999 reflects an acquisition in 1999 as if it occurred on January 1, 1999.

     The historical financial information of Jones as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 has been derived from Jones' historical consolidated financial statements, which are incorporated by reference.

     Pro forma weighted average common shares outstanding for all periods presented represent the historical average shares for King combined with the historical average shares for Jones after giving effect to the conversion of all outstanding shares of Jones into King common stock at the assumed exchange ratio of 1.125 contemplated in the merger. Pro forma operating results do not include estimated merger related costs of $18.2 million. The historical financial information of Jones has been re-classified to conform to King's historical presentation. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of King and Jones incorporated by reference.

     The unaudited pro forma combined condensed financial information has been included for comparative purposes only and does not purport to show what the financial position or operating results would have been if the merger had been consummated as of the dates indicated, nor should it be construed as representative of future financial position or operating results.

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   PRO FORMA
                                     HISTORICAL   HISTORICAL        POOLING
                                        KING        JONES      RECLASSIFICATIONS   PRO FORMA
                                     ----------   ----------   -----------------   ---------
Total revenues.....................   $ 91,441     $ 45,734         $    --        $137,175
                                      --------     --------         -------        --------
Operating costs and expenses:
  Cost of revenues(2)..............     22,585        8,305            (413)         30,477
  Selling, general and
     administrative(2).............     25,711        8,183            (166)         33,728
  Depreciation and
     amortization(2)...............      7,858          840             579           9,277
  Research and development costs...      3,434          231              --           3,665
  Merger and restructuring costs...     20,789           --              --          20,789
                                      --------     --------         -------        --------
     Total operating costs and
       expenses....................     80,377       17,559              --          97,936
                                      --------     --------         -------        --------
Operating income...................     11,064       28,175              --          39,239
Interest (expense).................    (14,032)          --              --         (14,032)
Interest income....................        822        3,199              --           4,021
Other income (expenses)............       (181)          55              --            (126)
                                      --------     --------         -------        --------
Income (loss) before income
  taxes............................     (2,327)      31,429              --          29,102
Income tax expense.................     (6,206)     (12,257)             --         (18,463)
                                      --------     --------         -------        --------
Net income (loss)..................   $ (8,533)    $ 19,172         $    --        $ 10,639
                                      ========     ========         =======        ========
Per share income (loss)(1):
  Basic............................   $  (0.10)    $   0.29                        $   0.07
                                      ========     ========                        ========
  Diluted..........................   $  (0.10)    $   0.28                        $   0.07
                                      ========     ========                        ========
Weighted average common shares(1):
  Basic............................     83,213       65,385                         156,771
                                      ========     ========                        ========
  Diluted..........................     84,257       67,679                         160,396
                                      ========     ========                        ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PRO FORMA
                                      HISTORICAL   HISTORICAL        POOLING
                                         KING        JONES      RECLASSIFICATIONS   PRO FORMA
                                      ----------   ----------   -----------------   ---------
Total revenues......................   $67,569      $29,477          $    --        $ 97,046
                                       -------      -------          -------        --------
Operating costs and expenses:
  Costs of revenues(2)..............    17,139        6,584             (328)         23,395
  Selling, general and
     administrative(2)..............    13,920        7,301             (147)         21,074
  Depreciation and
     amortization(2)................     6,442          869              475           7,786
  Research and development costs....     2,907          239               --           3,146
                                       -------      -------          -------        --------
     Total operating costs and
       expenses.....................    40,408       14,993               --          55,401
                                       -------      -------          -------        --------
Operating Income....................    27,161       14,484               --          41,645
Interest (expense)..................   (12,719)          --               --         (12,719)
Interest income.....................       771        1,396               --           2,167
Other income (expenses).............       (88)          17               --             (71)
                                       -------      -------          -------        --------
Income from continuing operations
  before income taxes...............    15,125       15,897               --          31,022
Income tax expense..................    (5,617)      (6,121)              --         (11,738)
                                       -------      -------          -------        --------
Income from continuing operations...   $ 9,508      $ 9,776          $    --        $ 19,284
                                       =======      =======          =======        ========
Per share income from continuing
  operations(1):
  Basic.............................   $  0.11      $  0.15                         $   0.12
                                       =======      =======                         ========
  Diluted...........................   $  0.11      $  0.15                         $   0.12
                                       =======      =======                         ========
Weighted average common shares(1):
  Basic.............................    82,737       64,819                          155,658
                                       =======      =======                         ========
  Diluted...........................    83,460       66,312                          158,061
                                       =======      =======                         ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          HISTORICAL
                                                             PRO FORMA       KING                       PRO FORMA
                              HISTORICAL        1999         PURCHASE        PRO       HISTORICAL        POOLING
                                 KING      ACQUISITION(3)   ADJUSTMENTS     FORMA        JONES      RECLASSIFICATIONS    PRO FORMA
                              ----------   --------------   -----------   ----------   ----------   ------------------   ---------
Total revenues............     $379,921       $ 31,797             --      $411,718     $132,544         $    --         $544,262
                               --------       --------       --------      --------     --------         -------         --------
Operating costs and
 expenses:
 Cost of revenues(2)......      118,865          9,594             --       128,459       25,077          (1,808)         151,728
 Selling, general and
   administrative(2)......       80,213          9,617             --        89,830       29,484            (784)         118,530
 Depreciation and
   amortization(2)........       27,734             --          2,791(4)     30,525        3,538           2,592           36,655
 Research and development
   costs..................       16,316             --             --        16,316        1,343              --           17,659
                               --------       --------       --------      --------     --------         -------         --------
   Total operating costs
     and expenses.........      243,128         19,211          2,791       265,130       59,442              --          324,572
                               --------       --------       --------      --------     --------         -------         --------
Operating income..........      136,793         12,586         (2,791)      146,588       73,102              --          219,690
Interest expense..........      (55,371)            --         (5,884)(5)   (61,255)          --                          (61,255)
Interest income...........        3,314             --             --         3,314        7,193              --           10,507
Other income (expenses)...       (3,052)            --             --        (3,052)        (187)             --           (3,239)
                               --------       --------       --------      --------     --------         -------         --------
Income from continuing
 operations before income
 taxes....................       81,684         12,586         (8,675)       85,595       80,108              --          165,703
Income tax expense........      (29,986)            --         (1,564)(6)   (31,550)     (31,164)             --          (62,714)
                               --------       --------       --------      --------     --------         -------         --------
Income from continuing
 operations...............     $ 51,698       $ 12,586       $(10,239)     $ 54,045     $ 48,944         $    --         $102,989
                               ========       ========       ========      ========     ========         =======         ========
Per share income from
 continuing operations(1):
 Basic....................     $   0.62                                    $   0.65     $   0.75                         $   0.66
                               ========                                    ========     ========                         ========
 Diluted..................     $   0.62                                    $   0.65     $   0.73                         $   0.65
                               ========                                    ========     ========                         ========
Weighted average common
 shares(1):
 Basic....................       82,795                                      82,795       64,936                          155,848
                               ========                                    ========     ========                         ========
 Diluted..................       83,663                                      83,663       66,671                          158,668
                               ========                                    ========     ========                         ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   PRO FORMA
                                     HISTORICAL   HISTORICAL        POOLING
                                        KING        JONES      RECLASSIFICATIONS   PRO FORMA
                                     ----------   ----------   -----------------   ---------
Total revenues.....................   $191,007     $103,414         $    --        $294,421
                                      --------     --------         -------        --------
Operating costs and expenses:
  Cost of revenues(2)..............     68,925       23,839          (1,575)         91,189
  Selling, general and
     administrative(2).............     36,193       25,359            (363)         61,189
  Depreciation and
     amortization(2)...............      9,963        3,665           1,938          15,566
  Research and development costs...     10,749          117              --          10,866
  Nonrecurring charges.............         --       10,500              --          10,500
                                      --------     --------         -------        --------
     Total operating costs and
       expenses....................    125,830       63,480              --         189,310
                                      --------     --------         -------        --------
Operating income...................     65,177       39,934              --         105,111
Interest (expense).................    (14,866)        (215)             --         (15,081)
Interest income....................      2,875        5,086              --           7,961
Other income (expenses)............      4,004           12              --           4,016
                                      --------     --------         -------        --------
Income from continuing operations
  before income taxes..............     57,190       44,817              --         102,007
Income tax expense.................    (15,627)     (21,250)             --         (36,877)
                                      ========     ========         =======        ========
Income from continuing
  operations.......................   $ 41,563     $ 23,567         $    --        $ 65,130
                                      ========     ========         =======        ========
Per share income from continuing
  operations(1):
  Basic............................   $   0.53     $   0.36                        $   0.43
                                      ========     ========                        ========
  Diluted..........................   $   0.53     $   0.36                        $   0.43
                                      ========     ========                        ========
Weighted average common shares(1):
  Basic............................     78,460       64,633                         151,172
                                      ========     ========                        ========
  Diluted..........................     78,858       65,988                         153,095
                                      ========     ========                        ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       HISTORICAL   HISTORICAL   PRO FORMA POOLING
                                          KING        JONES      RECLASSIFICATION    PRO FORMA
                                       ----------   ----------   -----------------   ---------
Total revenues.......................   $67,909      $88,781          $              $156,690
                                        -------      -------          ------         --------
Operating costs and expenses:
  Cost of revenues(2)................    16,019       25,430          (1,897)          39,552
  Selling, general and
     administrative(2)...............    19,950       21,914            (251)          41,613
  Depreciation and amortization(2)...     3,071        3,357           2,148            8,576
  Research and development costs.....     7,792           --                            7,792
                                        -------      -------          ------         --------
     Total operating costs and
       expenses......................    46,832       50,701              --           97,533
                                        -------      -------          ------         --------
Operating income.....................    21,077       38,080              --           59,157
                                        -------      -------          ------         --------
Interest (expense)...................    (2,787)        (238)             --           (3,025)
Interest income......................     2,110        2,562              --            4,672
Other income (expenses)..............       682           (9)             --              673
                                        -------      -------          ------         --------
Income from continuing operations
  before income taxes................    21,082       40,395              --           61,477
Income tax expense...................     4,257       15,351              --           19,608
                                        -------      -------          ------         --------
Income from continuing operations....   $16,825      $25,044          $   --         $ 41,869
                                        =======      =======          ======         ========
Per share income from continuing
  operations(1):
  Basic..............................   $  0.24      $  0.39                         $   0.29
                                        =======      =======                         ========
  Diluted............................   $  0.24      $  0.38                         $   0.29
                                        =======      =======                         ========
Weighted average common shares:(1)
  Basic..............................    69,796       64,309                          142,144
                                        =======      =======                         ========
  Diluted............................    69,872       65,804                          143,902
                                        =======      =======                         ========

                           KING PHARMACEUTICALS, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                  (UNAUDITED)

                                                             PRO FORMA
                               HISTORICAL   HISTORICAL        POOLING
                                  KING        JONES      RECLASSIFICATIONS        PRO FORMA
                               ----------   ----------   -----------------        ----------
ASSETS
Current assets:
Cash and cash equivalents....   $  7,491     $161,142        $     --             $  168,633
Marketable securities........         --       38,707              --                 38,707
Accounts receivable, net.....     59,415       19,738              --                 79,153
Inventory....................     49,734       11,017              --                 60,751
Deferred income taxes........     14,522        3,555              --                 18,077
Prepaid expenses and other
  current assets.............      4,730        2,584              --                  7,314
                                --------     --------        --------             ----------
  Total current assets.......    135,892      236,743              --                372,635
                                --------     --------        --------             ----------
Property, plant and
  equipment, net.............     97,782       27,066              --                124,848
Intangible assets, net.......    552,248       61,961              --                614,209
Other assets.................     19,736        6,586              --                 26,322
                                --------     --------        --------             ----------
  Total assets...............   $805,658     $332,356        $     --             $1,138,014
                                ========     ========        ========             ==========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
Current portion of long-term
  debt.......................   $ 13,392     $     --        $     --             $   13,392
Accounts payable.............     26,525       11,517          (8,829)(6)             29,213
Accrued expenses.............     51,654           --          27,029(6)(8)           78,683
Income taxes payable.........      7,408       15,692              --                 23,100
                                --------     --------        --------             ----------
  Total current
     liabilities.............     98,979       27,209          18,200                144,388
                                --------     --------        --------             ----------
Long-term debt...............    482,834           --              --                482,834
Other long-term
  liabilities................      1,500           --              --                  1,500
Deferred income taxes........     12,516        5,455              --                 17,971
                                --------     --------        --------             ----------
  Total liabilities..........    595,829       32,664          18,200                646,693
                                --------     --------        --------             ----------
Shareholders' equity.........    209,829      299,692         (18,200)(8)            491,321
                                --------     --------        --------             ----------
Total liabilities and
  shareholders' equity.......   $805,658     $332,356        $     --             $1,138,014
                                ========     ========        ========             ==========

                          NOTES TO UNAUDITED PRO FORMA
            COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (1) Retroactively reflects King's 3 for 2 stock split effective June 21, 2000.

 (2) Reflects the reclassification of Jones depreciation expense from cost of revenues and selling, general and administrative expenses to conform with King's presentation.

 (3) Represents the historical results for the Lorabid(R) product line purchase acquisition by King for the period prior to the acquisition from January 1, 1999 through August 19, 1999.

 (4) For 1999, includes amortization of intangible assets from the Lorabid(R) acquisition over periods of 30 years for the Lorabid(R) product line acquisition.

 (5) Adjustment to reflect the increase in interest expense for the period January 1, 1999 through August 19, 1999 as a result of the financing the Lorabid(R) product acquisition, (in thousands):

  Revolving credit facility ($91.65 million at
  8.56%)(a).............................................      $5,884

-------------------------

a. The interest rate shown above for the revolving credit facility was the rate in effect immediately following the Lorabid acquisition on August 19, 1999. A change in the interest rates of one-eighth of one percent (0.125%) would change interest expense by $85 for the period above.

 (6) Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma net income before income taxes.

 (7) Reflects the reclassification of certain Jones' accrued expenses from accounts payable to conform with King's presentation.

 (8) Reflects accrued merger costs of $18.2 million.

              COMPARISON OF RIGHTS OF HOLDERS OF KING COMMON STOCK
                             AND JONES COMMON STOCK

     This section of the joint proxy statement/prospectus describes differences between King common stock and Jones common stock. We believe that the description covers the material differences between the two. However, this summary may not contain all of the information that is important to you, including each of our charters and bylaws. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between King common stock and Jones common stock. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section
entitled "Where You Can Find More Information" on page   .

     After the merger, the holders of Jones common stock who receive King common stock will become shareholders of King. Because Jones is a Delaware corporation and King is a Tennessee corporation, the Tennessee Business Corporation Act, or TBCA, will govern the rights of Jones shareholders after the merger. The Jones certificate of incorporation and the Jones bylaws currently govern the rights of the shareholders of Jones. As shareholders of King, the King charter, as amended and restated, and the King bylaws, as amended and restated, will instead govern their rights following the merger. The following paragraphs summarize differences between the rights of King shareholders and Jones shareholders under the charter documents and bylaws of King and Jones, as applicable. They also summarize the material differences between the Delaware General Corporation Law, or DGCL, and the TBCA.

AUTHORIZED CAPITAL STOCK

     Jones' amended and restated certificate of incorporation authorizes the issuance of up to 250,000,000 shares of Jones common stock and 5,000,000 shares of preferred stock. As of June 30, 2000:

     - 65,525,222 shares of common stock were issued and outstanding; and

     - no shares of preferred stock were issued and outstanding.

     The board of directors of Jones has authority to provide for the issuance, from time to time, of shares of preferred stock on terms determined by the board of directors. The board of directors may establish classes of preferred stock and determine or alter the designations, powers, preferences, and rights and the qualifications, limitations or restrictions granted to or imposed upon each class of preferred stock.

     Under its articles of incorporation, King is authorized to issue up to 300,000,000 shares of common stock and 15,000,000 shares of preferred stock. As of June 30, 2000:

     - 92,042,085 shares of common stock were issued and outstanding; and

     - no shares of preferred stock were issued and outstanding.

King's board of directors is authorized, subject to the TBCA's limitations, to:

     - authorize the issuance of the shares of preferred stock in series;

     - determine the dividend rate of each series, the conditions and dates upon which dividends may be paid, and how dividends may be paid in relation to other series of stock;

     - determine whether the shares shall be subject to redemption by King and the means of such redemption;

     - determine the terms and amount of any sinking fund provided for the purchase or redemption of shares;

     - determine whether the shares are convertible into another sort of King's capital stock and the means and details of such conversion;

     - create restrictions on the issue or reissue of any additional series of preferred stock;

     - establish the rights of the holders of each series of preferred stock upon the voluntary or involuntary liquidation, dissolution or winding up of King; and

     - determine the provisions as to voting and optional special rights and preferences, such as the right to elect one or more directors.

RIGHTS AGREEMENT

     King's board of directors has declared a dividend of one preferred share purchase right for each share of common stock outstanding. A purchase right will also be attached to each share of common stock subsequently issued. The purchase rights will have certain anti-takeover effects. If triggered, the purchase rights would cause substantial dilution to a person or group of persons (other than certain exempt persons) that acquires more than 15.0% of King's common stock on terms not approved by King's board of directors. The purchase rights could discourage or make more difficult a merger, tender offer or other similar transaction.

     Jones does not have a similar rights agreement.

REMOVAL OF DIRECTORS

     Under the DGCL, any of Jones' directors, or the entire board, may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at the election of directors.

     King's bylaws provide that any director is subject to removal by a proper vote of the shareholders. The TBCA provides that a director may be removed with or without cause if the number of shares voted in favor of removal exceeds the number of shares voted against removal.

CONFLICT-OF-INTEREST TRANSACTIONS

     The DGCL generally permits transactions involving Jones and an interested director of Jones if

     - the material facts are disclosed and a majority of disinterested directors consent,

     - the material facts are disclosed and a majority of shares entitled to vote thereon consents, or

     - the transaction is fair to Jones at the time it is authorized by the Jones board of directors, a committee, or the Jones shareholders.

     The TBCA generally permits transactions involving King and an interested director of King if

     - the material facts are disclosed and a majority of disinterested directors or a committee of the King board of directors consents,

     - the material facts are disclosed and a majority of disinterested shares entitled to vote thereon consents, or

     - the transaction is fair to King.

The TBCA prohibits loans to directors by King unless approved by a majority vote of disinterested shareholders or the King board of directors determines that the loan benefits King and either approves the specific loan or a general plan of loans by King.

SPECIAL MEETINGS OF SHAREHOLDERS

     Pursuant to Jones' bylaws, a special meeting of Jones' shareholders may be called for any purpose by the board of directors or the President of Jones.

     King's bylaws authorize the Chairman of the Board and Chief Executive Officer, the President or a majority of the King board of directors to call a special meeting of shareholders for any purpose. Such a call shall state the purpose or purposes of the proposed meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     The DGCL provides that the recommendation of the Jones board of directors and the approval of a majority of the outstanding shares of Jones entitled to vote thereon is required to effect a merger or consolidation or to sell, lease or exchange substantially all of Jones' assets. With respect to a merger, no vote of the Jones shareholders would be required if Jones were the surviving corporation and

     - the related agreement of merger did not amend Jones' certificate of incorporation,

     - each share of stock of Jones outstanding immediately before the merger were an identical outstanding or treasury share of Jones after the merger and

     - the number of shares of Jones to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of Jones common stock outstanding immediately before the merger.

     The TBCA provides that the approval of the King board of directors and of a majority of the outstanding shares of King entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of King's assets. In accordance with the TBCA, submission by the King board of directors of any such action may be conditioned on any basis, including without limitation, conditions regarding a supermajority voting requirement or that the holders of no more than a certain number of shares indicate that they will seek dissenters' rights.

     With respect to a merger, no vote of the shareholders of King would be required if King were the surviving corporation and

     - King's charter would remain unchanged after the merger, subject to certain exceptions,

     - each shareholder of King immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger,

     - the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger; and

     - the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to their merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

     With respect to a sale, lease, exchange or other disposition of substantially all the assets of King, no vote of the shareholders of King would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of King. No vote of the shareholders of King would be required for King to mortgage, pledge, encumber or dedicate to the repayment of indebtedness any or all of its property, whether or not in the regular course of business.

SHAREHOLDER PROPOSALS AND NOMINATIONS

     Jones' bylaws do not address requirements for shareholder proposals and nominations.

     King shareholder proposals must be in writing and received by the Secretary of King not less than 60 nor more than 90 days prior to the date of a meeting of shareholders; provided, however, that if fewer than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of businesses on the 10th day following the day on which such notice of the date of such meeting was mailed or the date on which such public disclosure was made.

     Nominations to King's board of directors by shareholders must be in writing and received by the Secretary of King not less than 60 nor more than 90 days prior to the date of the annual meeting of shareholders. If the date of the annual meeting is changed by more than 30 days from its anniversary date, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. In the case of a special meeting at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

ACTION BY WRITTEN CONSENT

     The DGCL provides for action without shareholder meetings if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     The TBCA provides that action may be taken without a shareholder meeting and vote if all shareholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the King shareholders is impracticable given the number of holders of King common stock.

INSPECTION RIGHTS

     Both the TBCA and the DGCL contain provisions granting shareholders the right to inspect certain records of each corporation. Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of Jones' records during certain times. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."

     Under the TBCA, King shareholders are also entitled to inspect and copy, during regular business hours at King's principal office, the minutes of shareholder meetings, charter, bylaws, annual reports, and certain other records of the corporation, provided the shareholder gives the corporation written notice of this demand at least 5 business days before the date on which he wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon 5 days' written notice, inspect and copy:

     - accounting records of the corporation,

     - the records of shareholders,

     - excerpts from minutes of any meeting of the board of directors,

     - records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation,

     - minutes of any meeting of the shareholders, and

     - records of action taken by the shareholders or board of directors without a meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION OR CHARTER AND BYLAWS

     Jones' certificate of incorporation may be amended by (1) the adoption of a resolution by the board which sets forth the proposed amendment and declaring its advisability, and (2) the affirmative vote of a majority of all shareholders entitled to vote and the affirmative vote of a majority of each class of shareholders entitled to vote. Jones' certificate of incorporation vests in the board of directors the power to make, alter, amend or repeal the bylaws. The bylaws provide for the amendment, repeal and adoption of new bylaws by the affirmative vote of a majority of the board.

     King's charter may be amended in minimal ways, such as changing of the registered office of the corporation, by the board of directors without shareholder involvement. Other amendments of the charter must be recommended to the shareholders by the board and approved by a majority of the votes entitled to be cast. The TBCA may require a greater vote or voting by groups in certain circumstances. The board of directors may also require a greater vote or voting by groups, and it may condition on any basis its submission of the proposed amendment to the shareholders.

     Section 6 of King's bylaws establishes classes of directors and their term and provides that the number of directors shall be modified by resolution of King's board of directors. This section may not be altered, amended, or repealed by the shareholders without the affirmative vote of the shareholders of at least 80% of King's common stock. The same 80% vote is required for the shareholders to amend portions of the bylaws which provide for special meetings of the shareholders, the procedures for bringing business before a meeting of the shareholders, and the nomination of directors.

VOLUNTARY DISSOLUTION

     The DGCL provides that Jones may be dissolved by the approval of the Jones board of directors and a majority of the shares of Jones entitled to vote thereon. The DGCL also allows all the shareholders of Jones to act unanimously in writing to effect a dissolution of Jones without the approval of the Jones board of directors.

     The TBCA provides that King may be dissolved if the King board of directors proposes dissolution and a majority of the shares of King entitled to vote thereon approves. The King board of directors may condition its submission of a proposal for dissolution on any basis, including a greater shareholder vote requirement.

INDEMNIFICATION

     Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. The TBCA, however, states that statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled; provided, however, no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability

     - for any breach of loyalty to the corporation or its shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

     - for unlawful distributions.

BUSINESS COMBINATION STATUTE

     The DGCL regulates business combinations such as mergers, consolidations, and asset purchases where the business acquired was, or the assets belonged to, a public corporation, such as Jones, and where the acquiror became an "interested stockholder" of the public corporation before the date of the transaction unless

          (1) prior to the date of the transaction the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

          (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

          (3) on or subsequent to the date of the transaction the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of a least 66 2/3% of the outstanding voting stock of the disinterested stockholders.

     In the context of this law, an "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who directly or indirectly, alone or in concert with others, beneficially owns or controls 15% or more of the voting stock of the public corporation. The law prohibits business combinations with an unapproved interested stockholder for a period of 3 years after the date on which the person became an interested stockholder and requires that any business combination with an unapproved interested stockholder after such 3 year period be approved by the board of directors and authorized by the affirmative vote of 66 2/3% of the outstanding shares held by persons other than the interested stockholders. The law is very broad in scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose certificate of incorporation or bylaws contain a provision not to be covered by this section. Neither Jones' certificate of incorporation nor bylaws contain such a provision.

     Tennessee's Business Combination Act provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination

          (1) takes place at least 5 years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and

          (2) either

             (A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or

             (B) satisfies certain fairness conditions specified in the Business Combination Act.

     These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Business Combination Act. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least 2 years after the vote. King has not adopted a charter or bylaw amendment removing King from coverage under the Business Combination Act.

     The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Jones).

CONTROL SHARE ACQUISITION ACT

     The Tennessee Control Share Acquisition Act strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to 1/5, 1/3 or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders. The purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights.

     The United States Court of Appeals for the Sixth Circuit, however, has held that the Tennessee Control Share Acquisition Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Jones).

     The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

     Tennessee's Investor Protection Act applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The Investor Protection Act requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance, which we call the "Commissioner," a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The Investor Protection Act does not apply to an offer that the offeree company's board of directors recommends to shareholders.

     In addition to requiring the offeror to file a registration statement with the commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Act prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA.

Upon proper showing, the Chancery Court may grant injunctive relief. The Investor Protection Act further provides civil and criminal penalties for violations.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Investor Protection Act violates the commerce clause of the United States Constitution to the extent that it applies to target corporations organized under the laws of states other than Tennessee (such as Jones).

     The DGCL contains no similar provisions with respect to investor protection.

AUTHORIZED CORPORATION PROTECTION ACT

     The Tennessee Authorized Corporation Protection Act is the vehicle through which the Tennessee statutes attempt to permit the Business Combination Act and the Control Share Acquisition Act to govern foreign corporations. The Act provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provision of the Business Combination Act and the Tennessee Control Share Acquisition Act, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority from the Tennessee Secretary of State and that satisfy any two of a number of tests including

     - having its principal place of business located in Tennessee;

     - having a significant subsidiary located in Tennessee;

     - having a majority of such corporation's fixed assets located in Tennessee;

     - having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee;

     - employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5,000,000;

     - producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10,000,000;

     - or having physical assets and/or deposits located within Tennessee that exceed $10,000,000 in value.

     The United States Court of Appeals for the Sixth Circuit, however, has held the Tennessee Authorized Corporation Protection Act unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Jones).

     The DGCL contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

     The Tennessee Greenmail Act applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. The Greenmail Act provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the Act, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than 2 years, unless either

     - the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued, or

     - the corporation makes an offer of at least equal value per share to all holders of shares of such class.

     The DGCL contains no similar provisions with respect to greenmail.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The DGCL generally allows dividends to be paid out of surplus of Jones or out of the net profits of Jones for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of Jones being less than the capital represented by the preferred stock of Jones. There are no shares of Jones preferred stock outstanding.

     The TBCA provides that King generally may make dividends or other distributions to its shareholders unless after the distribution either (1) King would not be able to pay its debts as they become due in the usual course of business or (2) King's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. There are no shares of King preferred stock authorized.

DISSENTERS' RIGHTS

     The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of

     - shares listed on a national securities exchange or held of record by more than 2,000 shareholders or

     - shares of the surviving corporation of the merger, if the merger did not require the approval of the shareholders of such corporation,

unless, in either case, the holders of such stock are required pursuant to the merger to accept anything other than

     - shares of stock of the surviving corporation,

     - shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or

     - cash in lieu of fractional shares of such stock.

     Appraisal rights are not available for a sale of assets or an amendment to the certificate of incorporation.

     The TBCA generally provides dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934 or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act.

                                 OTHER MATTERS

     We do not expect that any matters other than those described in this joint proxy statement/prospectus will be brought before either of the special meetings. If any other matters are presented, however, it is the intention of the persons named in the King and Jones proxy cards, to vote proxies in accordance with the determination of a majority of the board of directors, as applicable, including, without limitation, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

                             SHAREHOLDER PROPOSALS

     If the merger agreement is approved and the merger takes place, under the rules of the SEC, a shareholder who wishes to include a proposal in King's proxy statement and form of proxy related to King's 2001 annual meeting must send the proposal to Mr. Joseph R. Gregory, Secretary, at 501 Fifth Street, Bristol, Tennessee 37620 by January 15, 2001. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with Rule 14a-18 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

            DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY
                              STATEMENT/PROSPECTUS

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All documents filed by either King or Jones under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Jones special meeting are incorporated by reference into and to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which King has filed with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

     - annual report on Form 10-K for the year ended December 31, 1999 (excluding the financial statements which were restated on a current report on Form 8-K filed June 23, 2000);

     - quarterly reports on Form 10-Q for the period ended March 31, 2000;

     - prospectus on Form 424(b)(5), filed June 23, 2000;

     - current reports on Form 8-K filed on February 28, 2000, April 20, 2000, April 21, 2000, June 23, 2000 and June 30, 2000; and

     - description of the common stock of King Pharmaceuticals, Inc. contained in King's Registration Statement on Form S-1 (Registration No. 333-38753) filed October 24, 1997.

     The following documents, which Jones has filed with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

     - annual report on Form 10-K for the year ended December 31, 1999;

     - quarterly report on Form 10-Q for the period ended March 31, 2000; and

     - current report on Form 8-K filed July 17, 2000.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     King and Jones file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that either of us files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. King can be found on the Internet at http://www.KingPharm.com. Jones can be found on the Internet at http://www.JmedPharma.com. King's common stock is traded on the New York Stock Exchange under the trading symbol KG. Jones' common stock is traded on the Nasdaq Stock Market's National Market Tier under the trading symbol JMED.

     King has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 relating to King's common stock to be issued to Jones' shareholders in the merger. As permitted by the rules and regulations of the SEC, this joint proxy statement/prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC's principal office in Washington, D.C. or the SEC's Internet site as described above. Statements contained in this joint proxy statement/prospectus or in any document incorporated by reference into this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this joint proxy statement/prospectus being qualified in all respects by reference to the document.

     The documents incorporated by reference into this joint proxy statement/prospectus are available from either King or Jones, as applicable upon request. We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement prospectus, to you, without charge, upon written or oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS AT THE
ADDRESSES LISTED ON PAGE   BY        , AUGUST        , 2000 TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE KING COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO JONES AND ITS SUBSIDIARIES WAS PROVIDED BY JONES AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO KING AND ITS SUBSIDIARIES WAS PROVIDED BY KING.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on King's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the King common stock to be issued to Jones shareholders in the merger will decrease prior to completion of the merger and no corresponding adjustment to the number of shares of King stock to be received by Jones shareholders will be made;

     - the possibility that the merger will not be closed;

     - the possibility that the anticipated benefits from the merger cannot or will not be fully realized;

     - the possibility that costs or difficulties related to the integration of our businesses are greater than expected;

     - the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including pre-clinical and clinical pharmaceutical product development projects;

     - the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of new Drug Applications and Investigational New Drug Applications and/or the review of other regulatory agencies worldwide;

     - the impact of competition on revenues and margins; and

     - other risk factors as may be detailed from time to time in public announcements and filings of King and Jones with the SEC.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page .

                                    EXPERTS

     The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference to the current report filed on Form 8-K dated June 23, 2000 of King Pharmaceuticals, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Jones Pharma Incorporated as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, incorporated in this joint proxy statement/prospectus by reference have been audited by Ernst & Young LLP, independent accountants, as stated in their report also incorporated herein by reference and are included in reliance on the reports of those independent accountants given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the King common stock to be issued in the merger has been passed upon by Baker, Donelson, Bearman & Caldwell, a professional corporation, Johnson City, Tennessee.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          KING PHARMACEUTICALS, INC.,

                           JONES PHARMA INCORPORATED

                                      AND

                            SPIRIT ACQUISITION CORP.

                           DATED AS OF JULY 13, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                            ARTICLE I.  THE MERGER
SECTION 1.1       The Merger.............................................   A-2
SECTION 1.2       Effective Time.........................................   A-2
SECTION 1.3       Effect of the Merger...................................   A-2
SECTION 1.4       Certificate of Incorporation; Bylaws...................   A-2
SECTION 1.5       Directors and Officers.................................   A-2
SECTION 1.6       Closing................................................   A-3
SECTION 1.7       Subsequent Actions.....................................   A-3
SECTION 1.8       Tax and Accounting Treatment of the Merger.............   A-3

        ARTICLE II.  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.1       Conversion of Securities...............................   A-4
SECTION 2.2       Exchange of Certificates...............................   A-5
SECTION 2.3       Assumption of Obligations to Issue Stock...............   A-7
SECTION 2.4       Transfer Books.........................................   A-8
SECTION 2.5       Certain Adjustments....................................   A-8

             ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF JONES
SECTION 3.1       Organization and Qualification; Subsidiaries...........   A-8
SECTION 3.2       Certificate of Incorporation and Bylaws................   A-9
SECTION 3.3       Capitalization.........................................   A-9
SECTION 3.4       Authority..............................................  A-10
SECTION 3.5       No Conflict; Required Filings and Consents.............  A-10
SECTION 3.6       SEC Filings; Financial Statements......................  A-11
SECTION 3.7       No Undisclosed Liabilities.............................  A-12
SECTION 3.8       Absence of Certain Changes or Events...................  A-12
SECTION 3.9       Absence of Litigation..................................  A-13
SECTION 3.10      Licenses and Permits; Compliance with Laws.............  A-13
SECTION 3.11      Unlawful Payments......................................  A-13
SECTION 3.12      Taxes..................................................  A-13
SECTION 3.13      Intellectual Property..................................  A-14
SECTION 3.14      Material Contracts.....................................  A-14
SECTION 3.15      Employee Benefit Plans.................................  A-15
SECTION 3.16      Properties; Assets.....................................  A-16
SECTION 3.17      Labor Relations........................................  A-17
SECTION 3.18      Environmental Matters..................................  A-17
SECTION 3.19      Insurance..............................................  A-18
SECTION 3.20      Board Approval; Vote Required..........................  A-18
SECTION 3.21      Opinion of Financial Advisor...........................  A-19
SECTION 3.22      Brokers................................................  A-19
SECTION 3.23      Takeover Provisions Inapplicable.......................  A-19
SECTION 3.24      Pooling; Tax Matters...................................  A-19
SECTION 3.25      Registration Statement; Joint Proxy
                    Statement/Prospectus.................................  A-19
SECTION 3.26      Regulatory Compliance..................................  A-20

                                                                           PAGE
                                                                           ----
           ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF MERGER SUB
SECTION 4.1       Organization and Qualification.........................  A-23
SECTION 4.2       Certificate of Incorporation and Bylaws................  A-23
SECTION 4.3       Authority..............................................  A-23
SECTION 4.4       No Conflict; Required Filings and Consents.............  A-24

              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF KING
SECTION 5.1       Organization and Qualification; Subsidiaries...........  A-24
SECTION 5.2       Certificate of Incorporation and Bylaws................  A-25
SECTION 5.3       Capitalization.........................................  A-25
SECTION 5.4       Authority..............................................  A-26
SECTION 5.5       No Conflict; Required Filings and Consents.............  A-26
SECTION 5.6       SEC Filings; Financial Statements......................  A-27
SECTION 5.7       No Undisclosed Liabilities.............................  A-28
SECTION 5.8       Absence of Certain Changes or Events...................  A-28
SECTION 5.9       Absence of Litigation..................................  A-28
SECTION 5.10      Licenses and Permits; Compliance with Laws.............  A-29
SECTION 5.11      Unlawful Payments......................................  A-29
SECTION 5.12      Taxes..................................................  A-29
SECTION 5.13      Intellectual Property..................................  A-30
SECTION 5.14      Material Contracts.....................................  A-30
SECTION 5.15      Employee Benefit Plans.................................  A-31
SECTION 5.16      Properties; Assets.....................................  A-32
SECTION 5.17      Labor Relations........................................  A-32
SECTION 5.18      Environmental Matters..................................  A-33
SECTION 5.19      Insurance..............................................  A-33
SECTION 5.20      Board Approval; Vote Required..........................  A-34
SECTION 5.21      Opinion of Financial Advisor...........................  A-34
SECTION 5.22      Brokers................................................  A-34
SECTION 5.23      Pooling; Tax Matters...................................  A-34
SECTION 5.24      Registration Statement; Joint Proxy
                    Statement/Prospectus.................................  A-34
SECTION 5.25      Regulatory Compliance..................................  A-35

                            ARTICLE VI.  COVENANTS
SECTION 6.1       Affirmative Covenants of Jones.........................  A-38
SECTION 6.2       Affirmative Covenants of King..........................  A-38
SECTION 6.3       Negative Covenants of Jones............................  A-39
SECTION 6.4       Negative Covenants of King.............................  A-42
SECTION 6.5       Control of Other Party's Business......................  A-42

                      ARTICLE VII.  ADDITIONAL AGREEMENTS
SECTION 7.1       Access and Information.................................  A-43
SECTION 7.2       Affiliate Agreements...................................  A-43
SECTION 7.3       Confidentiality........................................  A-43
SECTION 7.4       Joint Proxy Statement/Prospectus and Registration
                    Statement............................................  A-44
SECTION 7.5       HSR Act Matters........................................  A-45
SECTION 7.6       Public Announcements...................................  A-45
SECTION 7.7       Indemnification........................................  A-46

                                                                           PAGE
                                                                           ----
SECTION 7.8       Further Action; Commercially Reasonable Efforts........  A-48
SECTION 7.9       No Solicitation........................................  A-49
SECTION 7.10      NYSE Listing...........................................  A-50
SECTION 7.11      Blue Sky...............................................  A-50
SECTION 7.12      Event Notices..........................................  A-51
SECTION 7.13      Tax Treatment..........................................  A-51
SECTION 7.14      Pooling of Interests...................................  A-51
SECTION 7.15      Exemption from Liability Under Section 16(b)...........  A-51
SECTION 7.16      Board of Directors of King.............................  A-52
SECTION 7.17      Employee Benefit Matters...............................  A-52

                       ARTICLE VIII.  CLOSING CONDITIONS
SECTION 8.1       Conditions to Obligations of King, Merger Sub and Jones
                    to Effect the Merger.................................  A-52
SECTION 8.2       Additional Conditions to Obligations of King and Merger
                    Sub..................................................  A-54
SECTION 8.3       Additional Conditions to Obligations of Jones..........  A-55

                ARTICLE IX.  TERMINATION, AMENDMENT AND WAIVER
SECTION 9.1       Termination............................................  A-56
SECTION 9.2       Effect of Termination..................................  A-59
SECTION 9.3       Amendment..............................................  A-59
SECTION 9.4       Extension; Waiver......................................  A-59
SECTION 9.5       Fees, Expenses and Other Payments......................  A-60

                        ARTICLE X.  GENERAL PROVISIONS
SECTION 10.1      Effectiveness of Representations, Warranties and
                    Agreements...........................................  A-61
SECTION 10.2      Notices................................................  A-61
SECTION 10.3      Certain Definitions....................................  A-62
SECTION 10.4      Headings...............................................  A-65
SECTION 10.5      Severability...........................................  A-65
SECTION 10.6      Entire Agreement.......................................  A-65
SECTION 10.7      Enforcement............................................  A-65
SECTION 10.8      Assignment.............................................  A-65
SECTION 10.9      Third Party Beneficiaries..............................  A-65
SECTION 10.10     Governing Law..........................................  A-66
SECTION 10.11     Counterparts...........................................  A-66

                             INDEX OF DEFINED TERMS

                                                              SECTION
                                                              -------
1989 Plan...................................................  5.3(a)
1997 Plan...................................................  5.3(a)
1998 Plan...................................................  5.3(a)
Acquisition Proposal........................................  7.9(b)
Affiliate...................................................  10.3
Agreement...................................................  PREAMBLE
AHPC........................................................  9.1(o)
Average Trading Price.......................................  9.1(m)
beneficial owner, beneficial ownership and beneficially
  own.......................................................  10.3
Benefit Plans...............................................  3.15(l)
Blue Sky Laws...............................................  3.5(b)
Business Day................................................  10.3
CEO Severance Agreement.....................................  8.3(i)
Certificate and Certificates................................  2.2(b)
Certificate of Merger.......................................  1.2
Claim.......................................................  7.7(b)
Closing.....................................................  1.6
Closing Date................................................  1.6
Cobra.......................................................  3.15(f)
Code........................................................  RECITALS
Confidentiality Agreements..................................  7.3
Consulting Agreement........................................  8.3(g)
control, controlled by and under common control with........  10.3
CSA.........................................................  3.26(a)
Current Cash Reserves.......................................  3.6(c)
DEA.........................................................  3.26(a)
Delaware Law................................................  1.1
Effective Time..............................................  1.2
Encumbrance.................................................  10.3
Environmental Laws..........................................  3.18(d)(ii)
ERISA.......................................................  3.15(a)
EVP Severance Agreement.....................................  8.3(i)
Exchange Act................................................  3.5(b)
Exchange Agent..............................................  2.2(a)
Exchange Fund...............................................  2.2(a)
Exchange Ratio..............................................  2.1(a)
FDA.........................................................  3.5(b)
FDCA........................................................  3.26(a)
GAAP........................................................  RECITALS
Governmental Entity.........................................  3.5(b)
Hazardous Materials.........................................  3.18(d)(iii)
HIPAA.......................................................  3.15(f)
HSR Act.....................................................  3.5(b)
Indebtedness................................................  10.3
Indemnified Parties.........................................  7.7(b)
Intellectual Property.......................................  10.3
Interim Period..............................................  7.1

                                                              SECTION
                                                              -------
Joint Proxy Statement/Prospectus............................  3.25
Jones.......................................................  PREAMBLE
Jones Affiliate Agreement...................................  7.2(a)
Jones Benefit Plans.........................................  3.15(l)
Jones Common Stock..........................................  RECITALS
Jones Commonly Controlled Entity............................  3.15(l)
Jones Environment Permits...................................  3.18(a)
Jones Environmental Claim...................................  3.18(d)(i)
Jones ERISA Plan............................................  3.15(l)
Jones Insiders..............................................  7.15(c)
Jones Material Contracts....................................  3.14(a)
Jones Permits...............................................  3.10
Jones Preferred Stock.......................................  3.3(a)
Jones Real Property.........................................  3.16
Jones SEC Reports...........................................  3.6(a)
Jones Stock Option Plans....................................  2.3(a)
Jones Stockholder Approval..................................  3.4
Jones Stockholders Meeting..................................  7.4(b)
Jones Subsidiary and Jones Subsidiaries.....................  3.1
Jones Tax Returns...........................................  3.12
King........................................................  PREAMBLE
King Affiliate Agreement....................................  7.2(b)
King Benefit Plans..........................................  5.15(k)
King Business Combination...................................  9.5(e)
King Common Stock...........................................  RECITALS
King Commonly Controlled Entity.............................  5.15(k)
King Environmental Claim....................................  5.18(d)
King Environmental Permits..................................  5.18(a)
King ERISA Plan.............................................  5.15(k)
King Material Contracts.....................................  5.14(a)
King Permits................................................  5.10
King Real Property..........................................  5.16
King SEC Reports............................................  5.6(a)
King Stock Option Plans.....................................  5.3(a)
King Stockholder Approval...................................  5.4
King Stockholders Meeting...................................  7.4(c)
King Subsidiary and King Subsidiaries.......................  5.1
King Tax Returns............................................  5.12
Material Adverse Effect.....................................  10.3
Merger Consideration........................................  2.1(a)
Merger Sub..................................................  PREAMBLE
Merger......................................................  1.1
Multiemployer Plan..........................................  3.15(c)
NASD........................................................  3.5(b)
Nasdaq......................................................  3.5(b)
Noncompetition Agreement....................................  8.3(h)
NYSE........................................................  4.4(b)
Option......................................................  2.3(a)
Parachute Gross Up Payment..................................  3.15(e)

                                                              SECTION
                                                              -------
Person......................................................  10.3
Pharmaceutical Product......................................  3.26(a)
PHSA........................................................  3.26(a)
reasonable efforts..........................................  10.3
Receiving Party.............................................  7.3
Registration Rights Agreement...............................  8.2(f)
Registration Statement......................................  3.25
Representatives.............................................  7.9(a)
SEC.........................................................  3.6(a)
Section 16 Information......................................  7.15(b)
Securities Act..............................................  3.5(b)
Subsidiary..................................................  10.3
Superior Proposal...........................................  7.9(c)
Surviving Corporation.......................................  1.1
Tax, Taxable and Taxes......................................  10.3
Terminating Jones Breach....................................  9.1(b)
Terminating King Breach.....................................  9.1(c)
Termination Fee.............................................  9.5(b)
Termination Notice..........................................  9.1(m)
Top-up Notice...............................................  9.1(m)
Top-up Right................................................  9.1(m)
Valuation Period............................................  9.1(m)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of July 13, 2000 (this "Agreement"), among KING PHARMACEUTICALS, INC., a Tennessee corporation ("King"), SPIRIT ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of King ("Merger Sub"), and JONES PHARMA INCORPORATED, a Delaware corporation ("Jones").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Jones and King deem it advisable and in the best interests of each corporation and its respective stockholders that Jones and King engage in a business combination in order to advance the long-term strategic business interests of Jones and King;

     WHEREAS, the combination of Jones and King shall be effected by the terms of this Agreement through a merger as outlined below;

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Jones and King have approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.04 per share, of Jones ("Jones Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than shares owned or held directly by King or directly or indirectly by Jones, will be converted into the right to receive shares of common stock, no par value, of King ("King Common Stock") as set forth in Section 2.1;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of King and Merger Sub to enter into this Agreement, certain holders of Jones Common Stock, have entered into an agreement with King (the "Jones Voting Agreement") pursuant to which, among other things, such holders have agreed to vote their shares of Jones Common Stock in favor of this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Jones to enter into this Agreement, certain holders of King Common Stock, have entered into an agreement with Jones (the "King Voting Agreement") pursuant to which, among other things, such holders have agreed to vote their shares of King Common Stock in favor of the issuance of King Common Stock in the Merger (as defined below) and the adoption and approval of this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests transaction under United States generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1.  THE MERGER

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("Delaware Law"), at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into Jones (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Jones shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of King.

SECTION 1.2.  EFFECTIVE TIME

     As promptly as practicable on the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by King prior to such filing (the time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

SECTION 1.3.  EFFECT OF THE MERGER

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and Jones shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Jones shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.  CERTIFICATE OF INCORPORATION; BYLAWS

     At the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

SECTION 1.5.  DIRECTORS AND OFFICERS

     (a) The directors of the Surviving Corporation immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

     (b) The officers of the Surviving Corporation immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.6.  CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place on August 31, 2000, or as promptly as practicable thereafter upon the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, or at such other place as agreed to in writing by the parties hereto. It is the intention of the parties that the Closing shall occur as soon as practicable after the Jones Stockholders Meeting and the King Stockholders Meeting.

SECTION 1.7.  SUBSEQUENT ACTIONS

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.8.  TAX AND ACCOUNTING TREATMENT OF THE MERGER

     It is intended by the parties hereto that the Merger shall (a) constitute a reorganization of Merger Sub and Jones within the meaning of Section 368(a) of the Code, and (b) be accounted for as a pooling of interests under GAAP. The parties hereby adopt this Agreement as a "plan of reorganization" of Merger Sub and Jones within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1.  CONVERSION OF SECURITIES

     At the Effective Time, by virtue of the Merger and without any action on the part of King, Merger Sub, Jones or the holders of any of the securities referred to in this Section 2.1:

          (a) COMMON STOCK. Each share of Jones Common Stock (excluding any shares described in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.125 shares of King Common Stock (the "Exchange Ratio"). The shares of King Common Stock issuable to the holders of Jones Common Stock pursuant hereto, together with the amount of cash in lieu of fractional shares payable pursuant to
     Section 2.1(d), is sometimes referred to herein, collectively, as the "Merger Consideration". All such shares of Jones Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holders of certificates previously evidencing such shares of Jones Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Jones Common Stock. Each such certificate previously evidencing such shares of Jones Common Stock shall be exchanged for the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2 multiplied by the Exchange Ratio.

          (b) TREASURY STOCK. All shares of capital stock of Jones held in the treasury of Jones immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

          (c) MERGER SUB STOCK. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d) NO FRACTIONAL SHARES. No certificate or scrip representing any fractional shares of King Common Stock shall be issued pursuant to Section 2.1(a), and other than the right to receive the cash payment pursuant to this Section 2.1(d), any such fractional interests shall not entitle the owner thereof to any rights as a securityholder of King. Notwithstanding any other provision hereof, all holders of Jones Common Stock otherwise entitled to receive fractional shares of King Common Stock pursuant to
     Section 2.1(a) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of King Common Stock to which the holder of Jones Common Stock would otherwise be entitled under Section 2.1(a) multiplied by the closing price per share of King Common Stock on the Closing Date. As promptly as possible after the determination of the amount of cash to be paid to holders of fractional interests, the Exchange Agent shall so notify King, and King shall deposit such amount with the Exchange

     Agent and shall cause the Exchange Agent to forward payments to holders of such fractional interests subject to and in accordance with the terms hereof.

SECTION 2.2.  EXCHANGE OF CERTIFICATES

     (a) EXCHANGE AGENT. As of the Effective Time, King shall deposit with Union Planters Bank or an exchange agent designated by King and reasonably acceptable to Jones (the "Exchange Agent"), for the benefit of the former holders of shares of Jones Common Stock (excluding any shares described in Section 2.1(b)), for issuance and payment in accordance with this Article II (i) the shares of King Common Stock issuable pursuant to Section 2.1(a) and (ii) cash in an amount sufficient to make payment for fractional shares under Section 2.1(d) (such shares of King Common Stock and cash being hereinafter referred to as the "Exchange Fund"). King shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver King Common Stock (and cash for fractional shares) contemplated to be paid pursuant to Sections 2.1(a) and (d) out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.2(a).

     (b) PAYMENT PROCEDURES. As soon as reasonably practicable after the Effective Time, King shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Jones Common Stock (excluding any shares described in Section 2.1(b)): (i) a form letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of Merger Consideration pursuant to Section 2.1(a) and Section 2.1(d) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(i), and such Certificate shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Jones Common Stock which are not registered in the transfer records of Jones under the name of the Person surrendering such Certificate, a certificate representing the proper number of shares of King Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if (x) such Certificate shall be properly endorsed or otherwise be in proper form for transfer to the Person surrendering such Certificate and requesting such issuance, (y) such Person surrendering such Certificate and requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of King Common Stock to a Person other than the registered holder of such Certificate or shall establish to the satisfaction of King that such Taxes have been paid or are not applicable, and (z) such Person surrendering such Certificate shall, if required by King, have such Person's signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in Section 2.1, without any interest thereon.

     (c) NO FURTHER RIGHTS IN STOCK. All shares of King Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.1 and 2.2 hereof (including any cash paid pursuant to this Article
II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Jones

Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Jones Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to King, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (d) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by King, on a daily basis. Any interest and other income resulting from such investments shall be paid to King.

     (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Jones Common Stock for one hundred eighty (180) days after the Effective Time shall be delivered to King, upon demand, and any holder of Jones Common Stock that have not theretofore complied with this Article II shall thereafter look only to King for the Merger Consideration to which such holder is entitled pursuant hereto.

     (f) NO LIABILITY. Neither King nor the Surviving Corporation shall be liable to any holder of shares of Jones Common Stock for any King Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) WITHHOLDING OF TAX. King or the Exchange Agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Jones Common Stock such amounts as King (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by King (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Jones Common Stock in respect of whom such deduction and withholding was made by King (or any Affiliate thereof) or the Exchange Agent.

     (h) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing shares of Jones Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and, if required by King the posting by such Person of a bond in such reasonable amount as King may direct as indemnity against any claim that may be made against King, the Surviving Corporation or the Exchange Agent with respect to such Certificate, King shall cause the Exchange Agent to pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

     (i) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED JONES COMMON STOCK. No dividends or other distributions declared or made with respect to King Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of King Common Stock such holder is entitled to receive pursuant to Section 2.1 until such holder shall surrender such Certificate. Subject to applicable law and the provisions of this Article II, following the surrender of any such Certificate there shall be paid to the record holder of the shares of King Common Stock issued in exchange for such Certificate, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of King Common Stock.

SECTION 2.3.  ASSUMPTION OF OBLIGATIONS TO ISSUE STOCK

     (a) JONES OPTIONS. As of the Effective Time, each outstanding option to purchase or acquire shares of Jones Common Stock (an "Option") granted under Jones' (i) 1989 Incentive Stock Option Plan, (ii) 1994 Incentive Stock Plan,
(iii) 1994 Formula Stock Option Plan for Non-Management Directors, (iv) 1997 Incentive Stock Plan and (v) 1999 Equity Participation Plan for Non-Management Directors (collectively, the "Jones Stock Option Plans") shall be converted into an option to acquire King Common Stock as provided for in this Section 2.3(a). As of the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject as of the Effective Time (including the terms and conditions of the applicable Jones Stock Option Plan), except that (i) each Option shall be exercisable for that number of whole shares of King Common Stock equal to the product, rounded up to the nearest whole number, of (A) the aggregate number of shares of Jones Common Stock subject to such Option at the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the exercise price per share of King Common Stock issuable pursuant to each Option shall be equal to the exercise price per share of Jones Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. Except for changes to the Options expressly provided for in the applicable Jones Stock Option Plan by reason of the consummation of the transactions contemplated hereby, the assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights which such holders did not have as of the Effective Time, or relieve the holders of such Options of any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided for herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner that is consistent with continued treatment of such Options as "incentive stock options" under Section 424(a) of the Code. The Jones Stock Option Plans shall be assumed by King with respect to all outstanding Options granted under the Jones Stock Option Plans, and no further options to purchase or acquire shares of Jones Common Stock or other awards or rights shall be granted under the Jones Stock Option Plans after the Effective Time. The duration and other terms of the new options provided for in this Section 2.3(a) shall be the same as the original Options except that all references to Jones shall be references to King. King shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of King Common Stock for delivery upon the exercise of the Options.

     (b) FORM S-8. King shall (i) within three (3) Business Days after the Effective Time, file with the SEC one or more registration statements on Form S-8 (or amend existing registration statements on Form S-8) with respect to the shares of King Common Stock subject to Options granted under the Jones Stock Option Plans (as converted pursuant to Section 2.3(a)); and (ii) use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

SECTION 2.4.  TRANSFER BOOKS

     At the Effective Time, the transfer books of Jones with respect to all shares of capital stock and other securities of Jones shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of Jones. On or after the Effective Time, if any Certificates for shares of Jones Common Stock (excluding any shares described in Section 2.1(b)) are presented to the Exchange Agent, the Surviving Corporation or King for any reason, such Certificates shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

SECTION 2.5.  CERTAIN ADJUSTMENTS

     If between the date hereof and the Effective Time, the outstanding shares of Jones Common Stock or of King Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio (and any other references herein to a price per share of King Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF JONES

     Jones hereby represents and warrants to King and Merger Sub, subject to the exceptions set forth in Jones' disclosure schedule (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

SECTION 3.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

     Each of Jones and each Subsidiary (as defined below) of Jones (each a "Jones Subsidiary" and collectively, the "Jones Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Jones and each Jones Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Jones. Each of Jones and each Jones Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Jones. Jones has no Subsidiaries (as defined below) other than those listed in Schedule 3.1, each of which is wholly-owned by Jones, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 3.1.

SECTION 3.2.  CERTIFICATE OF INCORPORATION AND BYLAWS

     Jones has heretofore delivered to King a complete and correct copy of the certificate or articles of incorporation and the bylaws of Jones and each Jones Subsidiary, each as amended to the date of this Agreement. Each such certificate or articles of incorporation and bylaws is in full force and effect. Neither Jones nor any Jones Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws.

SECTION 3.3.  CAPITALIZATION

     (a) The authorized capital stock of Jones consists of two hundred fifty million (250,000,000) shares of Jones Common Stock, par value $.04 per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share, of Jones ("Jones Preferred Stock"). As of June 30, 2000: (i) Sixty-Five Million Five Hundred Twenty-Five Thousand Two Hundred Twenty-Two (65,525,222) shares of Jones Common Stock were issued and outstanding; (ii) all shares of Jones Common Stock issuable upon the exercise of the options under the Jones Stock Option Plans have been reserved for issuance; (iii) no shares of Jones Common Stock are held by Jones in Jones' treasury; and (iv) no shares of Jones Preferred Stock are issued or outstanding. Schedule 3.3 sets forth a complete and correct list, as of June 30, 2000, of the number of shares of Jones Common Stock subject to the options, including, without limitation, those subject to employee stock options or other rights to purchase or receive Jones Common Stock granted under the Jones Stock Option Plans, in each case including the dates of grant, exercise prices, vesting schedule and expiration dates for such options.

     (b) All outstanding shares of capital stock of Jones are, and all shares which may be issued upon exercise of options under any Jones Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.3,
(i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Jones, (B) any securities of Jones or any Jones Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of Jones or any Jones Subsidiary, (C) any warrants, calls, options or other rights to acquire from Jones or any Jones Subsidiary, and any obligation of Jones or any Jones Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other ownership interests in, Jones or any Jones Subsidiary, (ii) except as set forth in
Schedule 3.3(b), there are no outstanding obligations of Jones or any Jones Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering of securities under the Securities Act, and (iii) except as contemplated in this Agreement, Jones is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

     (c) Except for the option agreements under the Jones Stock Option Plans, neither Jones nor any Jones Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of or granting any preemptive or antidilutive rights with respect to, any securities of Jones or any of the Jones Subsidiaries that are outstanding, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

     (d) Jones represents and warrants to King and Merger Sub that on the Closing Date, the aggregate number of outstanding shares of Jones Common Stock on a fully diluted basis (assuming full exercise of the Options) shall not exceed Seventy Million (70,000,000) shares.

SECTION 3.4.  AUTHORITY

     Jones has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of this Agreement by Jones' stockholders required by Delaware Law ("Jones Stockholder Approval"), to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for Jones Stockholder Approval, the execution and delivery of this Agreement by Jones and the consummation by Jones of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Jones are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Jones and, assuming the due authorization, execution and delivery by King and Merger Sub, constitutes a legal, valid and binding obligation of Jones, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 3.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by Jones do not, and the performance by Jones of its obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of Jones or any Jones Subsidiary, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Jones or any Jones Subsidiary or by which any of their respective properties or assets is bound or affected, or (iii) except as set forth in
Schedule 3.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Jones or any Jones Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Jones or any Jones Subsidiary is a party or by which Jones, any Jones Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Jones from performing its obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Jones.

     (b) The execution and delivery of this Agreement by Jones do not, and the performance of this Agreement by Jones will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, or any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), by or with respect to Jones or any Jones Subsidiary, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the National Association of Securities Dealers Automated Quotation System/National Market System ("Nasdaq"), the National Association of Securities Dealers, Inc. ("NASD"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the U.S. Food and Drug Administration (the "FDA"), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Jones from performing its obligations under this Agreement in any material respect, or (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Jones.

     (c) Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by Jones do not, the performance of this Agreement by Jones will not, and the consummation of the transactions contemplated by this Agreement or the Option Agreement will not, (i) entitle any current or former employee or officer of Jones or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer, or (iii) accelerate the vesting of any stock option or of any shares of restricted stock or other securities of Jones.

SECTION 3.6.  SEC FILINGS; FINANCIAL STATEMENTS

     (a) Jones has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1995 (collectively, the "Jones SEC Reports"). As of their respective filing dates, the Jones SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of Jones included in the Jones SEC Reports complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Jones SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of Jones and the Jones Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Jones and the Jones Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments and preparation of footnotes.

     (c) As of the date of this Agreement, the aggregate amount of (i) Jones' cash on hand, plus (ii) liquid investments of Jones with a maturity of three years or less ((i) and (ii) "Current Cash Reserves") is at least Two Hundred Million Dollars ($200,000,000). Jones owns all such Current Cash Reserves free and clear of all Encumbrances. As of the date of this Agreement, Jones has no Indebtedness except as reflected in the audited consolidated financial statements of Jones included in Jones' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and except for Indebtedness incurred in the ordinary course of business consistent with past practice since December 31, 1999.

SECTION 3.7.  NO UNDISCLOSED LIABILITIES

     Neither Jones nor any of the Jones Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the audited consolidated financial statements of Jones included in the Jones SEC Reports through the date of the filing of Jones' Annual Report on Form 10-K in respect of the fiscal year ended December 31, 1999, (b) liabilities or obligations as of December 31, 1999, incurred in the ordinary course of business and of a character or amount not required to be reflected in such Annual Report, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999, which have not had, and are not reasonably likely to have, a Material Adverse Effect on Jones and (d) liabilities or obligations which have not had and are not reasonably likely to have a Material Adverse Effect on Jones.

SECTION 3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since December 31, 1999, Jones and the Jones Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and except as set forth on Schedule 3.8, there has not been (a) any Material Adverse Effect on Jones, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Jones' capital stock, (c) any split, combination or reclassification of any of Jones' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by Jones or any Jones Subsidiary to any current or former director, officer or employee of Jones or any of the Jones Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice,
(ii) any granting by Jones or any of the Jones Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, (iii) any entry by Jones or any of the Jones Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee or (iv) any amendment to, or modification of, any option outstanding under the Jones Stock Option Plans, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on Jones, (f) any change in accounting methods, principles or practices by Jones materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) any Tax election that would be reasonably likely to have a Material Adverse Effect on Jones or any of its tax attributes or any settlement or compromise of any material income tax liability.

SECTION 3.9.  ABSENCE OF LITIGATION

     Except as set forth on Schedule 3.9 and except as set forth in Jones' annual report on Form 10-K filed with the SEC on March 17, 2000 or Jones' quarterly report on Form 10-Q for Jones' fiscal quarter ended March 31, 2000, filed with the SEC on May 13, 2000, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of Jones, threatened against Jones or any Jones Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Jones or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Jones or any Jones Subsidiary that would be reasonably likely to have a Material Adverse Effect on Jones.

SECTION 3.10.  LICENSES AND PERMITS; COMPLIANCE WITH LAWS

     Jones and the Jones Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from all Governmental Entities (the "Jones Permits") which are necessary for the operation of the businesses of Jones and the Jones Subsidiaries as presently conducted and for Jones and the Jones Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Jones. Jones and the Jones Subsidiaries are in compliance with the terms of the Jones Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on Jones.

SECTION 3.11.  UNLAWFUL PAYMENTS

     None of Jones, any Jones Subsidiary, or any officer, director, employee, agent or representative of Jones or any Jones Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Jones or any Jones Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

SECTION 3.12.  TAXES

     Except as set forth on Schedule 3.12, Jones and the Jones Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by Jones and the Jones Subsidiaries in respect of Taxes (the "Jones Tax Returns") and all such Jones Tax Returns are correct and complete in all material respects. Jones and the Jones Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay would not have a Material Adverse Effect on Jones) and, in the case of material Taxes accruing but not due, Jones has made adequate provisions in its books and records and financial statements for such payments. Jones and the Jones Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors or other third parties, all amounts required by law to be withheld, except where the liability for which would not have a Material Adverse Effect on Jones, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth on Schedule 3.12, (a) there are no assessments of, or claims against, Jones or the Jones Subsidiaries with respect to Taxes, the liability for which would have a Material Adverse Effect on Jones, that are outstanding; (b) no Governmental Entity is conducting an examination or audit of Jones or any Jones Subsidiary in respect of Taxes and neither Jones nor any Jones Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither Jones nor any Jones Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

SECTION 3.13.  INTELLECTUAL PROPERTY

     Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jones and except as disclosed in the Jones SEC Reports filed prior to the date of this Agreement, (a) Jones and each Jones Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Jones and the Jones Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Jones or any Jones Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Jones, no Person is challenging, infringing on or otherwise violating any right of Jones or any Jones Subsidiary with respect to any Intellectual Property owned by and/or licensed to Jones or any Jones Subsidiary; (d) neither Jones nor any Jones Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Jones and the Jones Subsidiaries; and (e) to the knowledge of Jones, no Intellectual Property owned and/or licensed by Jones or the Jones Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

SECTION 3.14.  MATERIAL CONTRACTS

     (a) All of the agreements filed as an exhibit to the Jones SEC Reports which remain in full force and effect and all of the agreements that would have been required to be filed as an exhibit to the Jones SEC Reports if any such agreements have been entered into as of the date of filing of any such Jones SEC Report (collectively "Jones Material Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither Jones nor any Jones Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Jones Material Contract, except defaults which would not reasonably be expected to have a Material Adverse Effect on Jones. True and complete (in all material respects) copies of all Jones Material Contracts have been made available to King.

     (b) Except as disclosed on Schedule 3.14, neither Jones nor any Jones Subsidiary has, since December 31, 1999, entered into any agreement which would have been required to be filed as an exhibit to Jones' SEC Annual Report on Form 10-K if such agreement had been in effect as of December 31, 1999. Each of such agreements is valid and in full force and effect on the date hereof, and neither Jones nor any Jones Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such agreement, except defaults which would not reasonably be expected to have a Material Adverse Effect on Jones.

SECTION 3.15.  EMPLOYEE BENEFIT PLANS

     (a) Schedule 3.15 sets forth a list of all Jones Benefit Plans. Each Jones Benefit Plan (as defined below) intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by Jones to result in the revocation of any such determination. Each Jones Benefit Plan is in compliance with the applicable terms, if any, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and any other applicable laws, rules and regulations, except where the breach or violation of which would not result in a Material Adverse Effect on Jones.

     (b) Neither Jones nor any Jones Controlled Common Entity has a defined benefit pension plan.

     (c) No Jones Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither Jones nor any Jones Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by Jones or any Jones Commonly Controlled Entity.

     (d) Jones has furnished or made available to King complete copies, as of the date hereof, of all of Jones Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and copies of all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, including a summary of such plans, if material, that have not been reduced to writing. Jones has furnished or made available to King complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning Jones Benefit Plans. Jones has provided to King a written summary of any Jones Benefit Plan that has not been reduced to writing.

     (e) Except as set forth in Schedule 3.15(e), no amount that could be received by (whether in cash or property or the vesting of property), or benefit provided to, any officer, director or employee of Jones or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in Schedule 3.15(e), no such Person is entitled to receive any additional payment from Jones, the Surviving Corporation or any other Person (a "Parachute Gross Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. Except as set forth in Schedule 3.15(e), the Board of Directors of Jones has not granted to any officer, director or employee of Jones or any Jones Subsidiary any right to receive any Parachute

Gross Up Payment. Schedule 3.15(e) sets forth the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each disqualified individual (defined as set forth above) whose Options will vest pursuant to their terms in connection with this Agreement or the Merger.

     (f) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions have been filed or distributed appropriately with respect to each Jones Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code ("Cobra") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") have been met with respect to each Jones Benefit Plan.

     (g) No Jones Benefit Plan is an ESOP or otherwise invests in "employer securities" (as such term is defined in Section 409(l) of the Code).

     (h) Jones has made all contributions and other payments required by and due under the terms of each Jones Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Jones Benefit Plan that will increase Jones' or any Jones Commonly Controlled Entity's obligation under any Jones Benefit Plan.

     (i) No Jones Benefit Plan is a "qualified foreign plan" (as such term is defined in Section 404A of the Code), and no Jones Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

     (j) No Jones Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of Jones or any Jones Common Controlled Entity other than benefits required pursuant to COBRA.

     (k) No "pension plans", as such term is defined in Section 3(2) of ERISA, maintained by Jones or an Jones Commonly Controlled Entity, have been frozen or terminated in the last three (3) calendar years.

     (l) As used herein, (i) "Benefit Plans" means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other incentive plans or agreements, all other employee programs, arrangements or agreements and all other employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA; (ii) "Jones Benefit Plans" mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Jones or any Jones Commonly Controlled Entity for the benefit of present and former employees or directors of Jones and of each Jones Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; (iii) "Jones Commonly Controlled Entity" means an entity required to be aggregated with Jones which is a member of the "controlled group of corporations" which includes Jones within the meaning of Section 414(b) or (c) of the Code; and (iv) "Jones ERISA Plan" means any Jones Benefit Plan which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA.

SECTION 3.16.  PROPERTIES; ASSETS

     Except as disclosed in the Jones SEC Reports or as described in clause (c) below or as set forth on Schedule 3.16: (a) neither Jones nor any Jones Subsidiary owns or leases any real property; (b) each of Jones and the Jones Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by Jones or a Jones Subsidiary (the "Jones Real Property") and all other properties and assets reflected in the consolidated balance sheet of Jones at December 31, 1999, included in Jones' Annual Report on Form 10-K filed with the SEC on March 17, 2000, and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Jones and the Jones Subsidiaries thereon. Except as set forth in Schedule 3.16, Jones and the Jones Subsidiaries have obtained owner's title insurance on all of Jones Real Property owned by Jones or any Jones Subsidiary, in each case insuring good and marketable fee simple title to such Jones Real Property, in an amount at least equal to the aggregate value of such Jones Real Property together with all improvements thereon as of the date of issuance of such title insurance policy.

SECTION 3.17.  LABOR RELATIONS

     Neither Jones nor any Jones Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Jones or any Jones Subsidiary. Jones and each Jones Subsidiary is in compliance with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on Jones.

SECTION 3.18.  ENVIRONMENTAL MATTERS

     (a) Except for matters which would not have a Material Adverse Effect on Jones and except as otherwise disclosed on Schedule 3.18, (i) Jones and each Jones Subsidiary are in compliance with all applicable Environmental Laws (as defined below); (ii) neither Jones nor any Jones Subsidiary has received any written communication that alleges that Jones or any Jones Subsidiary is not in compliance with applicable Environmental Laws; (iii) all permits and other governmental authorizations currently held by Jones and each Jones Subsidiary pursuant to the Environmental Laws ("Jones Environmental Permits") are in full force and effect, Jones and each Jones Subsidiary are in compliance with all of the terms of such Jones Environmental Permits, and no other permits or other governmental authorizations are required by Jones or any Jones Subsidiary for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by Jones and each Jones Subsidiary of any Hazardous Materials (as defined below) is and has been in compliance with all applicable Environmental Laws.

     (b) Except for matters which would not have a Material Adverse Effect on Jones, there is no Jones Environmental Claim (as defined below) pending or, to the knowledge of Jones, threatened against or involving Jones, any of the Jones Subsidiaries or against any Person whose liability for any Environmental Claim Jones or any of the Jones Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Except for matters which would not have a Material Adverse Effect on Jones, to the knowledge of Jones, there are no past or present actions or activities by Jones, any Jones Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Jones Environmental Claim against Jones or any Jones Subsidiary or against any Person whose liability for any Jones Environmental Claim Jones or any Jones Subsidiary may have retained or assumed either contractually or by operation of law.

     (d) As used herein, these terms shall have the following meanings:

          (i) "JONES ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by Jones or any Jones Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

          (ii) "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

          (iii) "HAZARDOUS MATERIALS" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials, including sources of ionizing and nonionizing radiation", "petroleum products or wastes" or other similar designations in, or otherwise subject to regulation under, any Environmental Law.

SECTION 3.19.  INSURANCE

     Jones and the Jones Subsidiaries maintain insurance policies which: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of Jones' management, considering Jones and the Jones Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither Jones nor any of the Jones Subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

SECTION 3.20.  BOARD APPROVAL; VOTE REQUIRED

     The Board of Directors of Jones has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Jones and its stockholders and has resolved to recommend to such stockholders that they vote in favor of this Agreement. The affirmative vote at the Jones Stockholders Meeting of the holders of a majority of all outstanding shares of Jones Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Jones' capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 3.21.  OPINION OF FINANCIAL ADVISOR

     The Board of Directors of Jones has received the written opinion of Chase Securities Inc., Jones' financial advisor, that the Exchange Ratio is fair from a financial point of view to the holders of shares of Jones Common Stock. A copy of such opinion has been delivered to King, and such opinion has not been withdrawn or modified in any material respect.

SECTION 3.22.  BROKERS

     Except for Chase Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Jones. Prior to the date of this Agreement, Jones has furnished or made available to King a complete and correct copy of all agreements between Jones and Chase Securities Inc. pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

SECTION 3.23.  TAKEOVER PROVISIONS INAPPLICABLE

     The provisions of Section 203 of the Delaware Law are not applicable to the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.24.  POOLING; TAX MATTERS

     Neither Jones nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (b) constituting a reorganization within the meaning of Section 368(a) of the Code.

SECTION 3.25.  REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS

     The information supplied by Jones or required to be supplied by Jones (except to the extent revised or superseded by amendments or supplements) for inclusion or incorporation by reference in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of King Common Stock to be issued in the Merger will be registered under the Securities Act (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC, is amended or supplemented or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Jones or required to be supplied by Jones (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to Jones Stockholders Meeting and the King Stockholders

Meeting (such joint proxy statement, together with the prospectus relating to the shares of King Common Stock to be issued in the Merger, in each case as amended or supplemented from time to time, the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Jones' stockholders and King's stockholders, at the time of the Jones Stockholders Meeting and the King Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Jones for the Jones Stockholders Meeting or by or on behalf of King for the King Stockholders Meeting which has become false or misleading. The Joint Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, Jones makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by King which is contained in or omitted from any of the foregoing documents.

SECTION 3.26.  REGULATORY COMPLIANCE

     (a) As to each product subject to the jurisdiction of the FDA under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder ("FDCA") and the Public Health Services Act, as amended ("PHSA") and the regulations thereunder, and each product subject to the jurisdiction of the Drug Enforcement Administration ("DEA") under the Controlled Substances Act, as amended, and Controlled Substances Import and Export Act, as amended ("CSA") and the regulations thereunder (each such product, a "Pharmaceutical Product") that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by Jones or any Jones Subsidiary, such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Jones or any Jones Subsidiary in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports except where the failure to be in compliance would not have a Material Adverse Effect on Jones. Except as disclosed in the Jones SEC Reports or as set forth in Schedule 3.26, since January 1, 1995, none of Jones or any Jones Subsidiary has received any notice, warning letter or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Pharmaceutical Product described in this Section 3.26 or (ii) otherwise alleging any violation of any laws, rules or regulations by Jones or any Jones Subsidiary, and which would have a Material Adverse Effect on Jones.

     (b) Except as set forth on Schedule 3.26, since January 1, 1995, no Pharmaceutical Products of Jones or any Jones Subsidiary have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by Jones or any Jones Subsidiary in the United States or outside the United States (whether voluntarily or otherwise) which would have a Material Adverse Effect on Jones.

     (c) As to each Pharmaceutical Product of Jones or the Jones Subsidiaries for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, investigational new animal drug application, new animal drug application, or abbreviated or supplemental new animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, Jones and the Jones Subsidiaries are in compliance with 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq.,
respectively, and similar laws and all terms and conditions of such applications, except where the failure to be in compliance would not have a Material Adverse Effect on Jones. As to each such application or other submission that Jones or the Jones Subsidiaries has submitted to, but not yet gained approval or other permission from FDA or DEA, Jones has provided all additional information and taken all additional action reasonably required by the FDA or DEA in connection with the application or submission. In Jones' good faith opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending applications or other submissions to FDA or DEA. As to each such Pharmaceutical Product, Jones and any relevant Jones Subsidiary, and the officers, employees or agents of Jones and such Jones Subsidiary have included in the application for such Pharmaceutical Product, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar law and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar law, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, Jones and the Jones Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar laws.

     (d) Each article of any Pharmaceutical Product manufactured and released and/or distributed by Jones or any of the Jones Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar laws) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar laws), except where such failure in compliance with the foregoing would not have a Material Adverse Effect on Jones.

     (e) Neither of Jones nor any Jones Subsidiary, or any officer, employee or agent of Jones or any Jones Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10,
1991) or any similar policy. Neither Jones nor any Jones Subsidiary nor any officer, employee or agent of Jones or any Jones Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

     (f) Except as set forth on Schedule 3.26, since January 1, 1995, neither Jones nor any Jones Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension of, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of Jones or any Jones Subsidiary, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by Jones or any Jones Subsidiary, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree of Permanent Injunction with Jones or any Jones Subsidiary which would have a Material Adverse Effect on Jones.

     (g) Jones and each of the Jones Subsidiaries are not in violation of and are in compliance with, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, good laboratory practices, good clinical practices, investigational new drug requirements and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312, except where the failure to be in compliance would not have a Material Adverse Effect on Jones. Each clinical trial with respect to Pharmaceutical Products of Jones and each of the Jones Subsidiaries has been conducted in accordance with its clinical trial protocol and Jones or one of the Jones Subsidiaries has filed all required notices (and made available to King copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and Jones or one of the Jones Subsidiaries has filed all required notices of any such occurrence, except where the failure to be in compliance with the protocol or relevant reporting requirements would not have a Material Adverse Effect on Jones.

     (h) Jones or the Jones Subsidiaries are authorized to sell Pharmaceutical Products in each of the countries in which such Pharmaceutical Products are currently being sold and all permits necessary for such sale are held by Jones or one of the Jones Subsidiaries. To the extent that any biological drugs or other drug is intended for export from the United States, each of Jones and any Jones Subsidiary is in full compliance with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act 21 U.S.C. sec. 951, et. seq., except where the failure to be in compliance would not have a Material Adverse Effect on Jones.

     (i) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of Jones and each of the Jones Subsidiaries are not in violation of and have been and are being conducted in compliance with, the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211, except where the failure to be in compliance would not have a Material Adverse Effect on Jones.

     (j) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of Jones or one of the Jones Subsidiaries.

     (k) No material modifications to the process by which Pharmaceutical Products of Jones or any of the Jones Subsidiaries that have been or are being used in clinical trials will be necessary in order to manufacture commercial quantities of such Pharmaceutical Products.

     (l) Jones does not manufacture, sell or distribute, and has not developed and is not currently developing any veterinary biological products, radiopharmaceuticals, or medical devices.

     (m) Jones has provided or made available to King all documents in its possession or the possession of the Jones Subsidiaries concerning communication to or from FDA or DEA, or prepared by FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     King and Merger Sub jointly and severally represent and warrant to Jones as follows:

SECTION 4.1.  ORGANIZATION AND QUALIFICATION

     Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 4.2.  CERTIFICATE OF INCORPORATION AND BYLAWS

     Merger Sub has heretofore made available to Jones a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.3.  AUTHORITY

     Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not reasonably be likely to have a Material Adverse Effect on Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Jones and King, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 4.4.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not,
(i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in
Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets is bound or affected, or (iii) except as set forth in Schedule 5.5, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

     (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state takeover laws, the New York Stock Exchange ("NYSE"), the HSR Act and the FDA, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF KING

     King represents and warrants to Jones subject to the exceptions set forth herein and in King's disclosure schedules (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

SECTION 5.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

     Each of King and each Subsidiary of King, (each a "King Subsidiary" and collectively, the "King Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of King and each King Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on

King. Each of King and each King Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on King. King has no Subsidiaries other than those listed in Schedule 5.1, each of which is wholly-owned by King, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 5.1.

SECTION 5.2.  CERTIFICATE OF INCORPORATION AND BYLAWS

     King has heretofore delivered to Jones a complete and correct copy of the articles of incorporation and the bylaws of King and each King Subsidiary, each as amended to date. Each such articles of incorporation and bylaws is in full force and effect. Neither King nor any King Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws.

SECTION 5.3.  CAPITALIZATION

     (a) The authorized capital stock of King consists of Three Hundred Million (300,000,000) shares of King Common Stock. As of June 30, 2000: (i) Ninety-Two Million Forty-Two Thousand Eighty-Five (92,042,085) shares of King Common Stock were issued and outstanding; (ii) all shares of King Common Stock issuable upon the exercise of outstanding employee stock options or other rights to purchase or receive King Common Stock granted under King's 1997 Incentive and Nonqualified Stock Option Plan (the "1997 Plan") have been reserved for issuance; (iii) all shares of King Common Stock issuable upon the exercise of outstanding stock options or other rights to receive King Common Stock granted under King's 1998 Non-employee Director Stock Option Plan (the "1998 Plan") have been reserved for issuance; (iv) all shares of King Common Stock issuable upon the exercise of outstanding stock options under the 1989 Stock Option and Stock Appreciation Rights Plan (the "1989 Plan", and together with the 1997 Plan and the 1998 Plan, the "King Stock Option Plans") have been reserved for issuance; and (iv) no shares of King Common Stock were held by King in King's treasury.
Schedule 5.3 sets forth a complete and correct list, as of June 30, 2000, of the number of shares of King Common Stock subject to employee stock options or other rights to purchase or receive King Common Stock granted under the King Stock Option Plans, the dates of grant and exercise prices thereof.

     (b) All outstanding shares of capital stock of King are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes resulting from the issuance of shares of King Common Stock pursuant to the King Stock Option Plans or as expressly permitted by this Agreement, as of the date hereof
(i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of King, (B) any securities of King or any King Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in King or any King Subsidiary, (C) any warrants, calls, options or other rights to acquire from King or any King Subsidiary, and any obligation of King or any King Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, King or any King Subsidiary, (ii) there are no outstanding obligations of King or any King Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering under the Securities Act and (iii) except as contemplated in this Agreement, King is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

     (c) Except as described in Schedule 5.3, as of the date hereof, neither King nor any King Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, or granting any preemptive or antidilutive rights with respect to, any securities of King or any King Subsidiary that are outstanding as of the date hereof, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

     (d) King represents and warrants to Jones that on the Closing Date, the aggregate number of outstanding shares of King Common Stock on a fully diluted basis (assuming full exercise of stock options or other rights to purchase or receive King Common Stock) shall not exceed Ninety Two Million Forty-Two Thousand Eighty-Five (92,042,085) shares.

SECTION 5.4.  AUTHORITY

     King has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the stockholders of King (the "King Stockholder Approval") of the issuance of King Common Stock in the Merger and the adoption and approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the King Stockholder Approval, the execution and delivery of this Agreement by King and the consummation by King of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of King are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by King and, assuming the due authorization, execution and delivery by Jones, constitutes a legal, valid and binding obligation of King, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity. King, as the sole stockholder of Merger Sub, has approved the Merger and this Agreement.

SECTION 5.5.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

     (a) The execution and delivery of this Agreement by King do not, and the performance by King of its obligations under this Agreement will not, (i) conflict with or violate the articles of incorporation or bylaws of King, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to King or any King Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) except as set forth in Schedule 5.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of King or any King Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which King or any King Subsidiary is a party or by which King, any King Subsidiary or any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent King from performing its obligations under this Agreement in any material respect, and (B) have not and would not be reasonably likely to have a Material Adverse Effect on King.

     (b) The execution and delivery of this Agreement by King does not, and the performance of this Agreement by King will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to King, except (i) for (A) applicable requirements, if any, of the Securities Act, Blue Sky Laws, Exchange Act, state takeover laws, the NYSE, the HSR Act and the FDA, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and
(C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent King from performing its obligations under this Agreement in any material respect, and (B) have not had and would not reasonably likely to have a Material Adverse Effect on King.

SECTION 5.6.  SEC FILINGS; FINANCIAL STATEMENTS

     (a) King has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1998, and has heretofore delivered to Jones, in the form filed with the SEC since such date, together with any amendments thereto, all of its (i) Annual Reports on Form 10-K, (ii) Quarterly Reports on Form 10-Q, (iii) proxy statements relating to meetings of stockholders (whether annual or special), (iv) reports on Form 8-K and (v) other reports or registration statements filed by King and such King Subsidiaries (collectively, the "King SEC Reports"). As of their respective filing dates, the King SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of King included in the King SEC Reports complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the King SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of King and the King Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of King and the King Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved

(except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 5.7.  NO UNDISCLOSED LIABILITIES

     Neither King nor any of the King Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the audited consolidated financial statements of King included in the King SEC Reports through the date of the filing of King's Annual Report on Form 10-K in respect of the fiscal year ended December 31, 1999, (b) liabilities or obligations as of December 31, 1999, incurred in the ordinary course of business and of a character or amount not required to be reflected in such Annual Report, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999, which have not had, and are not reasonably likely to have, a Material Adverse Effect on King and (d) liabilities or obligations which have not had and are not reasonably likely to have a Material Adverse Effect on King.

SECTION 5.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since December 31, 1999, King and the King Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and except as set forth on Schedule 5.8, there has not been (a) any Material Adverse Effect on King, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of King's capital stock, (c) any split, combination or reclassification of any of King's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by King or any King Subsidiary to any current or former director, officer or employee of King or any of the King Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice, (ii) any granting by King or any of the King Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, (iii) any entry by King or any of the King Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee or (iv) any amendment to, or modification of, any option outstanding under the King Stock Option Plans, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on King, (f) any change in accounting methods, principles or practices by King materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) any Tax election that would be reasonably likely to have a Material Adverse Effect on King or any of its tax attributes or any settlement or compromise of any material income tax liability.

SECTION 5.9.  ABSENCE OF LITIGATION

     Except as set forth on Schedule 5.9 and except as set forth in King's annual report on Form 10-K filed with the SEC on March 30, 2000 or King's quarterly report on Form 10-Q for King's fiscal quarter ended March 31, 2000, filed with the SEC on May 15, 2000, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to King's knowledge, threatened against King or any King Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on King or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against King or any King Subsidiary that would be reasonably likely to have a Material Adverse Effect on King.

SECTION 5.10.  LICENSES AND PERMITS; COMPLIANCE WITH LAWS

     King and the King Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from Governmental Entities (the "King Permits") which are necessary for the operation of the businesses of King and the King Subsidiaries as presently conducted and for King and the King Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on King. King and the King Subsidiaries are in compliance with the terms of the King Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on King.

SECTION 5.11.  UNLAWFUL PAYMENTS

     None of King, any King Subsidiary, or any officer, director, employee, agent or representative of King or any King Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of King or any King Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

SECTION 5.12.  TAXES

     King and the King Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by King and the King Subsidiaries in respect of Taxes (the "King Tax Returns") and all such King Tax Returns are correct and complete in all material respects. King and the King Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay have not had and are not reasonably likely to have a Material Adverse Effect on King) and, in the case of material Taxes accruing but not due, King has made adequate provision in its books and records and financial statements for such payments. King and the King Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors, creditors or other third parties, all amounts required by law to be withheld, except where the liability for which would not have a Material Adverse Effect on King, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, (a) there are no assessments of, or claims against, King or any King Subsidiaries with respect to Taxes, the liability for which would have a Material Adverse Effect on King, that are outstanding; (b) no Governmental Entity is conducting an examination or audit of King or any King Subsidiary in respect of Taxes and neither King nor any King Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither King nor any King Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

SECTION 5.13.  INTELLECTUAL PROPERTY

     Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on King and except as disclosed in the King SEC Reports filed prior to the date of this Agreement, (a) King and each King Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by King and King Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which King or any King Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of King, no Person is challenging, infringing on or otherwise violating any right of King or any King Subsidiary with respect to any Intellectual Property owned by and/or licensed to King or any King Subsidiary; and (d) neither King nor any King Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by King and King Subsidiaries; and (e) to the knowledge of King, no Intellectual Property owned and/or licensed by King or King Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

SECTION 5.14.  MATERIAL CONTRACTS

     (a) All of the agreements filed as an exhibit to the King SEC Reports which remain in full force and effect and all of the agreements that would have been required to be filed as an exhibit to the King SEC Reports if any such agreements have been entered into as of the date of filing of any such King SEC Report (collectively "King Material Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither King nor any King Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any King Material Contract, except defaults which would not reasonably be expected to have a Material Adverse Effect on King.

     (b) Except as disclosed on Schedule 5.14, neither King nor any King Subsidiary has, since December 31, 1999, entered into any agreement which would have been required to be filed as an exhibit to King's SEC Annual Report on Form 10-K if such agreement had been in effect as of December 31, 1999. Each of such agreements is valid and in full force and effect on the date hereof, and neither King nor any King Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such agreement, except defaults which would not reasonably be expected to have a Material Adverse Effect on King

SECTION 5.15.  EMPLOYEE BENEFIT PLANS

     (a) Schedule 5.15 sets forth a list of all King Benefit Plans. Each King Benefit Plan (as defined below) intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by King to result in the revocation of any such determination. Each King Benefit Plan is in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, except where the breach or violation of which would not result in a Material Adverse Effect on King.

     (b) Except as provided in Schedule 5.15(b), no King ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and the assets of each such plan are sufficient to satisfy plan liabilities on a termination basis.

     (c) No King Benefit Plan is or has been a Multiemployer Plan. Neither King nor any King Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by King or any King Commonly Controlled Entity.

     (d) King has furnished or made available to Jones complete copies, as of the date hereof, of all of King Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and copies of all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, including a summary of such plans that have not been reduced to writing. King has furnished or made available to Jones complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning King Benefit Plans. King has provided to Jones a written summary of any King Benefit Plan that has not been reduced to writing.

     (e) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each King Benefit Plan. The requirements of COBRA and HIPAA have been met with respect to each King Benefit Plan.

     (f) No King Benefit Plan is an ESOP or otherwise invests in "employer securities" (as such term is defined in Section 409(l) of the Code).

     (g) King has made all contributions and other payments required by and due under the terms of each King Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any King Benefit Plan that will increase King's or any King Commonly Controlled Entity's obligation under any King Benefit Plan.

     (h) No King Benefit Plan is a "qualified foreign plan" (as such term is defined in Section 404A of the Code), and no King Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

     (i) No King Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of King or any King Common Controlled Entity other than benefits required pursuant to COBRA.

     (j) No "pension plans", as such term is defined in Section 3(2) of ERISA, maintained by King or an King Commonly Controlled Entity, have been frozen or terminated in the last three (3) calendar years.

     (k) As used herein, (i) "King Benefit Plans" mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by King or any King Commonly Controlled Entity for the benefit of present and former employees or directors of King and of each King Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; (ii) "King Commonly Controlled Entity" means an entity required to be aggregated with King which is a member of the "controlled group of corporations" which includes King within the meaning of
Section 414(b) or (c) of the Code; and (iii) "King ERISA Plan" means any King Benefit Plan which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA.

SECTION 5.16.  PROPERTIES; ASSETS

     Except as disclosed in the King SEC Reports and as described in clause (c) below: (a) neither King nor any King Subsidiary owns or leases any real property; (b) each of King and the King Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by King or a King Subsidiary (the "King Real Property") and all other properties and assets reflected in the consolidated balance sheet of King at December 31, 1999, included in King's Annual Report on Form 10-K filed with the SEC on March 30, 2000, and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of King and the King Subsidiaries thereon. Except as set forth in Schedule 5.16, King and the King Subsidiaries have obtained owner's title on all of the King Real Property owned by King or any King Subsidiary, in each case insuring good and marketable fee simple title to such King Real Property, in an amount at least equal to the aggregate value of such King Real Property together with all improvements thereon as of the date of issuance of such title insurance policy.

SECTION 5.17.  LABOR RELATIONS

     Except as disclosed in Schedule 5.17, neither King nor any King Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of King or any King Subsidiary. King and each King Subsidiary is in compliance in all material respects with all laws relating to the employment or the workplace, including without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on King.

SECTION 5.18.  ENVIRONMENTAL MATTERS

     (a) Except for matters which would not have a Material Adverse Effect on King, (i) King and each King Subsidiary is in compliance with all applicable Environmental Laws; (ii) neither King nor any King Subsidiary has received any written communication that alleges that King or any King Subsidiary is not in compliance with applicable Environmental Laws; (iii) all permits and other governmental authorizations currently held by King and each King Subsidiary pursuant to the Environmental Laws ("King Environmental Permits") are in full force and effect, and King and each King Subsidiary are in compliance with all of the terms of such King Environmental Permits, and no other permits or other governmental authorizations are required by King or any King Subsidiary for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by King and each King Subsidiary of any Hazardous Materials is and has been in compliance with all applicable Environmental Laws.

     (b) Except for matters which would not have a Material Adverse Effect on King, there is no King Environmental Claim (as defined below) pending or, to the knowledge of King, threatened against or involving King or any of the King Subsidiaries or against any Person whose liability for any King Environmental Claim King or any of the King Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Except for matters which would not have a Material Adverse Effect on King, to the knowledge of King, there are no past or present actions or activities by King, any King Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any King Environmental Claim against King or any King Subsidiary or against any Person whose liability for any King Environmental Claim King or any King Subsidiary may have retained or assumed either contractually or by operation of law.

     (d) As used herein, "King Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by King or any King Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

SECTION 5.19.  INSURANCE

     King and the King Subsidiaries maintain insurance which: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of King's Board of Directors, considering King and King Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither King nor any of the King Subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

SECTION 5.20.  BOARD APPROVAL; VOTE REQUIRED

     The Board of Directors of King has determined that the transactions contemplated by this Agreement are in the best interests of King and its stockholders and has resolved to recommend to such stockholders that they adopt and approve this Agreement and approve the issuance of King Common Stock pursuant to this Agreement. The affirmative vote at the King Stockholders Meeting of the holders of a majority of all outstanding shares of King Common Stock to adopt and approve this Agreement and to approve the issuance of the King Common Stock pursuant to this Agreement (a) is a condition to the approval of the King Common Stock to be issued pursuant hereto for listing on the NYSE and (b) is the only vote of the holders of any class or series of King's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 5.21.  OPINION OF FINANCIAL ADVISOR

     The Board of Directors of King has received the written opinion of Credit Suisse First Boston, King's financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of King Common Stock. A copy of such opinion has been delivered to Jones, and such opinion has not been withdrawn or modified in any material respect.

SECTION 5.22.  BROKERS

     Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of King. Prior to the date of this Agreement, King has provided to Jones a complete and correct copy of all agreements between King and Credit Suisse First Boston pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

SECTION 5.23.  POOLING; TAX MATTERS

     Neither King nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (b) from constituting a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.24.  REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS

     The information supplied by King or required to be supplied by King (except to the extent revised or superseded by amendments or supplements) for inclusion or incorporation by reference in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC, is amended or supplemented or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by King or required to be supplied by King (except to the extent revised or superseded by amendments or supplements) for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Jones' stockholders and King's stockholders at the time of the Jones Stockholders Meeting and the King Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Jones for the Jones Stockholders Meeting or by or on behalf of King for the King Stockholders' Meeting which has become false or misleading. The Registration Statement and Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, King makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Jones which is contained in or omitted from any of the foregoing documents.

SECTION 5.25.  REGULATORY COMPLIANCE

     (a) As to each Pharmaceutical Product that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by King or any King Subsidiary, such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by King or any King Subsidiary in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, product listing, quotas, good manufacturing practices, good laboratory practices, good clinical practices, security requirements, labeling, advertising, record keeping, and filing of reports, except as set forth in
Schedule 5.25 or where the failure to be in compliance would not have a Material Adverse Effect on King. Except as disclosed in the King SEC Reports or as set forth in Schedule 5.25, since January 1, 1995, none of King or any King Subsidiary has received any notice, warning letter, or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Pharmaceutical Product described in this Section 5.25 or (ii) otherwise alleging any violation of any laws, rules or regulations by King or any King Subsidiary, and which would have a Material Adverse Effect on King or has been disclosed previously to Jones.

     (b) Except as set forth on Schedule 5.25, since January 1, 1995, no Pharmaceutical Products of King or any King Subsidiary have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by King or any King Subsidiary in the United States or outside the United States (whether voluntarily or otherwise), which would have a Material Adverse Effect on King.

     (c) As to each Pharmaceutical Product of King or King Subsidiaries for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, investigational new animal drug application, new animal drug application, abbreviated or supplemental new animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, King and King Subsidiaries are in compliance with 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and
1301 et seq., respectively, and similar laws and all terms and conditions of such applications, except where the failure to be in compliance would not have a Material Adverse Effect on King. As to each such application or other submission that King or King Subsidiaries has submitted to, but not yet gained approval or other permission from FDA or DEA, King has provided all additional information and taken all additional action reasonably required by the FDA or DEA in connection with the application or submission. In King's good faith opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending applications or other submissions to FDA or DEA. As to each such Pharmaceutical Product, King and any relevant King Subsidiary, and the officers, employees or agents of King and such King Subsidiary have included in the application for such Pharmaceutical Product, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar law and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar law, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, King and King Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar laws.

     (d) Each article of any Pharmaceutical Product manufactured and released and/or distributed by King or any of King Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar laws) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar laws), except where such failure in compliance with the foregoing would not have a Material Adverse Effect on King.

     (e) Neither King nor any King Subsidiary, or any officer, employee or agent of King or any King Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither King nor any King Subsidiary nor any officer, employee or agent of King or any King Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

     (f) Except as set forth on Schedule 5.25, since January 1, 1995, neither King nor any King Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension or, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of King or any King Subsidiary, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by King or any King Subsidiary, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree of Permanent Injunction with King or any King Subsidiary which would have a Material Adverse Effect on King.

     (g) King and each of King Subsidiaries are not in violation of and are in compliance with, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, good laboratory practices, good clinical practices, investigational new drug requirements and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312, except where the failure to be in compliance would not have a Material Adverse Effect on King. Each clinical trial with respect to Pharmaceutical Products of King and each of King Subsidiaries has been conducted in accordance with its clinical trial protocol and King or one of King Subsidiaries has filed all required notices (and made available to Jones copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and King or one of King Subsidiaries has filed all required notices of any such occurrence, except where the failure to be in compliance with the protocol or relevant reporting requirements would not have a Material Adverse Effect on King.

     (h) King or King Subsidiaries are authorized to sell Pharmaceutical Products in each of the countries in which such Pharmaceutical Products are currently being sold and all permits necessary for such sale are held by King or one of King Subsidiaries. To the extent that any biological drugs or other drug is intended for export from the United States, each of King and any King Subsidiary is in full compliance with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act, 21 U.S.C. sec. 951, et. seq., except where the failure to be in compliance would not have a Material Adverse Effect on King.

     (i) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of King and each of King Subsidiaries are not in violation of and have been and are being conducted in compliance with, the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211, except as set forth in Schedule 5.25 or where the failure to be in compliance would not have a Material Adverse Effect on King.

     (j) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of King or one of King Subsidiaries.

     (k) No material modifications to the process by which Pharmaceutical Products of King or any of the King Subsidiaries that have been or are being used in clinical trials will be necessary in order to manufacture commercial quantities of such Pharmaceutical Products.

     (l) King does not manufacture, sell or distribute, and has not developed and is not currently developing any veterinary biological products, radiopharmaceuticals, or medical devices.

     (m) King has provided or made available to King all documents in its possession or the possession of King Subsidiaries concerning communication to or from FDA or DEA, or prepared by FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order or similar communications.

                                   ARTICLE VI

                                   COVENANTS

SECTION 6.1.  AFFIRMATIVE COVENANTS OF JONES

     Jones hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by King, Jones shall, and shall cause each Jones Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees (subject to termination as management of Jones deems reasonably appropriate) and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Jones Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

SECTION 6.2.  AFFIRMATIVE COVENANTS OF KING

     King hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Jones, King shall, and shall cause each King Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all King Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the

Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

SECTION 6.3.  NEGATIVE COVENANTS OF JONES

     Except as expressly contemplated by this Agreement or otherwise consented to in writing by King or as set forth in Schedule 6.3, from the date hereof until the Closing Date, Jones shall not, and shall cause each Jones Subsidiary not to, do any of the following:

          (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock; provided, however, that Jones may continue to pay its regular quarterly dividend in a manner and in amounts consistent with Jones' past practices;

          (b) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable for any share of its capital stock or other securities, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other securities or any such securities or obligations (except in connection with the exercise of outstanding Options in accordance with their respective terms or pursuant to any redemption agreement which constitutes a Jones Material Contract);
     (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization, or adopt a plan of complete or partial liquidation or dissolution; or (iii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other securities;

          (c) (i) issue, pledge, deliver, award, grant or sell, or register under the Securities Act or the Exchange Act or otherwise file any registration statement under any statute covering, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) or registration of or filing of any registration statement covering any shares of any class of its capital stock or other securities (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; or (ii) amend or otherwise modify the terms of any such rights, warrants or options; provided, that the foregoing shall not apply to (A) grants of stock options by Jones to its employees in the ordinary course of business consistent with past practices in aggregate amounts; provided further, that the options granted prior to December 31, 2000 shall not exceed One Hundred Twenty Five Thousand (125,000) (B) issuances of stock upon the exercise of options;

          (d) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary of Jones) thereof; (ii) make or commit to make any capital expenditures other than capital expenditures not exceeding Two Hundred Thousand Dollars ($200,000) individually or One Million Dollars ($1,000,000) in the aggregate and which are solely for equipment, furniture and fixtures incurred in the ordinary course of business consistent with past practices;

     or (iii) make or commit to make any loans, advances or capital contributions to, or investments in, any other Person.

          (e) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for sales of inventory or other assets in the ordinary course of business and consistent with past practices;

          (f) except as otherwise contemplated by this Agreement or as required to comply with applicable law, (i) adopt, enter into, terminate or amend in any material respect (A) any Jones Benefit Plan or (B) any other agreement, plan or policy involving Jones or the Jones Subsidiaries, and one or more of its current or former directors, officers or employees; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Jones or the Jones Subsidiaries); (iii) pay any benefit or amount not required under any Jones Benefit Plan or any other benefit plan or arrangement of Jones or the Jones Subsidiaries as in effect on the date of this Agreement; (iv) increase in any manner the severance or termination pay of any current or former director, officer or employee; (v) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director; (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Jones Benefit Plans or agreements or awards made thereunder); (vii) amend or modify any Option, (viii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; (ix) take any action to accelerate the vesting of payment of any compensation or benefit under any Jones Benefit Plan or (x) materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (g) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

          (h) (i) make any change in any of its methods of accounting, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1999, except, in the case of clause
     (i) or clause (ii), as may be required by law or GAAP;

          (i) incur any Indebtedness, or prepay, before the scheduled maturity thereof, any long-term debt;

          (j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity's Affiliates which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

          (k) enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument which, had it been entered into as of the date hereof, would have been included as a Jones Material Contract;

          (l) enter into any contracts, agreements, binding arrangements or understandings relating to the distribution, sale, license, marketing or manufacturing by third parties of the products of Jones or the Jones Subsidiaries, or products licensed by Jones or the Jones Subsidiaries, other than pursuant to any such contracts, agreements, arrangements or understandings in place as of the date of this Agreement (that have been disclosed in writing to King prior to the date hereof) in accordance with their terms as of the date hereof;

          (m) except for transactions in the ordinary course of business, terminate, or amend or waive any provision of, any Jones Material Contract;

          (n) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice of claims for money damages which do not exceed Two Hundred Thousand Dollars ($200,000) per claim or One Million Dollars ($1,000,000) in the aggregate for all such claims, or in accordance with their terms or liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Jones included in the Jones SEC Reports; (ii) cancel any Indebtedness; (iii) waive or assign any claims or rights of material value or (iv) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which Jones or any of the Jones Subsidiaries is a party or
     (B) other than in the ordinary course of business, any confidentiality or similar agreements to which Jones or any of the Jones Subsidiaries is a party;

          (o) transfer or license to any Person or otherwise extend, amend or modify any rights to Intellectual Property of Jones;

          (p) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

          (q) take any action that would be reasonably likely to prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP; or

          (r) agree in writing or otherwise to do any of the foregoing.

SECTION 6.4.  NEGATIVE COVENANTS OF KING

     Except as expressly contemplated by this Agreement or otherwise consented to in writing by Jones or as set forth in Schedule 6.4, from the date hereof until the Closing Date, King shall not, and shall cause each King Subsidiary not to, do any of the following:

          (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

          (b) issue, pledge, deliver, award, grant or sell, or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) any shares of any class of its capital stock or other securities (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; provided, that the foregoing shall not apply to (i) grants of stock options by King in the ordinary course of business consistent with past practices; and (ii) issuances of stock upon the exercise of stock options;

          (c) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary of King);

          (d) incur any new Indebtedness after the date of this Agreement except for such Indebtedness which does not exceed One Hundred Million Dollars ($100,000,000) in the aggregate;

          (e) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

          (f) make any material change in any of its methods of accounting, except as may be required by law or GAAP;

          (g) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

          (h) take any action that would be reasonably likely to prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP;

          (i) intentionally take or fail to take any action which would reasonably be expected to materially delay the consummation of the Merger; or

          (j) agree in writing or otherwise to do any of the foregoing.

SECTION 6.5.  CONTROL OF OTHER PARTY'S BUSINESS

     Nothing contained in this Agreement shall give King, directly or indirectly, the right to control or direct Jones' operations prior to the Effective Time. Nothing contained in this Agreement shall give Jones, directly or indirectly, the right to control or direct King's operations prior to the Effective Time. Prior to the Effective Time, each of Jones and King shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1.  ACCESS AND INFORMATION

     During the period from the date hereof to the Effective Time (the "Interim Period"), Jones and King shall, and shall cause the Jones Subsidiaries and the King Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of Jones and the Jones Subsidiaries or King and the King Subsidiaries, as the case may be, as such other party may reasonably request.

SECTION 7.2.  AFFILIATE AGREEMENTS

     (a) Simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of King to enter into this Agreement, each Affiliate of Jones has entered into an agreement with Jones and King (the "Jones Affiliate Agreement") pursuant to which, among other things, such person has agreed (i) not to undertake any transaction in Jones Common Stock or in King Common Stock which would jeopardize the application of pooling of interests accounting treatment under the provisions of SEC Accounting Series Release No. 135, and (ii) acknowledging the application of Rule 145 of the Rules and Regulations of the SEC under the Securities Act to certain resales of the shares of King Common Stock to be received and held as a result of the transactions contemplated hereby.

     (b) Simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Jones to enter into this Agreement, each Affiliate of King has entered into an agreement with Jones and King (the "King Affiliate Agreement") pursuant to which, among other things, such person has agreed not to undertake any transaction in Jones Common Stock or in King Common Stock which would jeopardize the application of pooling of interests accounting treatment under the provisions of SEC Accounting Series Release No. 135.

SECTION 7.3.  CONFIDENTIALITY

     King and Jones each acknowledge and agree that (a) all information received by it (the "Receiving Party") from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality agreements previously executed between Jones and King (the "Confidentiality Agreements"), (b) such Receiving Party shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to comply with the provisions of the Confidentiality Agreements with respect to such information, and (c) the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein.

SECTION 7.4.  JOINT PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT

     (a) As soon as practicable following the date of this Agreement, Jones and King shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and King shall prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as King's prospectus. Each of Jones and King shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of King and Jones shall use its best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. King also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of King Common Stock in the Merger, and Jones shall furnish all information concerning Jones and the holders of Jones Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement/ Prospectus (including, without limitation, any periodic report to be filed under Section 13 of the Exchange Act which will be incorporated therein by reference) will be made by either King or Jones without the other party's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party the opportunity to review and comment thereon. King shall advise Jones, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of King Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Jones shall advise King, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Jones or King, or any of their respective Affiliates, officers or directors, should be discovered by Jones or King which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Jones and King.

     (b) Jones shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Jones Stockholders Meeting") in accordance with Delaware Law and its certificate of incorporation and bylaws for the purpose of obtaining the Jones Stockholder Approval and shall, through its Board of Directors, declare that this Agreement is advisable and recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that the Board of Directors of Jones shall submit this Agreement to Jones' stockholders, whether or not the Board of Directors of Jones at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Jones reject it. Unless the Board of Directors of Jones has withdrawn its recommendation of this Agreement in compliance herewith, Jones shall use reasonable efforts to solicit from stockholders of Jones proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by Delaware Law and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

     (c) King shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "King Stockholders Meeting") in accordance with Tennessee Law and its certificate of incorporation and bylaws for the purpose of obtaining the King Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders, and use reasonable efforts to solicit from its stockholders proxies in favor of, the approval of the issuance of the King Common Stock in the Merger pursuant to this Agreement and the adoption and approval of this Agreement.

     (d) Unless otherwise agreed, the respective record dates and meeting dates for the Jones Stockholder Meeting and for the King Stockholder Meeting shall be the same.

SECTION 7.5.  HSR ACT MATTERS

     (a) King, Merger Sub and Jones (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) days after the date hereof, together with the Persons, if any, who are required to join in such filings, shall file such documents with the appropriate Governmental Entities. King, Merger Sub and Jones shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use their best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

     (b) Jones shall use its best efforts to cause any of its Affiliates who may be required to make prenotification filings under the HSR Act to complete such documents not later than fifteen (15) days following the date hereof.

SECTION 7.6.  PUBLIC ANNOUNCEMENTS

     King and Jones shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder. Neither King nor Jones shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement. At or prior to the issuance of any such release or statement or any other press release, a copy of any such release shall be provided by facsimile or other electronic transmission to the other party.

SECTION 7.7.  INDEMNIFICATION

     (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Jones on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of Jones in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law; provided, however, that, notwithstanding the foregoing and the provisions regarding indemnification set forth in the certificate of incorporation and bylaws of Jones as of the date of this Agreement, the certificate of incorporation and bylaws of the Surviving Corporation may contain provisions prohibiting indemnification in respect of actions or omissions if the person that would be entitled to such indemnification shall have been finally adjudged to be grossly negligent or to have committed or engaged in willful misconduct.

     (b) From and after the Effective Time, King shall indemnify, defend and hold harmless the present and former officers, directors and employees of Jones and the Jones Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of King or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law), provided, however, that no Indemnified Party shall be entitled to any indemnification or expenses pursuant to this Section 7.7 in respect of any Claim, issue or matter as to which such Indemnified Party shall have been finally adjudged to be grossly negligent or to have committed or engaged in willful misconduct.

     (c) Promptly after receipt by any Indemnified Party of notice of the commencement of any action, suit, proceeding, inquiry or investigation, the Indemnified Party will, if a Claim in respect thereof is to be made against King under this Agreement, notify King of the commencement thereof; but the omission to notify King will not relieve King from any liability which King may have to the Indemnified Party (except to the extent such failure prejudices King and the Surviving Corporation). With respect to any such Claim as to which the Indemnified Party notifies the Company of the commencement thereof:

          (i) King and/or Jones will be entitled to participate therein at its (or their) own expense; and

          (ii) Except as otherwise provided below, to the extent that it may wish, King jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel selected by King in its sole discretion. After notice from King to the Indemnified Party of its election so to assume the defense thereof,

     King will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnified Party shall have the right to employ its counsel in matters giving rise to such Claim, but the fees and expenses of such counsel incurred after notice from King of its assumption of the defense thereof shall be at the expense of the Indemnified Party unless (A) the employment of counsel by the Indemnified Party has been authorized by King, (B) the Indemnified Party shall have reasonably concluded in good faith that there is reasonably likely to be a conflict of interest between King and the Indemnified Party in the conduct of the defense of matters giving rise to such Claim or (C) King shall not have, within a reasonable time after notice from the Indemnified Party of such Claim, in fact have employed counsel to assume the defense of such Claim, in each of which cases the reasonable fees and expenses of counsel for the Indemnified Party shall be at the expense of King. King shall not be entitled to assume the defense of any action, suit, proceeding, inquiry or investigation brought by or on behalf of King, or as to which the Indemnified Party shall have made the conclusion provided in (B) above; and

          (iii) King shall not be liable to indemnify any Indemnified Party under this Agreement for any amounts paid in settlement of any Claim effected without King's prior written consent. King shall not, without the Indemnified Party's written consent, settle any Claim in any manner which
     (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim in form and substance reasonably satisfactory to the Indemnified Party and (B) includes any admission of liability with respect to such Indemnified Party or an admission of any facts with respect to such Indemnified Party which could reasonably be expected to result in any liability for such Indemnified Party.

     (d) If the Indemnified Party is entitled under any provision of this Agreement to indemnification by King for some or a portion of the expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, King shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to a matter with respect to which the Indemnified Party is entitled to indemnification from King under this Agreement, or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnified Party shall be indemnified, to the extent permitted by Delaware Law, against all expenses incurred in connection with such matter.

     (e) For purposes of this Agreement, the termination of any claim, action, suit or proceeding, whether civil or criminal, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnified Party did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

     (f) The rights of the Indemnified Party hereunder shall be in addition to any other rights the Indemnified Party may have under Jones' Bylaws or Delaware Law or otherwise. To the extent that a change in Delaware Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the

Company's Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by such change.

     (g) In the event of payment under this Agreement, King shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party and in furtherance thereof the Indemnified Party shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable King effectively to bring suit to enforce such rights.

     (h) King shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnified Party to the extent the Indemnified Party has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder. To the extent that the Indemnified Party is entitled to indemnification in respect of a Claim from Jones or another party, the Indemnified Party shall assign such right to King.

     (i) Notwithstanding any contrary provision of this Agreement, prior to the Effective Time, Jones shall purchase insurance coverage extending for a period of six (6) years Jones' directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods prior to and including the Effective Time); provided that the aggregate premium payable for such insurance shall not exceed two hundred percent (200%) of the last annual premium paid for such coverage prior to the date hereof.

SECTION 7.8.  FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

     (a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Jones, King or any Jones Subsidiary or King Subsidiary as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

     (b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Jones Common Stock into the Merger Consideration pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise limit the right of King to own or operate all or any portion of the business or assets of Jones.

     (c) Each party hereto shall use its commercially reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material effect or which would result in a material breach of any covenant made by it in this Agreement.

SECTION 7.9.  NO SOLICITATION

     (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, Jones shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of Jones or any of its Subsidiaries (collectively, "Representatives") directly or indirectly, to (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their Subsidiaries or Representatives to take any such action and, Jones shall promptly notify King of any such inquiries and proposals received by Jones or any of its Subsidiaries or Representatives, relating to any of such matters; provided, however, that the foregoing shall not prohibit the Board of Directors or Representatives of Jones from (A) furnishing information to, or engaging in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Jones, if, and only to the extent that, (w) the Board of Directors of Jones concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would reasonably be expected to constitute a Superior Proposal (as hereinafter defined), (x) the Board of Directors of Jones determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach by the Board of Directors of Jones of its fiduciary duties to Jones' stockholders under applicable law, (y) prior to furnishing such information to, or entering into discussions or negotiations with, such Person Jones provides prompt written notice to King to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person (which notice shall identify the nature and material terms of the proposal), and
(z) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Jones receives from such Person an executed confidentiality agreement with provisions no less favorable to Jones than the Confidentiality Agreement. Jones agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal. Jones shall promptly provide King with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the material terms thereof. Jones shall inform King promptly of any change in the price, structure, form of consideration or material terms and conditions regarding the Acquisition Proposal and shall promptly provide to King all written materials received by Jones with respect thereto. Jones agrees to keep King fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to an Acquisition Proposal. Jones shall promptly provide to King any non-public information concerning Jones provided to any other person in connection with any Acquisition Proposal which was not previously provided to King.

     (b) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Jones or its
Subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or twenty-five percent (25%) or more of the equity securities of, Jones or any of its Subsidiaries, in a single transaction or series of related transactions;
(ii) the acquisition by any Person (other than any beneficial owner of more than five percent (5%) of Jones Common Stock as long as such beneficial owner is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) of beneficial ownership of ten percent (10%) or more of the outstanding shares of Jones Common Stock (including Jones Common Stock currently beneficially owned by such Person); (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of Jones or any Jones Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal made by any Person that the Board of Directors of Jones determines in its good faith judgment to be more favorable to Jones' stockholders than the Merger (after consideration of, among other things, the written opinion of Jones' independent financial advisor that the consideration provided for in such proposal is fair from a financial point of view to the holders of shares of Jones Common Stock) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Jones (in consultation with Jones' independent financial advisor), is reasonably capable of being obtained by such Person.

     (d) Nothing contained in this Section 7.9 shall prohibit Jones from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Jones' stockholders which, in the good faith judgment of the Board of Directors of Jones based on the advice of outside counsel, is required under applicable law; provided that in any such cases Jones does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless Jones and its Board of Directors have complied with all the provisions of this
Section 7.9.

SECTION 7.10.  NYSE LISTING

     King shall use reasonable efforts to cause the King Common Stock to be issued pursuant to Section 2.1(a) of this Agreement and the King Common Stock issuable upon exercise of options under Jones Option Plans to be approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.

SECTION 7.11.  BLUE SKY

     King shall use reasonable efforts to obtain prior to the Effective Time any necessary permits and approvals under all applicable Blue Sky Laws required to permit the distribution of the shares of King Common Stock to be issued in accordance with the provisions of Section 2.1(a) of this Agreement.

SECTION 7.12.  EVENT NOTICES

     During the Interim Period, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 will cure any breach of any representation or warranty, covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 7.13.  TAX TREATMENT

     Each of King and Jones shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

SECTION 7.14.  POOLING OF INTERESTS

     Each of Jones and King shall use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and each of Jones and King agrees that it shall take no action that would cause such accounting treatment not to be obtained.

SECTION 7.15.  EXEMPTION FROM LIABILITY UNDER SECTION 16(B)

     (a) Provided that Jones delivers to King the Section 16 Information with respect to Jones prior to the Effective Time, the Board of Directors of King, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Jones Insiders of King Common Stock in exchange for shares of Jones Common Stock, and of options to purchase King Common Stock upon assumption and conversion by King of options to purchase Jones Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

     (b) "Section 16 Information" shall mean information accurate in all respects regarding Jones Insiders, the number of shares of Jones Common Stock or other Jones equity securities deemed to be beneficially owned by each such Jones Insider and expected to be exchanged for King Common Stock in connection with the Merger.

     (c) "Jones Insiders" shall mean those officers and directors of Jones who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

SECTION 7.16.  BOARD OF DIRECTORS OF KING

     Promptly following the Effective Time, the Board of Directors of King will take all actions necessary such that G. Andrew Franz shall be appointed to King's Board of Directors as a Director of Jones with a term expiring at the annual meeting of King's stockholders in 2001.

SECTION 7.17.  EMPLOYEE BENEFIT MATTERS

     (a) As of the Effective Time, King shall provide or cause to be provided to current employees of Jones and its Subsidiaries (i) the same base salary as the base salary being paid to such employees as of the Effective Time, (ii) bonuses accrued in the ordinary course of business consistent with past practices as of the Effective Time, and (iii) employee benefits that are comparable, in the aggregate, to the compensation and employee benefits provided to similarly situated employees of King. Nothing herein shall require King to continue any particular Jones Benefit Plan or King Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of employee benefits as provided in the preceding sentence). Prior to January 1, 2004, King shall not discontinue in any material respect the operations of the St. Louis facility of Jones. Notwithstanding or limiting the foregoing, as of the Effective Time, in the event that at any time during the period from the Effective Time to January 1, 2004, any employees of Jones are severed or terminated other than for cause, King shall provide severance benefits to those severed employees at least as favorable as the Jones' severance program described on Schedule 3.15 hereto.

     (b) Following the Effective Time, King shall, and shall cause its Subsidiaries to, recognize service with Jones and its Subsidiaries and any predecessor entities prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits and severance) under any benefit plans of King or its Subsidiaries in which the particular or former employee of Jones or its respective Subsidiaries participates; provided, however, that the foregoing shall not result in any duplication of benefits.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

SECTION 8.1. CONDITIONS TO OBLIGATIONS OF KING, MERGER SUB AND JONES TO EFFECT
             THE MERGER

     The respective obligations of King, Merger Sub and Jones to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) STOCKHOLDER APPROVAL. Each of the Jones Stockholder Approval and the King Stockholder Approval shall have been obtained.

          (b) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Joint Proxy Statement/Prospectus by each of Jones and King to their respective stockholders and no stop order suspending the effectiveness of such Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of King or Jones, threatened by the SEC.

          (c) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

          (d) NYSE LISTING. King Common Stock issuable to the holders of Jones Common Stock pursuant to this Agreement or upon exercise of options under the Jones Options Plans shall have been included for listing on NYSE upon official notice of issuance.

          (e) HSR ACT. Any waiting periods with any extensions thereof under the HSR Act shall have expired or been terminated.

          (f) JONES POOLING LETTER. There shall have been delivered to King and Jones two (2) letters from Jones' independent accountants, one dated as of the Closing Date and one dated as of approximately the effective date of the Registration Statement, each addressed to King, Jones and King's independent accountants, each reasonably satisfactory in form and substance to King and King's independent accountants, and each to the effect that Jones' independent accountants (i) concur with Jones' conclusion that as of the date of their report, no conditions exist that would preclude Jones from being a party to a merger accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and (ii) as of the date of their report, no conditions exist that would preclude King's accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

          (g) KING POOLING LETTER. There shall have been delivered to King and Jones two (2) letters from King's independent accountants, one dated as of the Closing Date and one dated as of approximately the effective date of the Registration Statement, each addressed to King, each reasonably satisfactory in form and substance to King, and each to the effect that King's independent accountants (i) concur with King's conclusion that, as of the date of their report, no conditions exist that would preclude King from being a party to a merger accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and (ii) concur in King's management conclusion as of the date of their report, no conditions exist that would preclude King's accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

          (h) TAX OPINION OF JONES' COUNSEL. Jones shall have received a legal opinion of Jones' counsel, on or before the date the Registration Statement shall become effective and subsequently on the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, (A) in rendering such opinion, Jones' legal counsel may rely upon tax representation letters from each of King, Merger Sub and Jones, in each case, in form and substance reasonably satisfactory to such legal counsel, and (B) if Jones' legal counsel does not render such opinion, the condition set forth in this Section shall nonetheless be deemed to be satisfied if King's legal counsel renders such an opinion to King).

          (i) TAX OPINION OF KING'S COUNSEL. King shall have received a legal opinion of King's counsel, on or before the date the Registration Statement shall become effective and subsequently on the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
     Section 368 of the Code (it being understood that in rendering such opinion, King's legal counsel may rely upon tax representation letters from each of King, Merger Sub and Jones, in each case, in form and substance reasonably satisfactory to such legal counsel).

SECTION 8.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF KING AND MERGER SUB

     The obligations of King and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived by King, in whole or in part, to the extent permitted by applicable law:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Jones made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time); provided, however, that, notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.3(d) shall be true and correct in all respects when made and on and as of the Closing Date. King shall have received a certificate of the Chief Executive Officer or Chief Operating Officer of Jones to that effect.

          (b) AGREEMENTS AND COVENANTS. The agreements and covenants of Jones required to be performed on or before the Effective Time shall have been performed in all material respects. King shall have received a certificate of the Chief Executive Officer or Chief Operating Officer of Jones to that effect.

          (c) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Jones since the date of this Agreement.

          (d) NO LITIGATION. There shall not be pending or imminently threatened any suit, action, proceeding or investigation by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from King or any King Subsidiary any damages that may be material to King, (iii) seeking to prohibit or limit in any material respect King's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Jones.

          (e) CONSENTS UNDER JONES AGREEMENTS. Jones shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on Jones.

          (f) REGISTRATION RIGHTS AGREEMENT. The stockholders of Jones set forth in the Registration Rights Agreement in the form of Exhibit A hereto (the "Registration Rights Agreement") shall have executed and delivered to King the Registration Rights Agreement. [Subsequently waived by the parties]

          (g) CONSULTING AGREEMENT. Dennis M. Jones shall have executed and delivered to King the Consulting Agreement by and between King and Dennis
     M. Jones in the form of Exhibit B hereto (the "Consulting Agreement").

          (h) NONCOMPETITION AGREEMENTS. (i) Dennis M. Jones shall have executed and delivered to King the Noncompetition Agreement by and between King and Dennis M. Jones in the form of Exhibit C hereto (the "CEO Noncompetition Agreement"), and (ii) Judith A. Jones shall have executed and delivered to King the Noncompetition Agreement by and between King and Judith A. Jones in the form of Exhibit D hereto (the "EVP Noncompetition Agreement").

          (i) SEVERANCE AGREEMENTS. (i) Dennis M. Jones shall have executed and delivered to King the Severance Agreement by and between King and Dennis M. Jones in the form of Exhibit E hereto (the "CEO Severance Agreement"), and
     (ii) Judith A. Jones shall have executed and delivered to King the Severance Agreement by and between King and Judith A. Jones in the form of Exhibit F hereto (the "EVP Severance Agreement").

SECTION 8.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF JONES

     The obligations of Jones to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived by Jones, in whole or in part, to the extent permitted by applicable law:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of King and Merger Sub made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date and time). Jones shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of King to such effect.

          (b) AGREEMENTS AND COVENANTS. The agreements and covenants of King and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. Jones shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of King to such effect.

          (c) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on King since the date of this Agreement.

          (d) REGISTRATION RIGHTS AGREEMENT. King shall have executed and delivered the Registration Rights Agreement to the stockholders of Jones set forth therein. [Subsequently waived by the parties]

          (e) CONSULTING AGREEMENT. King shall have executed and delivered the Consulting Agreement.

          (f) NONCOMPETITION AGREEMENT. King shall have executed and delivered the Noncompetition Agreement.

          (g) SEVERANCE AGREEMENTS. King shall have executed and delivered (i) the CEO Severance Agreement and (ii) the EVP Severance Agreement.

          (h) NO LITIGATION. There shall not be pending or imminently threatened any suit, action, proceeding or investigation by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from King or any King Subsidiary any damages that may be material to King, (iii) seeking to prohibit or limit in any material respect King's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Jones.

          (i) CONSENTS UNDER KING AGREEMENTS. King shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on King.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1.  TERMINATION

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of
Jones:

          (a) by mutual consent of King and Jones;

          (b) by King, upon a breach of any covenant or agreement on the part of Jones set forth in this Agreement, or if any representation or warranty of Jones shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Jones Breach"); provided, that, if such Terminating Jones Breach is curable by Jones through the exercise of reasonable efforts and for so long as Jones continues to exercise such reasonable efforts, King may not terminate this Agreement under this Section 9.1(b);

          (c) by Jones, upon breach of any covenant or agreement on the part of King set forth in this Agreement, or if any representation or warranty of King shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a "Terminating King Breach"); provided, that, if such Terminating King Breach is curable by King through the exercise of their reasonable efforts and for so long as King continues to exercise such reasonable efforts, Jones may not terminate this Agreement under this Section 9.1(c);

          (d) by either King or Jones, if there shall be any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used reasonable efforts to cause any such decree, permanent injunction, judgment or other order to be vacated or lifted;

          (e) by either King or Jones, if the Merger shall not have been consummated on or before that date which is one hundred eighty (180) calendar days after the date hereof; provided, however, that if a request for additional information is received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, then such date shall be extended to the 30th day following certification by King and/or Jones, as applicable, that King and/or Jones, as applicable, have substantially complied with such request, but in any event not later than that date which is two hundred seventy (270) calendar days after the date hereof; provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

          (f) by either King or Jones, if the Jones Stockholder Approval shall not have been obtained at the Jones Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Jones if Jones has not complied with its obligations under Section 7.4(b);

          (g) by either Jones or King, if the King Stockholder Approval shall not have been obtained at the King Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to King if King has not complied with its obligations under Section 7.4(c);

          (h) by King, if (i) the Board of Directors of Jones withdraws or modifies its recommendation of this Agreement or the Merger or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing or the Board of Directors of Jones shall have recommended to the stockholders of Jones any Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Jones Common Stock is commenced or a registration statement with respect thereto shall have been filed and the Board of Directors of Jones, within ten (10) Business Days after such tender offer or exchange offer is so commenced or such registration statement is so filed, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders;

          (i) by Jones, if the Board of Directors of King withdraws or modifies its recommendation of this Agreement or the Merger or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing;

          (j) by Jones, if the Board of Directors of Jones shall have determined to recommend an Acquisition Proposal to its stockholders after determining, pursuant to Section 7.9, that such Acquisition Proposal constitutes a Superior Proposal, and Jones gives King at least three (3) Business Days prior notice of its intention to effect such termination pursuant to this
     Section 9.1(j), and Jones makes the payment required pursuant to Section 9.5(b) of this Agreement and pays the expenses for which Jones is responsible under Section 9.5(a) of this Agreement;

          (k) by King, if any Person (other than King, any Affiliate of King or any beneficial owner of more than five percent (5%) of Jones Common Stock who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the regulations promulgated thereunder), other than a "group" comprised of some or all of the Persons listed on the signature pages to Jones Voting Agreement, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the then outstanding shares of capital stock of Jones;

          (l) by King, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on Jones which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from King of King's intention to terminate pursuant to this Section 9.1(l);

          (m) by Jones, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on King which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from Jones of Jones' intention to terminate pursuant to this Section 9.1(m);

          (n) by Jones, by delivering an irrevocable notice of termination (the "Termination Notice") (and in such event, this Agreement shall terminate at 5:00 p.m., New York City time, on the second (2nd) Business Day after King's receipt of such Termination Notice unless prior to such time King shall have exercised its Top-up Right (as hereinafter defined)) in the event that the Average Trading Price (as defined hereafter) is less than $29.33. Any Termination Notice must be delivered by Jones to King after the Valuation Period (as hereinafter defined) but no later than 5:00 p.m., New York City time, on the first (1st) Business Day following the last day of the Valuation Period. Upon receipt of the Termination Notice, King shall have the right to irrevocably agree, by giving written notice (the "Top-up Notice") to Jones, to increase the Exchange Ratio to a number equal to the quotient obtained by dividing Thirty-Three Dollars ($33) by the Average Trading Price (the "Top-up Right") and, upon exercise of such Top-up Right, the Termination Notice shall be deemed to be withdrawn and of no further force and effect and the Exchange Ratio shall be increased as provided pursuant to the foregoing. Any Top-up Notice shall be delivered by King to Jones prior to 5:00 p.m., New York City time, on the second (2nd) Business Day after King's receipt of the Termination Notice. As used herein,

     "Average Trading Price" shall mean the volume-weighted average sales price per share, rounded up to four (4) decimals points, of King Common Stock, subject to Section 2.5, as reported on the NYSE during the twenty 20) consecutive trading days ending with and including the sixth (6th) trading day immediately preceding the date of Jones Stockholders Meeting (the "Valuation Period");

          (o) by Jones, if Jones shall have delivered to King a notice of termination of this Agreement within five (5) Business Days after Jones' receipt of a notice from King (the "Notice of AHP Termination") that American Home Products Corporation ("AHP") exercised its right to terminate under Section 11.3 of the Co-Promotion Agreement dated as of June 22, 2000 between AHP and King (the "Co-Promotion Agreement"), which Notice of AHP Termination shall be delivered to Jones within five (5) Business Days of the termination of the Co-Promotion Agreement by AHP; or

          (p) by Jones, if Jones shall have delivered to King a notice of termination of this Agreement within five (5) Business Days after Jones' receipt of a notice from King (the "Notice of SNDA Denial") that prior to the Effective Time the FDA denied in whole the supplemental new drug application for the pharmaceutical product known as ALTACE(R), with the primary endpoints from the HOPE Study, which Notice of SNDA Denial shall be delivered to Jones within five (5) Business Days of the FDA's denial in whole of such supplemental new drug application.

SECTION 9.2.  EFFECT OF TERMINATION

     Except as provided in Section 9.5 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement and the Affiliate Agreements shall forthwith become void, there shall be no liability on the part of King or Jones or any of their respective officers, directors, stockholders or Affiliates to the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the provisions of Section 7.3 and Section 9.5 of this Agreement will remain in full force and effect and survive any termination of this Agreement.

SECTION 9.3.  AMENDMENT

     This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Jones or the stockholders of King no amendment may be made which by law or rule of Nasdaq or NYSE, as the case may be, requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.4.  EXTENSION; WAIVER

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.5.  FEES, EXPENSES AND OTHER PAYMENTS

     (a) Except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses, whether or not the Merger is consummated; provided, however, that King and Jones shall share equally all costs and expenses (other than attorneys' and accountants' fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus.

     (b) If this Agreement is terminated (i) by King pursuant to Section 9.1(h), or (ii) by Jones pursuant to Section 9.1(j), then Jones shall pay to King a termination fee of One Hundred Million Dollars ($100,000,000) in cash (the "Termination Fee"), immediately upon such termination.

     (c) If this Agreement is terminated pursuant to Section 9.1(e) and at any time prior to such termination an Acquisition Proposal shall have been made to Jones or shall have been made directly to the stockholders of Jones or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Jones, and if an Acquisition Proposal involving Jones is thereafter consummated or Jones enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement, Jones shall pay to King the Termination Fee immediately upon the consummation of such Acquisition Proposal, or immediately upon the effective date of such definitive agreement, whichever is earlier.

     (d) If this Agreement is terminated by either King or Jones pursuant to
Section 9.1(f) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Jones at Jones Stockholders Meeting and an Acquisition Proposal involving Jones is thereafter consummated or Jones enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement pursuant to Section 9.1(f), then Jones shall pay to King the Termination Fee immediately upon the consummation of such Acquisition Proposal, or immediately upon the effective date of such definitive agreement, whichever is earlier.

     (e) If (i) this Agreement is terminated by either King or Jones pursuant to
Section 9.1(g) as a result of the failure to receive the requisite vote for approval from King's stockholders at the King Stockholders Meeting, (ii) at or prior to the King Stockholders Meeting an offer for a King Business Combination (as hereinafter defined) shall have been publicly announced, (iii) the terms of the King Business Combination shall have required termination of this Agreement as a condition to effect such King Business Combination, and (iv) such King Business Combination is thereafter consummated or King enters into a definitive agreement with respect to such King Business Combination within twelve (12) months after such termination of this Agreement, then King shall pay to Jones the Termination Fee immediately upon the consummation of such King Business Combination, or immediately upon the effective date of such definitive agreement, whichever is earlier. For purposes of this Section 9.5(e), "King Business Combination" means any of the following transactions involving the King and a party other than Jones or any Affiliate of Jones which has been approved and recommended by the Board of Directors of King: (A) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or the equity securities of the King, in a single transaction or series of related transactions, or (B) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the King.

     (f) If this Agreement is terminated by Jones pursuant to Section 9.1(i), then King shall pay to Jones the Termination Fee, immediately upon such termination.

     (g) Any payment required to be made pursuant to this Section 9.5 of this Agreement shall be made by wire transfer of immediately available funds to an account designated by King (in the case of payments due King) or by Jones (in the case of payments due Jones).

                                   ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     (a) Except as set forth in Section 10.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Affiliate of such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

     (b) The representations and warranties in this Agreement will terminate at the Effective Time; provided, however, that this Section 10.1(b) shall in no way limit or terminate any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after the termination of this Agreement pursuant to Article IX.

SECTION 10.2.  NOTICES

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below. A party electing to provide notice by electronic transmission as provided herein shall also provide mailed copies of any such notice.

        (a) If to King or Merger Sub:

               KING PHARMACEUTICALS, INC.
               501 Fifth Street
               Bristol, Tennessee 37620

               Telecopier No.: (423) 989-8006
               Attention: Chief Executive Officer

               and

               Telecopier No.: (423) 989-6282
               Attention: Executive Vice President and General Counsel

               With a copy (which shall not constitute notice) to:

               Hogan & Hartson L.L.P.
               8300 Greensboro Drive
               Suite 1100
               McLean, Virginia 22102
               Telecopier No.: (703) 610-6200
               Attention: Richard T. Horan, Jr., Esq.
                          Thomas E. Repke, Esq.

        (b) If to Jones:

               JONES PHARMA INCORPORATED
               1945 Craig Road
               P.O. Box 46903
               St. Louis, Missouri
               Telecopier No.: (314) 205-9497
               Attention: Chief Operating Officer

               With a copy (which shall not constitute notice) to:

               Greensfelder, Hemker & Gale, P.C.
               2000 Equitable Building
               10 South Broadway
               St. Louis, Missouri 63102-1774
               Telecopier No.: (314) 241-8624
               Attention: Edward A. Chod, Esq.
                          Charles H. Luedde, Esq.

SECTION 10.3.  CERTAIN DEFINITIONS

     For purposes of this Agreement, the term:

          "Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person and for purposes of this Agreement shall be deemed to include, without limitation, with respect to King and Jones (i) each executive officer of either King or Jones, respectively; (ii) each director of either King or Jones, respectively; and
     (iii) each beneficial owner of more than five percent (5%) of King Common Stock or Jones Common Stock, respectively, other than any such beneficial owner who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations.

          "beneficial owner" (including the terms "beneficial ownership" and "beneficially own") means with respect to any shares of capital stock, a Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (i) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
     (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

          "Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          "Encumbrance" shall mean any lien, pledge, charge, security interest or other encumbrance of any nature;

          "Indebtedness" of a Person shall mean (i) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (A) is due twelve months or more from the date of incurrence of the obligation in respect thereof or
     (B) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person); (iii) obligations of such Person under capital leases, (iv) obligations of such Person arising under acceptance facilities, (v) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (vi) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations of such Person upon which interest charges are customarily paid, (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (x) all executory obligations of such Person in respect of financial hedge contracts (including, without limitation, equity hedge contracts), (xi) all indebtedness of the types referred to in clauses (i) through (x) above for which such Person is obligated under a contingent obligation and (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee;

          "Intellectual Property" means all (i) patents and patent applications,
     (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data, and documentation, (v) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (vi) Internet domain names and applications for domain names, (vii) other proprietary rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium);

          "Material Adverse Effect" shall mean, with respect to a specified Person any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the business, operations, earnings or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole; provided, however, that any such change, event or effect which is caused by a decline in the price of a share of a Person's equity securities or a change in the trading volume of a Person's equity securities shall not be deemed to result in a Material Adverse Effect;

          "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group, including, without limitation, any entity or group as defined in Section 13(d) of the Exchange Act;

          "reasonable efforts" shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its reasonable efforts;

          "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (i) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise); and

          "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments or claims of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

SECTION 10.4.  HEADINGS

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.5.  SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or other judgment, decree, injunction or order, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.6.  ENTIRE AGREEMENT

     This Agreement (together with the Exhibits, the Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.7.  ENFORCEMENT

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.8.  ASSIGNMENT

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.9.  THIRD PARTY BENEFICIARIES

     Subject to Section 10.8, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights of the Indemnified Persons under Section 7.7.

SECTION 10.10.  GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.11.  COUNTERPARTS

     This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                          KING PHARMACEUTICALS, INC.

                                          By:      /s/ JOHN M. GREGORY
                                             -----------------------------------
                                              John M. Gregory
                                              Chairman of the Board &
                                              Chief Executive Officer

                                          SPIRIT ACQUISITION CORP.

                                          By:      /s/ JOHN M. GREGORY
                                             -----------------------------------
                                              John M. Gregory
                                              President

                                          JONES PHARMA INCORPORATED

                                          By:      /s/ DENNIS M. JONES
                                             -----------------------------------
                                              Dennis M. Jones
                                              Chairman of the Board,
                                              President and
                                              Chief Executive Officer

                                                                         ANNEX B

                                 July 13, 2000

Board of Directors
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620

Members of the Board:

     You have asked us to advise you with respect to the fairness to King Pharmaceuticals, Inc. ("King Pharmaceuticals") from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of July 13, 2000 (the "Acquisition Agreement"), among Jones Pharma Incorporated (the "Company"), King Pharmaceuticals and Jones Pharma Acquisition Corp. (the "Sub"), a wholly-owned subsidiary of King Pharmaceuticals. The Acquisition Agreement provides for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of King Pharmaceuticals and each outstanding share of common stock, par value $0.04 per share, of the Company will be converted into the right to receive 1.125 shares (the "Exchange Ratio") of common stock, no par value of King Pharmaceuticals ("King Pharmaceuticals Common Stock").

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and King Pharmaceuticals, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and King Pharmaceuticals, and have met with the Company's and King Pharmaceuticals' management to discuss the business and prospects of the Company and King Pharmaceuticals. We have also relied upon the views of the Company's and King Pharmaceuticals' management concerning the operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by the Company and King Pharmaceuticals, relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and King Pharmaceuticals.

     We have also considered certain financial and stock market data of the Company and King Pharmaceuticals, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the Company and King Pharmaceuticals and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and King Pharmaceuticals' management as to the future financial performance of the Company and King Pharmaceuticals and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or King Pharmaceuticals, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of King Pharmaceuticals Common Stock when issued to the Company's stockholders pursuant to the Merger or the prices at which shares of King Pharmaceuticals Common Stock will trade subsequent to the Merger.

     We have acted as financial advisor to King Pharmaceuticals in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

     In the past, we have performed certain investment banking services for King Pharmaceuticals and have received customary fees for such services.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and King
Pharmaceuticals for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of King Pharmaceuticals in connection with its consideration of the Merger and does not constitute a recommendation to any holder of King Pharmaceuticals Common Stock as to how such holder should vote with respect to any matter relating to the proposed Merger. Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to King Pharmaceuticals from a financial point of view.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                          By:       /s/ PAUL HENDERSON
                                             -----------------------------------
                                                       Paul Henderson
                                                          Director

                                                                         ANNEX C

                                                                   July 11, 2000

Board of Directors
Jones Pharma Incorporated
1945 Craig Road
St. Louis, MO 63146

Members of the Board:

     You have informed us that Jones Pharma Incorporated (the "Company"), King Pharmaceuticals, Inc. (the "Merger Partner"), and Spirit Acquisition Corp., a wholly-owned subsidiary of the Merger Partner ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") which provides, among other things, that Merger Sub will be merged with and into the Company (the "Merger") in a transaction in which each outstanding share of common stock, par value $0.04 per share, of the Company (the "Company Common Stock"), other than shares of the Company Common Stock held in treasury, all of which shall be canceled, will be converted into the right to receive 1.125 shares (the "Exchange Ratio") of common stock, no par value, of the Merger Partner (the "Merger Partner Common Stock").

     You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

     In arriving at the opinion set forth below, we have, among other things:

        (a) reviewed a draft dated July 7, 2000 of the Agreement;

        (b) reviewed certain publicly available business and financial information we deemed relevant relating to the Company and the Merger Partner and the industry in which they operate;

        (c) reviewed certain internal non-public financial and operating data and forecasts provided to us by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the amount and timing of the revenue enhancements expected to result from the Merger (the "Synergies") furnished to us by the Merger Partner;

        (d) discussed, with members of the senior managements of the Company and the Merger Partner, the Company's and the Merger Partner's operations, historical financial statements and future prospects, before and after giving effect to the Merger;

        (e) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies;

        (f) compared the proposed financial terms of the Merger with the financial terms of certain recent transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

          (g) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for us, or publicly available, for purposes of this opinion and have further relied upon the assurance of the managements of the Company and the Merger Partner that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company or the Merger Partner, nor have we conducted a physical inspection of the properties or facilities of the Company or the Merger Partner. We have assumed that the financial forecasts and the Synergies provided to or discussed with us by the Company and the Merger Partner have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company and the Merger Partner as to the future financial performance of their respective companies and the Synergies. We express no view as to such forecast or projection information or the assumptions on which they were based.

     For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or the Merger Partner are a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger. We have further assumed that the Merger will be accounted for as a pooling of interests under United States generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio and we express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matters relating thereto. In addition, we express no opinion as to the prices at which the Company Common Stock or the Merger Partner Common Stock will trade following the announcement or the consummation of the Merger, as the case may be.

     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, payment of a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have from time to time, provided investment banking services to the Merger Partner, including serving as co-manager in connection with the Merger Partner's initial public offering in 1998, for which we received usual and customary compensation, and in the future may continue to provide commercial and investment banking services. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Company and the Merger Partner for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

     This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Chase Securities Inc. be made by the Company, without the prior written consent of Chase Securities Inc.

                                              Very truly yours,

                                              CHASE SECURITIES INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, director, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. King has adopted the provisions of the Tennessee statute pursuant to Paragraph 9 of its Second Amended and Restated Charter. King also has a "Directors and Officers Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
  NO.     EXHIBIT
-------   -------
 2.1(1)   Agreement and Plan of Merger by and among King
          Pharmaceuticals, Inc., Jones Pharma Incorporated and Spirit
          Acquisition Corp., dated as of July 13, 2000 (included as
          Annex A to prospectus).
 3.1(2)   Second Amended and Restated Charter of King Pharmaceuticals,
          Inc.
 3.2(2)   Amended and Restated Bylaws of King Pharmaceuticals, Inc.
 5(1)     Opinion of Baker, Donelson, Bearman & Caldwell as to the
          validity of the securities registered hereunder, including the consent of Baker, Donelson, Bearman & Caldwell.
 8.1(1)   Opinion of Hogan & Hartson, LLP as to certain tax matters, including the consent of that firm.
 8.2(1)   Opinion of Greensfelder, Hemker & Gale, P.C. as to certain tax matters, including the consent of that firm.
10.1(2)   Promissory Note between RSR Acquisition Corporation
          (predecessor to King Pharmaceuticals, Inc.) and RSR
          Laboratories, Inc., dated December 28, 1993, in the amount of $3,500,000.
10.2(2)   Toll Manufacturing Agreement for APAP/Hydrocodone Bitartrate
          Tablets by and between Mallinckrodt Chemical, Inc. and King
          Pharmaceuticals, Inc.
10.3(3)   Credit Agreement, dated as of February 27, 1998, as amended and restated as of December 22, 1998 among King
          Pharmaceuticals, Inc., and the Lenders therein, Credit
          Suisse First Boston, as Administrative Agent, as Collateral
          Agent and as Swingline Lender, First Union National Bank, as
          Issuing Bank, and First Union National Bank and NationsBank,
          N.A., as Syndication Agents.
10.4(2)   Manufacture and Supply Agreement with Novartis (Ciba-Geigy
          Corporation) dated July 17, 1995.
10.5(2)   Supply Agreement with SmithKline Beecham Corporation dated
          July 16, 1996.

EXHIBIT
  NO.     EXHIBIT
-------   -------
10.6(2)   Trademark, Patent, Copyright and Know-How License Agreement
          between Warner-Lambert Company and Glaxo Wellcome Inc. dated as of June 30, 1996.
10.7(2)   Asset Purchase Agreement by and among Parkedale
          Pharmaceuticals, Inc., Warner-Lambert Company and Parke,
          Davis & Company, dated February 27, 1998, for the
          acquisition of assets related to the Parkedale Facility,
          Rochester, Michigan.
10.8(2)   Product Asset Purchase Agreement between Parkedale
          Pharmaceuticals, Inc. and Warner-Lambert Company, dated
          February 27, 1998, for the acquisition of Anusol-HC(R) and other products.
10.9(2)   Product Manufacturing Agreement between Santen Incorporated and Warner-Lambert Company, dated June 26, 1997, for the
          manufacture of Ofloxacin Otic Solution 0.3%.
10.10(2)  License Agreement by and among Warner-Lambert Company, Parke
          Davis & Company, and Parkedale Pharmaceuticals, Inc., dated
          February 27, 1998, for the use of the Anusol Trademark, the
          Anusol Mold, and Other Trademarks.
10.11(2)  Processing Services Agreement between Amgen, Inc., and
          Parke-Davis Division of Warner-Lambert Company, dated
          December 16, 1997, for the processing of Leptin, Epogen(R),
          Neupogen(R), Stemgen(R), and other products.
10.12(4)  General Products Agreement dated as of December 17, 1998, by and among Hoechst Marion Roussel, Inc., Hoechst Marion
          Roussel, Deutschland GmbH, and King Pharmaceuticals, Inc.
10.13(2)  1998 King Pharmaceuticals, Inc. Non-Employee Director Stock
          Option Plan.
10.14(2)  1997 Incentive and Nonqualified Stock Option Plan for
          Employees of King Pharmaceuticals, Inc.
10.15(5)  Co-Promotion Agreement, dated as of June 22, 2000, between
          American Home Products Corporation and King Pharmaceuticals,
          Inc. for Altace(R).
10.16(5)  Asset Purchase Agreement, dated as of June 22, 2000, between
          American Home Products Corporation and King Pharmaceuticals,
          Inc. for Nordette(R), Bicillin and Wycillin.
10.17(5)  Stock and Note Purchase Agreement, dated as of June 22,
          2000, between American Home Products Corporation and King
          Pharmaceuticals, Inc.
10.18(1)  Bridge loan arrangement entered into with Credit Suisse
          First Boston on July 7, 2000 for $50,000,000 for the purpose of paying certain amounts to American Home Products
          Corporation in connection with the Co-Promotion Agreement,
          Asset Purchase Agreement and Stock and Note Purchase
          Agreement.
21.1(6)   Subsidiaries of the Registrant
23.1(1)   Consent of Baker, Donelson, Bearman & Caldwell (included as part of Exhibit 5).
23.2(1)   Consent of Hogan & Hartson, LLP (included as part of Exhibit
          8.1).
23.3(1)   Consent of Greensfelder, Hemker & Gale, P.C. (included as
          part of Exhibit 8.2).
23.4(1)   Consent of PricewaterhouseCoopers LLP.

EXHIBIT
  NO.     EXHIBIT
-------   -------
23.5(1)   Consent of Ernst & Young LLP.
24(1)     Power of Attorney (included in signature page hereof).
99.1(1)   Form of Jones Pharma Incorporated proxy card.
99.2(1)   Form of King Pharmaceuticals, Inc. proxy card.
99.3(1)   Consent of G. Andrew Franz.
99.4(1)   Consent of Credit Suisse First Boston.
99.5(1)   Consent of Chase Securities Inc.

-------------------------

(1) Filed herewith.

(2) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-38753) filed October 24, 1997.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

(4) Incorporated by reference to the Company's Current Report on Form 8-K filed January 6, 1999.

(5) Incorporated by reference to the Company's Current Report on Form 8-K filed June 30, 2000.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

     (b) Not required.

     (c) See Annexes B and C to the joint proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS.

     (a) King hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) King hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of King's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) King hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), King undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) King undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of King pursuant to the foregoing provisions, or otherwise, King has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by King of expenses incurred or paid by a director, officer or controlling person of King in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, King will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) King hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) King hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bristol, State of Tennessee on July 28, 2000.

                                          KING PHARMACEUTICALS, INC.

                                          By:      /s/ JOHN M. GREGORY
                                             -----------------------------------
                                                       John M. Gregory
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                          By:      /s/ BRIAN G. SHRADER
                                             -----------------------------------
                                                      Brian G. Shrader
                                                   Chief Financial Officer

Date: July 28, 2000

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John M. Gregory, Jefferson J. Gregory and Joseph R. Gregory and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in his capacity as a director of King Pharmaceuticals, Inc., to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-4 of King relating to distribution of shares related to the merger of Jones Pharma Incorporated into King Pharmaceuticals, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                     SIGNATURE                              TITLE               DATE
                     ---------                              -----               ----

                /s/ JOHN M. GREGORY                  Chairman of the        July 28, 2000
---------------------------------------------------    Board and Chief
                  John M. Gregory                      Executive Officer

               /s/ JOSEPH R. GREGORY                 Vice Chairman of       July 28, 2000
---------------------------------------------------    the Board and
                 Joseph R. Gregory                     Director

                     SIGNATURE                              TITLE               DATE
                     ---------                              -----               ----

             /s/ JEFFERSON J. GREGORY                President and          July 28, 2000
---------------------------------------------------    Director
               Jefferson J. Gregory

               /s/ ERNEST C. BOURNE                  President,             July 28, 2000
---------------------------------------------------    International
                 Ernest C. Bourne                      Division, and
                                                       Director

              /s/ RICHARD C. WILLIAMS                Vice Chairman of       July 28, 2000
---------------------------------------------------    the Board and
                Richard C. Williams                    Director

          /s/ EARNEST W. DEAVENPORT, JR.             Director               July 28, 2000
---------------------------------------------------
            Earnest W. Deavenport, Jr.

            /s/ FRANK W. DEFRIECE, JR.               Director               July 28, 2000
---------------------------------------------------
              Frank W. DeFriece, Jr.

               /s/ D. GREGORY ROOKER                 Director               July 28, 2000
---------------------------------------------------
                 D. Gregory Rooker